UNITED STATES
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2023	Notice of Annual Meeting and Proxy Statement

Semtech Corporation 200 Flynn Road Camarillo, California 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 8, 2023

To Our Stockholders:

Notice is hereby given that the 2023 Annual Meeting of Stockholders of Semtech Corporation (the “Company”) will be held at the Sonesta Select Camarillo hotel, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 8, 2023 at 11:00 a.m., Pacific Time. The purposes of the meeting are to:

1.	elect ten directors nominated by the Company’s Board of Directors to hold office until the next annual meeting and until their respective successors are duly elected and qualified;

2.	ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2024;

3.	approve, on an advisory basis, executive compensation;

4.	approve, on an advisory basis, the frequency of future advisory votes on executive compensation; and

5.	transact any other business which may properly come before the 2023 Annual Meeting of Stockholders or any adjournments or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the 2023 Annual Meeting of Stockholders was the close of business on April 14, 2023. Holders of a majority of the outstanding shares of the Company’s common stock as of the record date must be present in person or by proxy in order to transact business at the meeting. A list of the stockholders as of the record date will be available for inspection by any stockholder at the Company’s offices located at 200 Flynn Road, Camarillo, California 93012, during ordinary business hours beginning on May 29, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 8, 2023: This Notice of Annual Meeting of Stockholders, the Proxy Statement and our Annual Report to Stockholders for fiscal year 2023, including our Form 10-K for the fiscal year ended January 29, 2023, are available at www.proxyvote.com. These materials are also available on our website at https://investors.semtech.com/ar2023 which does not have “cookies” that identify visitors to the site. Our proxy materials can be accessed without requiring the use of a control number.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2023 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by the Internet, telephone or mail using the instructions on the Notice of Internet Availability of Proxy Materials, or your proxy card or voting instruction form if you received a paper copy of the proxy materials in order to ensure the presence of a quorum.

By Order of the Board of Directors

Charles B. Ammann

Secretary

April 28, 2023

Camarillo, California

ATTENDING THE 2023 ANNUAL MEETING OF STOCKHOLDERS

For stockholders of record, the Notice of Internet Availability of Proxy Materials or proxy card is your ticket to the 2023 Annual Meeting of Stockholders. Please present your ticket together with picture identification when you reach the registration area at the 2023 Annual Meeting of Stockholders.

For stockholders who hold shares through a broker, bank or other nominee, please use a copy of your latest account statement showing your investment in our common shares as of the record date as your admission ticket for the meeting. Please present your account statement together with picture identification when you reach the registration area at the 2023 Annual Meeting of Stockholders. If you hold your shares through a broker, bank or other nominee, you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. A copy of your account statement is not sufficient for this purpose.

Semtech Corporation 2023 Proxy Statement

Semtech Corporation 2023 Proxy Statement

Special Note

Regarding Forward-Looking and Cautionary Statements

This Notice of Annual Meeting of Stockholders and Proxy Statement contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, operating results, and liquidity. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “estimate,” “should,” “will,” “designed to,” “projections,” or “business outlook,” or other similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: uncertainties related to the Company’s chief executive officer transition, including disruptions and uncertainties related thereto, the potential impact on the Company’s business and future strategic direction resulting from the chief executive officer transition, and the Company’s ability to retain other key members of senior management; the inherent risks, costs and uncertainties associated with integrating the Sierra Wireless acquisition successfully and risks of not achieving all or any of the anticipated benefits, or the risk that the anticipated benefits may not be fully realized or take longer to realize than expected; the uncertainty surrounding the impact and duration of supply chain constraints and any associated disruptions; future responses to and effects of the ongoing COVID-19 pandemic or other similar health crises; export restrictions and laws affecting the Company’s trade and investments, and tariffs or the occurrence of trade wars; worldwide economic and political disruptions, including as a result of inflation and the current conflict between Russia and Ukraine; competitive changes in the marketplace including, but not limited to, the pace of growth or adoption rates of applicable products or technologies; downturns in the business cycle; decreased average selling prices of the Company’s products; the Company’s reliance on a limited number of suppliers and subcontractors for components and materials; changes in projected or anticipated end-user markets. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the Company’s Annual Report on Form 10-K, including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and those set forth under “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission (“SEC”). In light of the significant risks and uncertainties inherent in the forward-looking information included therein and herein that may cause actual performance and results to differ materially from those predicted, any such forward-looking information should not be regarded as representations or guarantees by the Company of future performance or results, or that its objectives or plans will be achieved, or that any of its operating expectations or financial forecasts will be realized. Reported results should not be considered an indication of future performance. Investors are cautioned not to place undue reliance on any forward-looking information contained herein, which reflect management’s analysis only as of the date hereof.

These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statement to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated or future events, or otherwise.

In addition to regarding forward-looking statements with caution, you should consider that the preparation of the consolidated financial statements requires us to draw conclusions and make interpretations, judgments, assumptions and estimates with respect to certain factual, legal, and accounting matters. Our consolidated financial statements might have been materially impacted if we had reached different conclusions or made different interpretations, judgments, assumptions or estimates.

Semtech Corporation 2023 Proxy Statement

SEMTECH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 8, 2023

PROXY STATEMENT SUMMARY

This Proxy Statement Summary highlights information contained elsewhere in this Proxy Statement, which is first being sent or made available to stockholders on or about April 28, 2023. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

References in this Proxy Statement to “we,” “our,” “us” or “Semtech” refer to Semtech Corporation.

2023 Annual Meeting of Stockholders

Date and Time	Location	Record Date
Thursday, June 8, 2023 11:00 a.m., Pacific Time	Sonesta Select Camarillo hotel, 4994 Verdugo Way, Camarillo, California 93012	April 14, 2023

Matters To Be Voted Upon

The following table summarizes the proposals to be voted upon at the 2023 Annual Meeting of Stockholders to be held on June 8, 2023 (the “Annual Meeting”) and voting recommendations of the Board of Directors (the “Board”) with respect to each proposal.

Proposals	Board Recommendation	Page Reference
1. Elect ten directors nominated by the Company’s Board of Directors to hold office until the next annual meeting and until their respective successors are duly elected and qualified	FOR each nominee	3
2. Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2024	FOR	88
3. Approve, on an advisory basis, executive compensation	FOR	90
4. Approve, on an advisory basis, the frequency of future advisory votes on executive compensation	ONE YEAR	91

Semtech Corporation 2023 Proxy Statement  |  1

PROXY STATEMENT SUMMARY

Director Nominees

Name	Age	Director Since	Independent	Committee Membership

Rockell N. Hankin	76	1988	Yes	Nominating and Governance Committee Chair

Martin S.J. Burvill	64	2020	Yes	Compensation Committee

Rodolpho C. Cardenuto	63	2018	Yes	Audit Committee

Gregory M. Fischer	59	2023	Yes	Nominating and Governance Committee

Saar Gillai	56	2018	Yes	Compensation Committee

Ye Jane Li	55	2016	Yes	Compensation Committee

Paula LuPriore	65	2020	Yes	Audit Committee

Mohan R. Maheswaran	59	2006	No	–

Sylvia Summers	70	2013	Yes	Audit Committee Nominating and Governance Committee

Paul V. Walsh, Jr.	58	2023	Yes	Audit Committee Nominating and Governance Committee

Fiscal Year 2023 Business Highlights

Record Net Sales $757M Increased approximately $16 million, or 2%, from fiscal year 2022, with growth in Infrastructure and Industrial end markets. Includes 18 days of Sierra Wireless.	Record LoRa-Enabled Revenue $187M Grew 40% over fiscal year 2022, with cumulative LoRa connected end points of approximately 300M units.

Record Signal Integrity Product Group Revenue $304M Increased approximately $13 million, or 4.5%, from fiscal year 2022, driven by continued growth of PON-X.	Record Semtech Organic Non-GAAP Diluted EPS Up 8% Non-GAAP diluted earnings per share increased to $2.80 from $2.61 in fiscal year 2022.[1]

[1]	See Exhibit A for a reconciliation of non-GAAP diluted earnings per share to the most directly comparable GAAP measures.

2  |  Semtech Corporation 2023 Proxy Statement

ELECTION OF DIRECTORS

(Proposal Number 1)

Our business operates under the direction of our Board, which currently consists of twelve directors. Our Board, upon the recommendation of the Nominating and Governance Committee, has nominated ten directors to be elected at the Annual Meeting, each to serve until the following annual meeting of stockholders and until his or her respective successor is elected and qualified. With the exception of Messrs. Fischer and Walsh, all of the nominees were elected to their present terms of office by the stockholders at our 2022 annual meeting of stockholders. With the exception of Messrs. Fischer and Walsh in connection with the Cooperation Agreement (defined and described below), there are no arrangements or understandings between any nominee and any other person for selection as a nominee.

On March 17, 2023, we entered into a cooperation agreement (the “Cooperation Agreement”) with Lion Point Capital, LP and certain of its affiliates (“Lion Point”), pursuant to which, among other things, our Board agreed to appoint two new independent directors selected from a group of candidates provided by Lion Point in accordance with the terms of the Cooperation Agreement. Each of Messrs. Fischer and Walsh were appointed to the Board in accordance with the Cooperation Agreement. Accordingly, Messrs. Fischer and Walsh will be standing for election by our stockholders for the first time at the Annual Meeting. Further, under the terms of the Cooperation Agreement, the Board has commenced a search for two additional new independent directors, and will confer with Lion Point in good faith, and appoint those two new independent directors to the Board in accordance with the Cooperation Agreement.

Mr. Bruce C. Edwards and Mr. James T. Lindstrom are not standing for re-election. Messrs. Edwards and Lindstrom will continue to serve as directors until the Annual Meeting.

All of the nominees have consented to be named as nominees, and have indicated their intent to serve if elected. Unless a stockholder directs otherwise in its proxy it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any nominee is unable to serve, or for good cause will not serve, the named proxy holders will vote the shares for such other person, if any, as shall be designated by the Board or the Board may reduce the number of directors constituting the Board. Our Board currently has no knowledge or reason to believe that any of the nominees will be unable or unwilling to serve for good cause if elected.

Semtech Corporation 2023 Proxy Statement  |  3

ELECTION OF DIRECTORS (Proposal Number 1)

Our Board has a breadth of experience and reflects a diversity of perspectives and backgrounds.

Snapshot of Board Diversity(1)

(1)	This above represents our Board diversity assuming election to the Board of the director nominees named in this Proxy Statement at the Annual Meeting.

Our Board understands and appreciates the value and enrichment provided by a diverse board. As such, we actively seek diverse director candidates (see “Corporate Governance – Criteria and Diversity for Board Membership”).

Board Diversity Matrix (as of April 28, 2023)
Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	9	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	1	1	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

4  |  Semtech Corporation 2023 Proxy Statement

ELECTION OF DIRECTORS (Proposal Number 1)

✓	The Board recommends a vote FOR the election of each of the nominees listed below

Rockell N. Hankin

Age 76

Director since 1988

Chairman of the Board since 2006

Nominating & Governance Committee Chair

Private investor from January 2006 to date. Chief Executive Officer and Principal, Hankin & Co., a diversified business advisory and investment banking firm from June 1986 through December 2005. Chairman of the Board of the Kavli Foundation.

Mr. Hankin has spoken on corporate governance issues including at the Duke Capital Markets Director’s Education Institute, UCLA’s Director Certification Program, the University of Maryland Directors’ Institute and various other corporate governance programs.

Qualifications: Mr. Hankin’s qualifications to serve as a member of the Board include his 33 years of experience as Director of the Company which we believe provides our Board with specific expertise and insight into our business, his experience as a former chairman or a former director of other public and private companies and his advisory and corporate governance expertise.

Martin S.J. Burvill

Age 64

Director since October 2020

Compensation Committee

Held a variety of positions at Verizon Communications from 2006 through his retirement in 2019. From 2016 through 2019 Mr. Burvill was President, Business Markets, which provides fixed and mobile (4G/5G) networking, Internet of Things (IoT), security, and Cloud/IT services to U.S. Small and Medium Businesses (SMB’s) and state and local governments. From 2012 through 2016 he was Senior Vice President Global Operations of Verizon Enterprise. Prior to 2012 he was Vice President, Europe, and Vice President Global Solutions of Verizon Enterprise. Previously held executive positions at MCI Communications, Nexagent, Internap, Racal Telecom, British Telecom and S.I.T.A.

Highly experienced in serving the needs of regulated and non-regulated industries, and national / local governments, Mr. Burvill has extensive leadership and transformation skills including: P&L ownership, sales, marketing, operations, product management, digital transformation, cloud-based services, cybersecurity, mergers and acquisitions, and a diverse set of other corporate functions. Mr. Burvill worked in numerous countries around the world, including the United States, and in Europe, Asia, and South America. He serves on multiple private and institutional boards, including Chairman of the Board of OKIN BPS, a leading business process outsourcer, since 2022; Independent Director of Nexar Inc., a leading vision / AI data services based provider of solutions for optimizing commercial and leisure based road transportation, since 2022; and the Dean’s Advisory Board and the Institute for International Economic Policy Executive Circle — both at the Elliot School of International Affairs at George Washington University.

Qualifications: Mr. Burvill’s qualifications to serve as a member of the Board include his extensive expertise in general management, business transformation, network services, digital transformation, Cloud-based services, cybersecurity, and a diverse set of other corporate functions.

Semtech Corporation 2023 Proxy Statement  |  5

ELECTION OF DIRECTORS (Proposal Number 1)

Rodolpho C. Cardenuto

Age 63

Director since September 2018

Audit Committee

President, Applications Group of Vonage, a global business cloud communications company, since December 2019. Senior Vice President, Sales of Magic Leap, a private company focused on augmented reality products, from January 2019 until November 2019. President of SAP Americas, Inc. Global Partner Operations organization from 2014 to December 2018. Joined SAP in 2008 as President of SAP Latin America and the Caribbean and also served as President of SAP Americas in 2013. Held executive positions at Hewlett-Packard Company from 2001 to 2007, and prior to 2001, executive positions at Vesper, Nextel, and Hewlett-Packard Brasil Ltda.

Chairman of the Board of MIGNOW since February 2020, a private company specializing in SAP migration software.

Qualifications: Mr. Cardenuto’s qualifications to serve as a member of the Board include his more than 25 years of extensive and high level experience in the technology industry as well as his experience with global operations.

Gregory M. Fischer

Age 59

Director since April 2023

Nominating & Governance Committee

Most recently served as Senior Vice President and General Manager at Broadcom Inc., a public company and an American designer, developer, manufacturer, and global supplier of a wide range of semiconductor and infrastructure software products, from 2014 to May 2021, and as Vice President and General Manager of the Carrier Access Business from 2004 to 2014. Previously, Mr. Fischer served as Vice President and General Manager of the Video Products Business Unit at Conexant Systems, Inc., an American-based software developer and fabless semiconductor company, from 2002 to 2004, and as Director of Product Marketing and Business Development, from 1997 to 2002. Earlier in his career, Mr. Fischer served as Manager of Corporate Business Development at Rockwell International Corporation (n/k/a Rockwell Automation, Inc.), a major American manufacturing conglomerate involved in aircraft, the space industry, defense and commercial electronics, components in the automotive industry, printing presses, avionics and industrial products, from 1994 to 1997, and served in several design engineering and program management positions at Rockwell Collins Avionics Co. (before being purchased by Raytheon Technologies Corporation), an avionics technology company, from 1985 to 1994. Mr. Fischer has served as an independent advisor to Gerson Lehrman Group, Inc., a professional services firm, since December 2021, and AlphaSights Ltd., an information services company specializing in connecting clients with experts, since December 2021. Mr. Fischer has also served as President at Fischer Family Community Outreach, a foundation dedicated to feeding, clothing and housing indigent residents of San Diego County, since 2017.

Qualifications: Mr. Fischer’s qualifications to serve as a member of the Board include 30 years of experience operating and scaling wireline and wireless semiconductor businesses through multiple economic and technology cycles. Mr. Fischer has also led M&A and post-merger strategies, focusing on product line integration and operating expense management to achieve profitable franchise growth. Mr. Fischer was appointed to the Board pursuant to the Cooperation Agreement.

6  |  Semtech Corporation 2023 Proxy Statement

ELECTION OF DIRECTORS (Proposal Number 1)

Saar Gillai

Age 56

Director since September 2018

Compensation Committee

Independent board director and CEO advisor to multiple start-ups since January 2020. Executive mentor at The Exco Group since October 2020. Chief Executive Officer and Director of Teridion, a Cloud-based networking company, from October 2017 to December 2019. Senior Vice President and General Manager of Hewlett Packard Enterprise’s Communications Solutions Business from October 2014 to October 2016. Senior Vice President, General Manager and Chief Operating Officer of HP Cloud from November 2012 to October 2014. Previously held executive positions at 3Com, Enfora, Tropos Networks, and Cisco Systems.

Chairman of the Board of Liquid Instruments, a private company focused on next generation test equipment since March 2021. Director of Xilinx, a public company and the leading provider of All Programmable FPGAs, SoCs, MPSoCs and 3D ICs from May 2016 to February 2022 (acquired by AMD). Director of SpaceIQ, a private company and provider of smart IWMS/CAFM facility management software from July 2017 to August 2019 (acquired by WeWork).

Qualifications: Mr. Gillai’s qualifications to serve as a member of the Board include his senior executive and board experience in both startups and public companies and his over 30 years of experience in the technology industry.

Ye Jane Li

Age 55

Director since 2016

Compensation Committee

Strategic Advisor, Diversis Capital, LLC, a private equity firm that invests in middle-market companies, since 2013. Chief Operating Officer, Huawei Enterprise USA, Inc., a company that markets IT products and solutions to datacenters and enterprises from 2012 to 2015. Previously, General Manager at Huawei Symantec USA, Inc. from 2010 to 2012. Consultant in 2009 to The Gores Group, a private equity firm focusing on the technology sector. Executive Vice President and General Manager at Fujitsu Compound Semiconductor Inc. and its Joint Venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc., from 2004 to 2009. Prior to 2004, held executive and management positions with NeoPhotonics Corporation, Novalux Inc. and Corning Incorporated.

Director of PDF Solutions, Inc. since November 2021, a public company that provides comprehensive data solutions designed to empower organizations across the semiconductor ecosystem to improve the yield and quality of their products and operational efficiency for increased profitability. Director of CTS Corporation since May 2020, a public company and a leading designer and manufacturer of products that sense, connect and move. Director of Knowles Corporation since February 2018, a public company and leading supplier of advanced micro-acoustic, audio processing, and precision device solutions. Director of ServicePower since July 2017, a private company that provides mobile workforce management software solutions. Director of Women in Cable TV and Telecommunications from 1998 to 2001, a non-profit organization promoting women’s leadership in Cable TV and Telecommunications industries.

Qualifications: Ms. Li’s qualifications to serve as a member of the Board include her senior executive level experience in a wide range of technology companies from telecommunication components and systems, to semiconductor to IT and datacenters representing a variety of market segments Semtech serves, as well as her experience as a director of private and public companies. Her background and experience also provides the Board with invaluable insights into Asian markets, which are important strategic markets for us.

Semtech Corporation 2023 Proxy Statement  |  7

ELECTION OF DIRECTORS (Proposal Number 1)

Paula LuPriore

Age 65

Director since October 2020

Audit Committee

CEO and Co-founder of Wujitech, Inc., a private Cloud-based company delivering bio-analytic software solutions since 2010. From 2002 through 2010 she served at Asyst Technologies, Inc., a public robotic automation, technology and manufacturing company for the semiconductor industry, most recently as Interim CEO, and previously as EVP and COO. Ms. LuPriore began her career as a software engineer at IBM and spent 23 years leading various organizations across product engineering, strategy, marketing, and technical sales. Her leadership roles included various Senior Executive roles such as VP of IBM’s Storage Networking Division where she led the product group targeting the Network Attached Storage (NAS) market.

Director of Wujitech, Inc., a private company since 2011. In 2015, she served as an Independent Director of PCS Edventures Inc., a publicly traded technology company that designs and delivers education products and services for the science, technology, engineering, and mathematics (STEM) market. Her role on the Board included serving on the audit and compensation committees.

Qualifications: Ms. LuPriore’s qualifications to serve as a member of the Board include her extensive experience as a Senior Executive in public global technology companies with a strong background in technology, product, strategy, and business operations. Her broad set of experience spans Information Technology Enterprise Software and Hardware, Semiconductor, and Networking markets, bringing expertise in Data Center, Cloud Computing, and Consulting Services across various industries in domestic and international markets.

Mohan R. Maheswaran

Age 59

Director since 2006

President and Chief Executive Officer of the Company since April 2006. He was Executive Vice President and General Manager of Intersil Corporation (“Intersil”), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was previously employed by Elantec Semiconductor as Vice President of Business Development and Corporate Strategy from January 2001 to June 2001; by Allayer Communications, a communications integrated circuit startup acquired by Broadcom Corporation; and by IBM Microelectronics, Texas Instruments Incorporated, Hewlett-Packard Company and Nortel Communications.

Qualifications: Mr. Maheswaran’s qualifications to serve as a member of the Board include his years of senior executive, management, and development experience at analog semiconductor companies. Mr. Maheswaran’s current position as our President and Chief Executive Officer also brings to the Board knowledge of the day-to-day operations of the Company, which provides invaluable insight to our Board as it reviews the Company’s strategic and financial plans.

8  |  Semtech Corporation 2023 Proxy Statement

ELECTION OF DIRECTORS (Proposal Number 1)

Sylvia Summers

Age 70

Director since 2013

Audit Committee

Nominating and Governance Committee

Prior to retirement, Chief Executive Officer, President and Director of Trident Microsystems, Inc., a company that delivers integrated circuits to the digital TV and set top box markets, from 2007 through 2011. Previously Executive Vice President and General Manager at Spansion Ltd. from 2003 to 2007 and Group Vice President at Cisco Systems, Inc. from 2001 to 2002.

Director of Aristocrat Leisure Limited, a company listed on the Australian Stock Exchange and a leading provider of gaming solutions, since September 2016. Previously served as a director of public companies, including Headwaters, Inc. from 2013 to 2017, Alcatel-Lucent from 2015 to 2016, JNI Corporation from 2001 to 2003, Riverstone Networks Inc. from 2002 to 2006 and Gadzoox Networks, Inc. from 2001 to 2003 where she served on the audit and compensation committees.

Qualifications: Ms. Summers’ qualifications to serve as a member of the Board include her senior executive level experience in technology-related industries and experience as a director of several public companies, which we believe provides our Board with valuable executive-level insights and board-level experience.

Paul V. Walsh , Jr.

Age 58

Director since 2023

Audit Committee

Nominating and Governance Committee

Prior to retirement, served as Chief Financial Officer, Senior Vice President and Treasurer, at Allegro MicroSystems, Inc., a publicly traded global semiconductor company that designs and manufactures advanced sensor and power management integrated circuits for the automotive and industrial end markets (“Allegro”), from 2014 to February 2022. Prior to joining Allegro, Mr. Walsh served as the Chief Financial Officer and Senior Vice President of Rocket Software, Inc., a global software development firm, from 2013 to 2014. From 2004 to 2013, Mr. Walsh served in several senior financial leadership roles at Silicon Laboratories Inc., a publicly traded global technology company that designs and manufacturers semiconductors, other silicon devices and software, including as: Chief Financial Officer and Senior Vice President, from 2011 to 2013; Chief Accounting Officer and Vice President of Finance, from 2006 to 2011; Interim Chief Financial Officer in 2006; Corporate Controller, from 2005 to 2006; and Director of Finance, Worldwide Operations, from 2004 to 2005. Earlier in his career, Mr. Walsh held several finance and operations positions at PerkinElmer, Inc., a publicly traded diagnostics, life science research, food, environmental and industrial testing services and technology provider, from 2003 to 2004, Teradyne, Inc., a publicly traded automatic test equipment designer and manufacturer, from 2000 to 2003, and Analog Devices, Inc., a publicly traded semiconductor company specializing in data conversion, signal processing and power management technology, from 1992 to 2000. Mr. Walsh began his career as a mechanical engineer at R.G. Vanderweil Engineers LLP, a mechanical and electrical engineering firm, from 1987 to 1990. Mr. Walsh currently serves as an adviser to the board of directors and audit committee of Anokiwave, Inc., a late-stage semiconductor company, since October 2022, and as an adjunct professor at Brown University in its School of Professional Studies’ Master’s in Technology Leadership (MTL) program, since April 2022. Mr. Walsh has served on the board of directors of Nitero, Inc., a venture-backed startup semiconductor company, from 2012 to 2015, Grande Communications Networks, LLC, a broadband communications provider of cable and internet services (“Grande”), from 2008 to 2010, including as chairman of Grande’s audit committee, and the Eanes Independent School District, from 2011 to 2013.

Qualifications: Mr. Walsh’s qualifications to serve as a member of the Board include his extensive experience in the global semiconductor industry, across nearly 30 years as well as serving as Chief Financial Officer for two of those public companies, which we believe provides our Board with valuable executive-level insights and broad and diverse operational industry experience. Mr. Walsh was appointed to the Board pursuant to the Cooperation Agreement.

Semtech Corporation 2023 Proxy Statement  |  9

CORPORATE GOVERNANCE

Code of Conduct

The Board has adopted a written Core Values and Code of Conduct (“Code of Conduct”) that applies to our directors and employees of the Company, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct, which is the Company’s written “code of conduct” within the meaning of the Nasdaq Listing Rules applicable to companies whose stock is listed for trading on the Nasdaq Stock Market LLC (“Nasdaq”) and which constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002, expresses the Company’s commitment to the highest standards of ethical business conduct. Our Code of Conduct can be found on the Company’s website at https://investors.semtech.com under “Governance.”

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that set forth key principles that guide its actions. Some of these principles are discussed below. Our Corporate Governance Guidelines can be found on the Company’s website at https://investors.semtech.com under “Governance.”

Independence

Our Board has determined that each of Messrs. Hankin, Burvill, Cardenuto, Edwards, Fischer, Gillai, Lindstrom, and Walsh and each of Mses. Li, LuPriore and Summers, are independent under applicable Nasdaq rules and the Board is comprised of a majority of independent directors. The Board determined that Mr. Maheswaran does not meet the independence standards due to his employment by the Company.

In making these determinations, our Board considered the relationships that each director has with us and all other facts and circumstances our Board deemed relevant in determining independence, including the recommendation of Messrs. Fischer and Walsh by Lion Point as described above.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer and Chairman of the Board are separate positions under the Board’s current leadership structure. The Chief Executive Officer establishes the corporate direction and strategy, and is responsible for the day-to-day leadership of the Company. The Chief Executive Officer is subject to certain Board-established grants of authority, an annual business plan approved by the Board, and a Board Review Policy, under which the Board reserves for its action certain material, key strategic, or related matters, and notes matters of Company action on which the Board is to be kept informed. The Chairman of the Board provides guidance to the Chief Executive Officer, presides over the meetings of the stockholders and directors, and guides the Board in fulfilling its obligations. The Chairman of the Board and the Chief Executive Officer hold meetings on a regular basis to discuss both near term and longer range strategic matters. The Chairman of the Board and the Chief Executive Officer collaborate on the preparation of the agenda for each regular Board meeting to set matters to be presented to the Board for its information, attention and action as necessary. Following each meeting of the Board after the independent directors have met in executive session per the Board’s standard practice, the Chairman of the Board meets with the Chief Executive Officer to provide feedback on matters raised during the meeting of the Board, and on matters considered for further action or follow-up. On behalf of the Board, the Chairman of the Board also provides one-on-one performance feedback to the Chief Executive Officer. The Board feels this structure facilitates efficient management oversight and enables the Board to effectively meet its governance duties.

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CORPORATE GOVERNANCE

Corporate Social Responsibility and Sustainability

The Company and the Board are focused on corporate social responsibility and sustainability. The Company’s Environmental, Social and Governance Committee, consisting of members of management representing various functional groups, works to identify additional ways that the Company can foster a diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities and minimize our environmental impact. The committee reports its findings to the Board at least semi-annually. The Company has designated Julie McGee, our Senior Vice President and Chief Marketing Officer, to be responsible for environmental, social and governance related matters. In addition, the Nominating and Governance Committee of the Board has oversight over the Company’s corporate responsibility and sustainability principles, programs and practices, including environmental and social affairs, and programs and initiatives focused on the Company’s culture, diversity, equity and inclusion.

The Company also aims to contribute to the communities where we live and work, and believes that this commitment helps in our efforts to attract and retain employees. We offer our employees the opportunity to give back to their local communities or contribute to charities and provide opportunities to facilitate participation by our employees in these initiatives.

Additional information regarding our policies and practices related to environmental, social and governance matters, including the Company’s Environmental Management Manual, Environmental Key Performance Indicators and Supplier Code of Conduct, can be found on the Company’s website at https://investors.semtech.com under “ESG.” In addition, the Company will publish its first ESG report in April of 2023 demonstrating the Company’s commitment to U.N. Sustainability Goals with a focus on the social benefits of its product portfolio.

Human Capital and Culture

The Board oversees the Company’s human capital, with focus on culture, the health, safety and wellness of the Company’s employees and the development of talent. The Board considers Chief Executive Officer succession and development, and the Compensation Committee considers and discusses with the Chief Executive Officer succession and development planning for other executive positions, diversity initiatives, and employee engagement. We expect all directors and employees of the Company (including our executive officers) to uphold our Code of Conduct. Our focus on innovation gives us a unique appreciation to the importance of recruitment, retention and the professional development of our employees. The health and wellbeing of our employees and their families remains our highest priority, and supporting and improving the local communities in which our employees are located is an important part of our culture.

•

Talent. The Company’s talent strategy involves our efforts to achieve an optimal balance of internal development, supplemented by external hires. We believe this approach contributes to and enhances our employee loyalty and commitment. We support and develop our employees through global training and development programs targeted at building and strengthening our employees’ leadership and professional skills.

•

Compensation. Our pay-for-performance philosophy incentivizes individual and team performance that directly contributes to the achievement of Company objectives. We provide compensation packages that include a competitive base salary, annual incentive bonuses, and long-term equity awards, as appropriate. Our compensation program is designed to attract, reward and retain those highly-talented individuals who possess the critical skills necessary to support our business objectives, contribute to the achievement of our annual strategic goals and create long-term value for our stockholders. We believe that a compensation program that rewards employees both for short-term and long-term performance aligns employees’ and our stockholders’ interests.

•

Health & Wellbeing. We provide our employees and their families’ access to a variety of flexible and convenient health and welfare programs, including benefits that support their physical and mental health through tools and resources to help them improve or maintain their health status. In addition, in 2021 we

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launched the Semtech Women’s Leadership Council to oversee initiatives to attract, develop, promote and retain female talent and in 2022, we introduced a new financial wellbeing program for our U.S. based employees. We plan to expand this program and other elements of our health and wellbeing initiatives in calendar year 2023.

•

Diversity & Inclusion. The Company is committed to efforts to increase diversity and foster an inclusive work environment through the Company’s core values and principles. The Company also provides training to all employees to improve their understanding of behaviors that can be perceived as discriminatory, exclusionary and/or harassing, and encourage employees to report such behaviors to management or via an anonymous hotline.

As we announced in a Form 8-K filed with the SEC on March 16, 2023, Mr. Maheswaran announced that he intends to retire as our Chief Executive Officer. The Board has already commenced a formal comprehensive search for the Company’s next Chief Executive Officer and retained a leading executive search firm to assist in the search.

The Board’s Role in Risk Oversight and Management

The Board actively oversees risk management of the Company, including having the Audit Committee provide oversight over the Company’s information technology and cybersecurity policies and procedures. Management reports to the Board on information security matters on a quarterly basis. In addition, the Audit Committee oversees management’s risk assessments which are conducted regularly to mitigate potential information and security risks. We have not experienced a significant security breach in the past three years. We also provide our employees annually with cybersecurity awareness training.

The Audit Committee serves as the focal point at the Board level for overseeing the Company’s overall risk management process. Among its duties, the Audit Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks.

The Company periodically conducts enterprise risk assessment evaluations with Audit Committee oversight and participation. The results of the enterprise risk assessment conducted in fiscal year 2021 were reported to the Audit Committee Chair and were presented to the Board for evaluation, identification of matters for additional attention, and overall risk management. The Audit Committee continues to oversee fulfillment of management initiatives instituted to address risks identified in the enterprise risk assessment process.

Our other Board committees also consider and address risk as they perform their respective committee responsibilities. Our Compensation Committee oversees the management of risks relating to our compensation arrangements with senior officers. Our Nominating and Governance Committee oversees the nomination of individuals with the judgment, skills, integrity, and independence necessary to oversee the key risks associated with our company, as well as risks inherent in our corporate structure. All committees report to the Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. After receiving a report from a committee, the Board provides guidance as it deems necessary. In addition, the oversight and review of other strategic risks are conducted directly by the full Board.

Specific Company management functions are responsible for day-to-day risk management. Our accounting, finance, legal, operations, and internal audit areas serve as the primary monitoring and testing functions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, international, and compliance and reporting levels.

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CORPORATE GOVERNANCE

The Board believes that its grants of authority to the Chief Executive Officer and under the Board Review Policy for the Chief Executive Officer as noted above in “Board Leadership Structure” serve to oversee and manage risks by ensuring that the Board is kept well informed on material matters, and is the ultimate approving authority for selected matters. The Board also receives regular reports from the Chief Executive Officer reporting on areas involving operational, human resources, legal, compliance, financial and strategic short-, intermediate- and long-term risks, as well as reports from senior officers of the Company on selected matters as requested from time to time by the Board as part of its recurring meeting and educational process. The Board receives such reports from the Chief Executive Officer and senior executives to enable the Board to understand the identification, management and mitigation strategies for the reported risks.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has adopted stock ownership guidelines (as described below in the section titled “Compensation Discussion and Analysis”) that, among other things, are intended to align the interests of stockholders, and the Company’s directors and officers. In keeping with the intent of the stock ownership guidelines, as well as for the purpose of clearly outlining the Company’s position on acceptable trading activity, the Company has incorporated prohibitions on various hedging activities within its stock trading guidelines, which guidelines apply to directors, officers and employees. The stock trading guidelines prohibit directors, officers and employees or their designees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the securities of the Company. The guidelines prohibit all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. The guidelines also prohibit pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement.

Risk Assessment of Compensation Programs

In compliance with SEC disclosure requirements, we have evaluated our compensation policies and practices to determine if any of our programs create risks that are reasonably likely to have a material adverse effect on the Company. We have concluded that our compensation policies and practices do not create such risks. We evaluated our executive compensation program, as well as our broad-based compensation and benefits programs on a worldwide basis. We focused on looking at whether any program’s elements, criteria, purposes or objectives create undesired or unintended risk of a material nature. While all programs were evaluated, primary review and attention was placed on programs having potential for variable payouts where an individual participant or small groups of participants might have the ability to directly affect, control or impact payout results. We believe that all compensation programs are structured with a combination of appropriate controls, objective measurement variables, review authorities and/or payment methodologies that, in the aggregate, are designed and administered so that there is not any reasonable likelihood of material adverse risks to the Company arising from or caused by any of our compensation programs. In addition, “claw-back” rights and provisions in applicable executive compensation plans as discussed below in our “Compensation Discussion and Analysis” are additional safeguards that encourage executives to not take unnecessary or excessive risks.

In particular, base salaries are fixed in amount and are, therefore, not susceptible to encouraging unnecessary or excessive risk taking. Although the performance-based, short-term annual cash incentives for our executives focus on achievement of short-term individual performance and business-related goals, which could encourage taking of short-term risks at the expense of long-term goals, this element of

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compensation is offset and balanced by the Company’s use of long-term, multi-year incentive programs that are designed to align our executives’ interests with those of the Company’s stockholders. Our Compensation Committee also retains discretion to reduce or eliminate short-term annual cash incentives for our executives. We believe that long-term, multi-year incentive programs do not encourage unnecessary or excessive risk taking because the ultimate value of these programs is tied to the value of the Company’s stock, awards with performance-based vesting components are balanced with awards that have a value based solely on our stock price with long-term vesting schedules and no performance-based vesting components, and the grant dates, vesting dates and any applicable performance measurement periods are staggered over multiple years to ensure that executives have a significant stake in the long-term performance of the Company’s stock.

Evaluation of Chief Executive Officer Performance

In concert with our Compensation Committee in accordance with that Committee’s charter, the Board of Directors oversees and evaluates the performance of the Chief Executive Officer on an ongoing basis. Such evaluation includes regular assessment of his performance against goals and objectives established in connection with his compensation programs, as well as his overall performance in leading and managing the Company.

Annual Board Evaluation

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee at least annually reviews, discusses and assesses the performance and effectiveness of the Board and the individual directors and makes relevant recommendations to the Board. The Nominating and Governance Committee also considers the self-evaluations of each standing committee and evaluates the need for any restructuring of the committees. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

In general, at the end of each fiscal year the Board completes an evaluation process focusing on the effectiveness of the performance of the Board as a whole and the background and skills of each director. The Chairman of the Board separately interviews each of the individual directors to document their views on Board operations and performance, including the performance of their fellow directors. The Chairman reports the results of these interviews to the entire Board. In addition, each director completes self-assessments regarding the effectiveness of each committee on which such director serves, which are reviewed by the Nominating and Governance Committee and reported to the entire Board.

Director Attendance at Meetings

Directors are expected to devote sufficient time to the Board and its committees and to carry out their duties and responsibilities effectively. It is expected that each director will be available to attend all meetings of the Board and any committees on which the director serves, as well as the Company’s annual meeting of stockholders. During the Company’s last fiscal year, the Board held seven regularly scheduled meetings and 18 committee meetings. Each of our directors attended 75% or more of the aggregate of the meetings of the Board and the meetings of the committees of the Board on which such director served during the period that such director served in the last fiscal year. As is our practice, the independent directors met in an executive session without management present at several of these meetings. It is the policy of the Company that all of the directors attend the annual meetings of stockholders unless important personal reasons prohibit it. Each director then in office attended last year’s Annual Meeting held in June 2022 in person or by telephone.

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CORPORATE GOVERNANCE

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and Board committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance. The Company provides each director with membership in the National Association of Corporate Directors. Each director is required to participate, at the Company’s expense, in a minimum amount of director education during a given two-year period. A “two-year” period ends each even numbered fiscal year of the Company.

Overboarding Policy

Our directors are generally limited to serving on the boards of directors of not more than three total public companies, excluding our Company, directors who are executive officers of the Company may serve on the boards of no more than one other public company and up to two private companies (with the approval of the Board), and directors who are chief executive officers or senior executives of public corporations or large non-profit entities may serve on the Boards of no more than one other public company. Directors are expected to advise the Company in advance of accepting an invitation to serve on the board of another public company or any assignment to the audit committee or compensation committee of the board of any public company. Our Nominating and Governance Committee reviews this policy periodically as part of its review of our Corporate Governance Guidelines.

Committees

The Board has an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Committee assignments and designations of committee chairs are made annually by a vote of the Board at the annual organizational meeting of directors held in conjunction with the annual meeting of stockholders. The written charters of these committees are available under “Governance” on our website at https://investors.semtech.com. All committees are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self-evaluation and assessment of its charter. Current committee assignments are set forth in the following table:

Director	Audit	Compensation	Nominating and Governance
Rockell N. Hankin, Chairman of the Board			Chair
Martin S.J. Burvill		✓
Rodolpho C. Cardenuto	✓
Bruce C. Edwards		Chair	✓
Gregory M. Fischer			✓
Saar Gillai		✓
Ye Jane Li		✓
James T. Lindstrom	Chair		✓
Paula LuPriore	✓
Sylvia Summers	✓		✓
Paul V. Walsh, Jr.	✓		✓
Number of meetings during fiscal year 2023	8	5	5

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CORPORATE GOVERNANCE

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of five Board members, each of whom the Board has affirmatively determined is independent as defined by Nasdaq and SEC rules applicable to audit committee members, is financially sophisticated as defined by Nasdaq rules, and is an audit committee financial expert as defined by SEC rules.

The Audit Committee’s responsibilities are set forth in a written charter and include assisting the Board in overseeing the:

•	accounting and financial reporting processes of the Company;

•	Company’s internal audit function;

•	integrity of the Company’s financial statements and systems of internal controls and disclosure controls;

•	audits of the Company’s financial statements;

•	appointment, compensation, retention and work of the auditor;

•	Company’s financial risk; and

•	Company’s compliance with legal and regulatory requirements and the Company’s Code of Conduct.

The Audit Committee meets periodically with the Company’s independent registered public accounting firm outside the presence of Company management. The Audit Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management.

The Audit Committee may also delegate to subcommittees such authority as it deems appropriate. The Audit Committee has no current intention to delegate any of its authority to any other committee or subcommittee, except as disclosed under the heading “Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit Services.”

The Audit Committee has adopted a policy regarding pre-approval of services to be provided by the Company’s independent registered public accounting firm, which is described below under the heading “Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit Services,” and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading “Contacting The Board Of Directors.”

Compensation Committee

The Compensation Committee’s written charter requires that its members satisfy the independence requirements of Nasdaq and applicable law. The Compensation Committee consists of four Board Members, each of whom the Board has affirmatively determined satisfies these independence requirements. The Compensation Committee charter sets forth the purpose and responsibilities of the Compensation Committee, which include the following:

•	reviewing and approving goals and objectives for our Chief Executive Officer, and evaluating his performance against those goals and objectives;

•	determining (or recommending to the Board for determination) all elements of the Chief Executive Officer’s compensation and that of our other executive officers;

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•	reviewing the Company’s management development programs and succession plans;

•	periodically reviewing the Company’s executive incentive programs and benefit plans;

•	carrying out all responsibilities and functions assigned to it by the documents governing the Company’s incentive programs and benefit plans;

•	making and approving equity awards; and

•	reviewing and making recommendations to the Board with respect to the compensation of our directors who are not also employed by the Company or one of our subsidiaries (“Non-Employee Directors”).

The Compensation Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Compensation Committee may also delegate to subcommittees such authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee.

In fiscal year 2023, the Compensation Committee retained Compensia, Inc. (“Compensia”) to assist it in reviewing our compensation programs and the evaluation of specific compensation-related matters. As discussed under “Compensation Discussion and Analysis —Our Guiding Compensation Principles— Role of Committee Advisors” below, the Compensation Committee has assessed the independence of Compensia, Inc. and has concluded that its engagement of Compensia, Inc. does not raise any conflict of interest with the Company. The services provided by Compensia, Inc. in fiscal year 2023 are also discussed in that section.

Nominating and Governance Committee

The Nominating and Governance Committee’s written charter charges it with assisting the Board by:

•	identifying and evaluating individuals qualified to become members of the Board;

•	recommending to the Board director nominees for election at each annual meeting and to fill vacancies on the Board;

•	making recommendations to the Board regarding the Board offices of Chair and Vice Chair, assignments to Board committees and committee chairs;

•	overseeing the effectiveness of and recommending changes to the Company’s Corporate Governance Guidelines;

•	making other recommendations to the Board regarding corporate governance matters and nomination and evaluation matters relating to the directors;

•	overseeing the evaluation of the Board;

•

overseeing the Company’s corporate responsibility and sustainability principles, programs and practices, including environmental and social affairs, and programs and initiatives focused on the Company’s culture, diversity, equity and inclusion; and

•	taking such other actions within the scope of its charter as the Committee deems necessary or appropriate.

The Nominating and Governance Committee consists of six Board members, each of whom the Board has affirmatively determined is independent as defined by Nasdaq rules. The Nominating and Governance Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The

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CORPORATE GOVERNANCE

Nominating and Governance Committee may also delegate to subcommittees such authority as it deems appropriate. The Nominating and Governance Committee has no current intention to delegate any of its authority to any other committee or subcommittee.

Corporate Governance Materials

The following materials are available free of charge under the “Investors” page of the Company’s website at www.semtech.com or by sending a request for a paper copy to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012:

•	Bylaws

•	Core Values and Code of Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Director Nominations Policy

•	Director Compensation Policy

•	Director Stock Ownership Guidelines

•	Executive Stock Ownership Guidelines

•	Related-Persons Transaction Policy

•	Board Committee Assignments

•	Stock Trading Guidelines

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TRANSACTIONS WITH RELATED PARTIES

We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our directors, executive officers, 5% stockholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy supplements our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all directors and employees are expected to avoid actual or apparent conflicts between personal interests and interests of the Company. The policy is administered by the Audit Committee and related-person transactions are approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant including:

•	the amount involved and the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest and whether entering into the transaction would be consistent with the Company’s Code of Conduct;

•	whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms;

•	whether there are business reasons and potential benefits to the Company to enter into the transaction;

•	whether the transaction was or will be undertaken in the ordinary course of business of the Company;

•

in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the impact of the transaction on a director’s independence;

•	whether it is a single transaction or a series of ongoing, related transactions;

•	whether the transaction is fair to the Company; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Since January 31, 2022, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, persons who we know hold more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than certain compensation agreements, which are described elsewhere in this Proxy Statement.

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CONTACTING THE BOARD OF DIRECTORS

General Business Matters

Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any committee or director, about Company business by writing to such party in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012. Stockholders are encouraged to include evidence of their holdings with their communications. The Company’s Secretary will forward communications as applicable to the Chairman of the Board, the applicable committee chair, or individual named director if a communication is directed to an individual director. Any communication deemed to involve an accounting matter will be sent to the Chair of the Audit Committee. Advertisements, solicitations or hostile communications will not be presented.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Employees with concerns regarding Accounting Matters may report their concerns in writing to our Chief Financial Officer, Chief Executive Officer or Chief Legal Officer. Employees may also report concerns regarding Accounting Matters anonymously directed to the Audit Committee via the on-line confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012.

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DIRECTOR NOMINATIONS

Criteria and Diversity for Board Membership

All persons nominated to serve as a director of the Company should possess the minimum qualifications, skills and attributes as determined by our Board. The qualifications, attributes and skills noted below are illustrative but not exhaustive. The Nominating and Governance Committee will also consider the contributions that a candidate can be expected to make to the Board based on the totality of the candidate’s background, credentials, experience and expertise, the diversity and composition of the Board at the time, and other relevant circumstances.

Key qualifications include:

•

Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•	Experience or Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

•	Integrity. All candidates must be individuals of personal integrity and ethical character.

•

Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

•

Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

•	Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

•

Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meeting of stockholders.

•

Diversity. Although we do not have a formal diversity policy, when considering diversity in evaluating candidates, the Nominating and Governance Committee focuses on whether candidates can contribute varied perspectives, skills, experiences and expertise to the Board. The Nominating and Governance Committee will seek to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender and ethnicity.

Evaluation of Nominees

The Nominating and Governance Committee will identify potential candidates for Board membership, when applicable, through professional search firms and personal referrals. Candidacy for Board membership requires the final approval of the Board. Each year, the Board proposes a slate of director nominees for consideration by our stockholders, who elect the members of the Board at the annual meeting of stockholders. Stockholders may also propose nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information regarding proposed candidates to the Company’s Secretary in accordance with the procedure for submitting stockholder nominations set forth under “Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee” below. Candidates are evaluated by the Nominating and Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate director candidates proposed by our stockholders in the same manner and using the same criteria as used for any other director candidate.

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DIRECTOR NOMINATIONS

Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) must be received no later than March 10, 2024; must otherwise be made in accordance with our Director Nominations Policy; and must contain the following information as specified in the policy:

(a)	as to each person whom the stockholder proposes to nominate for election as a director:

(i)

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, any directorships held during the past five years, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);

(ii)	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company); and

(iii)

the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of a specified limit and certain other types of business relationships with the Company).

(b)	as to such stockholder giving notice:

(i)	the name and address, including telephone number, of the recommending stockholder;

(ii)	the number of the Company’s shares owned by the recommending stockholder and the time period for which such shares have been held;

(iii)

if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held; and

(iv)	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders.

(c)	additional items:

(i)

describe all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

(ii)	describe all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, or other persons with special interests regarding the Company;

(iii)

a statement supporting the stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Company for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company;

(iv)

state whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company; and

(v)	the consent of the proposed nominee to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending stockholder must furnish the

22  |  Semtech Corporation 2023 Proxy Statement

DIRECTOR NOMINATIONS

proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

The Nominating and Governance Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as set forth above and in our Director Nominations Policy, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the applicable annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors.

Semtech Corporation 2023 Proxy Statement  |  23

STOCKHOLDER PROPOSALS

Stockholder Proposals to be Included in Next Year’s Proxy Statement

The Company must receive stockholder proposals for the 2024 Annual Meeting no later than December 30, 2023 in order to be considered for inclusion in the Company’s proxy materials. Stockholder proposals must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012. Any proposal must comply with the requirements of Rule 14a-8 under the Exchange Act as to form and substance established by the SEC for such proposal to be included in the Company’s proxy statement. If we change the date of the 2024 Annual Meeting by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2024 Annual Meeting.

Stockholder Proposals Not Intended for Inclusion in Next Year’s Proxy Statement and for Nomination of Director Candidates

Under the Company’s Bylaws, a stockholder who wishes to nominate one or more persons for election to our Board of Directors at the 2024 Annual Meeting or present a proposal at the 2024 Annual Meeting, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice not later than the close of business on March 10, 2024 nor earlier than the open of business on February 9, 2024. However, in the event that the 2024 Annual Meeting is called for a date that is not within twenty-five (25) days before or after the anniversary of the prior year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the tenth (10th) day following the day on which notice of the meeting was mailed or public disclosure was made, whichever occurs first. Notice must be a proper matter for stockholder action under Delaware law and the stockholder delivering the notice must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the information set forth in our Bylaws.

In addition, a stockholder who intends to solicit proxies in support of director nominees other than our nominees at the 2024 Annual Meeting must provide written notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the stockholder. Such written notice must be provided in accordance with Rule 14a-19 no later than April 9, 2024. If we change the date of the 2024 Annual Meeting by more than 30 days from the date of this year’s Annual Meeting, your written notice must be provided by the later of sixty (60) days prior to the date of the 2024 Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.

24  |  Semtech Corporation 2023 Proxy Statement

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION POLICY

Non-Employee Directors receive a cash retainer and equity-based compensation for their services on the Board, their committee service, and their role as Chair of the Board or any committee.

Cash Retainer Fees

During fiscal year 2023, the annual cash retainer fees payable to Non-Employee Directors were as follows:

Description	Annual Retainer
Annual Retainer	$55,000
Additional Retainer for Chairman of the Board	$70,000
Committee Chair Retainer
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Governance Committee	$10,000
Committee Retainer
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Governance Committee	$5,000

The committee retainer is payable to each member of a committee who is not also the Chair of that committee. The Chair of a committee is entitled to receive only the committee chair retainer for that particular committee. Fees are paid quarterly in advance. Directors are also reimbursed for their reasonable expenses incurred in connection with their services.

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2023 were made from our 2017 Long-Term Equity Incentive Plan, as amended and restated April 21, 2022 (the “2017 Plan”). Non-Employee Directors receive equity awards on the following terms:

Annual Stock Unit Awards. On each July 1, each Non-Employee Director then in office is automatically granted two awards of restricted stock units. The first award (the “Annual Non-Deferred RSU Award”) is for a number of restricted stock units determined by dividing $90,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each Annual Non-Deferred RSU Award vests in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the Non-Employee Director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Non-Deferred RSU Award are paid in an equal number of shares of the Company’s common stock as soon as practicable following (and in all events within two and one-half months after) the earlier to occur of (1) the one-year anniversary of the date of grant, or (2) the Non-Employee Director’s separation from service on the Board.

The second award of restricted stock units (the “Annual Deferred RSU Award”) is for a number of restricted stock units determined by dividing $90,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of the grant is not a trading day), rounded down to the nearest whole unit.

Semtech Corporation 2023 Proxy Statement  |  25

DIRECTOR COMPENSATION

Each Annual Deferred RSU Award vests in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the Non-Employee Director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Deferred RSU Award are paid in cash as soon as practicable following (and in all events within two and one-half months after) the Non-Employee Director’s separation from service on the Board, with the cash payment for each vested restricted stock unit based on the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the payment date.

Outstanding and unvested Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards accelerate and vest (1) in full upon a change in control of the Company or should the Non-Employee Director’s service with the Company terminate due to the director’s death or disability, or (2) as to a pro-rata portion of the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, should the Non-Employee Director’s service with the Company terminate due to any reason other than the director’s death or disability. In such circumstances, any pro-rata vesting is determined by multiplying (a) the total number of restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, by (b) a fraction (not greater than one), the numerator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the date of the director’s termination of services, and the denominator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the first July 1 that occurs after the applicable grant date of the award. Any restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, that are not vested on the date of the Non-Employee Director’s termination of service with the Company (after giving effect to any accelerated vesting as described above) will be forfeited upon the Non-Employee Director’s termination of service as a director for any reason.

Non-Employee Directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units subject to Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units that are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

Initial Equity Awards. Each Non-Employee Director who is initially elected or appointed to the Board (and who was not an employee of the Company or one of its subsidiaries immediately prior to joining the Board) receives an initial non-deferred restricted stock unit award (“Initial Non-Deferred RSU Award”) and an initial deferred restricted stock unit award (“Initial Deferred RSU Award”). However, if such a Non-Employee Director is initially elected or appointed to the Board on a July 1, the Non-Employee Director will not receive an Initial Non-Deferred RSU Award or an Initial Deferred RSU Award as the Non-Employee Director would be entitled to an Annual Non-Deferred RSU Award and an Annual Deferred RSU Award by virtue of being in office on such July 1.

Initial Non-Deferred RSU Awards and Initial Deferred RSU Awards have the same terms and conditions as the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards, respectively, last granted by the Company prior to the date that the new Non-Employee Director is elected or appointed to the Board, except that the number of restricted stock units subject to each such initial award is determined by dividing the applicable dollar amount set forth above for the applicable annual award by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day) of such initial award, multiplying that number of units by the Initial Fraction (as defined below), and rounding the number of units so produced down to the nearest whole unit. For clarity, the vesting dates of each such Initial Non-Deferred RSU Award and Initial Deferred RSU Award correspond with the vesting dates applicable to the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards last granted by the Company prior to the date that the new Non-Employee Director is elected or appointed to the Board. The Initial Fraction is the fraction (not greater

26  |  Semtech Corporation 2023 Proxy Statement

DIRECTOR COMPENSATION

than one) determined by dividing (1) the number of days in the period beginning with the date that the Non-Employee Director is elected or appointed to the Board through and including the June 30 that coincides with or next follows that date, by (2) the number of calendar days in the calendar year that includes such June 30 (either 365 or 366).

Stock Ownership Guidelines and Equity Award Holding Period Requirements

To further our objective of aligning the interests of our Non-Employee Directors with those of our stockholders, the Company maintains stock ownership guidelines for our Non-Employee Directors. Under these guidelines, each of our Non-Employee Directors is to maintain a level of equity ownership of the Company (which may include shares of the Company’s stock owned by the director, by the director’s spouse or minor children residing with the director, or in a trust for estate or tax planning purposes that is revocable by the director or the director’s spouse, restricted stock, and restricted stock units) that has a value equal to three times the Non-Employee Director’s annual cash retainer for service on the Board (not including any additional retainer paid for participation on any committee of the Board or for serving as Chair of any such committee). The applicable ownership level is expected to be achieved within four years of the Non-Employee Director joining the Board. As of the end of fiscal year 2023, each of our then Non-Employee Directors met their required level of equity ownership of the Company under our stock ownership guidelines or was still within the initial four-year compliance period.

The Board from time to time may amend our compensation policy for Non-Employee Directors.

DIRECTOR COMPENSATION – FISCAL YEAR 2023

The following table presents information regarding the compensation of individuals who were Non-Employee Directors during fiscal year 2023 for their services during that year. The compensation paid to Mr. Maheswaran, who is our current Chief Executive Officer, is presented below under “Executive Compensation,” including in the Summary Compensation Table and the related explanatory tables. Mr. Maheswaran is our only employee director and does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION – FISCAL YEAR 2023 (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation ($)	Total ($)
Rockell N. Hankin, Chairman of the Board	135,000	179,920	–	314,920
Martin S.J. Burvill	65,000	179,920	–	244,920
Rodolpho C. Cardenuto	65,000	179,920	–	244,920
Bruce C. Edwards	80,000	179,920	–	259,920
Saar Gillai	65,000	179,920	–	244,920
Ye Jane Li	65,000	179,920	–	244,920
James T. Lindstrom	85,000	179,920	–	264,920
Paula LuPriore	65,000	179,920	–	244,920
Sylvia Summers	70,000	179,920	–	249,920

(1)

The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award amounts reflected in the table, and the grant-date values discussed below in this footnote, are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on assumptions set forth in Note 11 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2023. The awards are valued as of the grant date disregarding any estimate of forfeitures related to service-based vesting conditions. None of our Non-Employee Directors forfeited any Company equity awards in fiscal year 2023. On July 1, 2022, each Non-Employee Director then in office was awarded as his or her Annual Deferred RSU Award 1,731 restricted stock units that settle in cash and as his or her Annual Non-Deferred RSU Award 1,731 restricted stock units that settle in shares. The fair value of each such restricted stock unit on the grant date was $51.97 and the fair value of the awards on the grant date were $89,960 for each Annual Deferred RSU Award and $89,960 for each Annual Non-Deferred RSU Award.

Semtech Corporation 2023 Proxy Statement  |  27

DIRECTOR COMPENSATION

The following table presents the number of outstanding and unexercised option awards and number of outstanding stock units held by each of our Non-Employee Directors as of January 29, 2023:

	Number of Shares Subject to Outstanding Option Awards at Fiscal Year End			Number of Outstanding Restricted Stock Units- Cash Settled At Fiscal Year End			Number of Outstanding Restricted Stock Units-Share Settled At Fiscal Year End
Name	Vested	Unvested	Total	Vested	Unvested	Total	Vested	Unvested	Total
Chairman Hankin	–	–	–	42,287	1,731	44,018	0	1,731	1,731
Mr. Burvill	–	–	–	2,425	1,731	4,156	0	1,731	1,731
Mr. Cardenuto	–	–	–	5,527	1,731	7,258	0	1,731	1,731
Mr. Edwards	–	–	–	42,287	1,731	44,018	0	1,731	1,731
Mr. Gillai	–	–	–	5,527	1,731	7,258	0	1,731	1,731
Ms. Li	–	–	–	12,388	1,731	14,119	0	1,731	1,731
Mr. Lindstrom	–	–	–	42,287	1,731	44,018	0	1,731	1,731
Ms. LuPriore	–	–	–	2,425	1,731	4,156	0	1,731	1,731
Ms. Summers	–	–	–	19,261	1,731	20,992	0	1,731	1,731

28  |  Semtech Corporation 2023 Proxy Statement

BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company’s common stock beneficially owned as of April 14, 2023, the Record Date for the Annual Meeting, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors, each of our NEOs (as defined herein) and all directors and executive officers as a group. Unless otherwise noted, all information regarding stockholders who are not directors or officers of the Company is based on the Company’s review of information filed with the SEC on Schedule 13D or 13G, which information is as of December 31, 2022. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated below, to the Company’s knowledge, all persons listed have sole voting and investment power with respect to their shares.

Unless otherwise noted below, the address of each beneficial owner listed in the table is in care of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% (8)

BlackRock Inc. (1) 55 East 52nd Street, New York, NY 10055	9,321,050	14.6

The Vanguard Group, Inc. (2) 100 Vanguard Blvd., Malvern, PA 19355	7,465,678	11.7

State Street Corporation (3) One Lincoln Street, Boston, MA 02111	3,437,608	5.4

Rockell N. Hankin, Chairman of the Board	140,748	*

Martin S.J. Burvill, Director	4,018	*

Rodolpho C. Cardenuto, Director	6,732	*

Bruce C. Edwards, Director (4)	36,507	*

Gregory M. Fischer, Director	888	*

Saar Gillai, Director	6,732	*

Ye Jane Li, Director	9,623	*

James T. Lindstrom, Director	27,295	*

Paula LuPriore, Director	4,018	*

Sylvia Summers, Director	29,008	*

Paul V. Walsh, Jr., Director	888	*

Mohan R. Maheswaran, Director, President and Chief Executive Officer	164,452	*

Emeka N. Chukwu, Executive Vice President and Chief Financial Officer	126,732	*

Charles B. Ammann, Executive Vice President, Chief Legal Officer and Secretary	17,095	*

Gary M. Beauchamp, Executive Vice President and General Manager, Signal Integrity Products Group	25,791	*

Asaf Silberstein, Executive Vice President and Chief Operating Officer	70,852	*

Chris H. Chang, Former Senior Vice President, Sales, Asia Pacific (5)	16,726	*

Alistair W. Fulton, Former Senior Vice President, General Manager, Wireless and Sensing Products Group (6)	20,167	*

All Current Directors and Executive Officers as a group (23 persons including those named above) (7)	766,277	1.2

Semtech Corporation 2023 Proxy Statement  |  29

BENEFICIAL OWNERSHIP OF SECURITIES

*	Less than 1%

(1)

As reported in Amendment No. 15 to Schedule 13G filed on January 27, 2023 by BlackRock Inc. to reflect its beneficial ownership as of December 31, 2022. BlackRock Inc. reported sole voting power with respect to 9,062,164 shares and sole dispositive power with respect to 9,321,050 shares, as the parent company of the following subsidiaries which hold the shares: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd.

(2)

As reported in Amendment No.13 to Schedule 13G filed February 9, 2023 by The Vanguard Group to reflect its beneficial ownership as of December 31, 2022. The Vanguard Group reported shared voting power over 128,224 shares, sole dispositive power over 7,272,685 shares and shared dispositive power over 192,993 shares as the parent company of the following subsidiaries which hold the shares: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited.

(3)

As reported in Schedule 13G filed January 31, 2023 by State Street Corporation to reflect its beneficial ownership as of December 31, 2022. State Street Corporation reported shared voting power over 3,274,051 shares and shared dispositive power over 3,437,608 shares as the parent holding company of the following subsidiaries which hold the shares: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, and State Street Global Advisors, Australia, Limited.

(4)

The reported shares include shares held in family trusts under which voting and/or dispositive power is shared: Mr. Edwards (34,776 shares). Other shares reported under “All Directors and Executive Officers as a group” may be held jointly by executive officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

(5)

Based solely on the Form 4 filed on March 28, 2022 by Mr. Chang. Mr. Chang served as the Company’s Senior Vice President, Corporate Marketing and Sales, Asia Pacific until his separation from employment with the Company on September 8, 2022.

(6)

Based solely on the Form 4 filed on August 22, 2022 by Mr. Fulton. Mr. Fulton served as the Company’s Senior Vice President and General Manager, Wireless and Sensing Products Group until his separation from employment with the Company on September 8, 2022.

(7)

The ownership percentage is based on 63,957,748 shares outstanding as of April 14, 2023 and the numerator and denominator include the shares, shown above, which the holder has the right to acquire within 60 days thereof through the exercise of stock options or vesting of restricted stock. Although the shares that could be acquired by a holder are deemed to be outstanding in calculating the ownership percentage of that holder and of the group, they are not deemed to be outstanding as to any other holder. No named holder holds unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of our Record Date of April 14, 2023 through the exercise of stock options.

(8)

No shares of common stock held by a director, director nominee or officer have been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.

30  |  Semtech Corporation 2023 Proxy Statement

EXECUTIVE OFFICERS

Name	Age as of April 17, 2023	Position

Mohan R. Maheswaran	59	President and Chief Executive Officer

Emeka N. Chukwu	60	Executive Vice President and Chief Financial Officer

Charles B. Ammann	68	Executive Vice President, Chief Legal Officer and Secretary

Gary M. Beauchamp	63	Executive Vice President and General Manager, Signal Integrity Products Group

Ross Gray	53	Vice President and General Manager, IoT Connected Services Group

Julie McGee	58	Senior Vice President, Chief Marketing Officer and Chief ESG Officer

Tom Mueller	62	Executive Vice President and General Manager, IoT System Products Group

Norris Powell	58	Senior Vice President and Chief Human Resources Officer

Madhu Rayabhari	56	Senior Vice President and General Manager, Advanced Protection and Sensing Products Group

Michael W. Rodensky	62	Senior Vice President, Global Sales

Asaf Silberstein	53	Executive Vice President and Chief Operating Officer

J. Michael Wilson	67	Executive Vice President and Chief Quality Officer

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer. He was Executive Vice President and General Manager of Intersil Corporation (“Intersil”), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications integrated circuit startup company acquired by Broadcom Corporation; IBM Microelectronics; Texas Instruments Incorporated; Hewlett-Packard Company and Nortel Communications.

Mr. Chukwu has been our Executive Vice President and Chief Financial Officer since February 2014. Prior to his promotion, he was Senior Vice President and Chief Financial Officer since August 2011. He previously served as the Company’s Vice President and Chief Financial Officer from November 2006. He previously had been employed in various financial positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position at Intersil was Vice President, Finance, in which capacity he served since February 2006 with responsibility for all financial management affairs of the corporation’s business units and worldwide operations. He served as the Controller of Intersil’s Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006, responsible for financial planning, budget management, and related financial oversight functions. From July 1997 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Ammann joined the Company in January 2014 as Executive Vice President, General Counsel and Secretary, and in April 2021 his role expanded to become Executive Vice President, Chief Legal Officer and Secretary. From April 2021 until the transition of the role to Ms. McGee in December 2022, Mr. Ammann also served as the Company’s Chief Environmental, Social and Governance (ESG) Officer. Prior to joining the Company, Mr. Ammann served as the Executive Vice President, General Counsel and Secretary of publicly-traded United Online, Inc. where he had been since August 2006. Before working for United Online, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary of publicly-traded TV Guide, Inc. from 1999 until its acquisition by Gemstar International Group Limited, at which time Mr. Ammann’s responsibilities expanded as Senior Vice President and Deputy General Counsel of the

Semtech Corporation 2023 Proxy Statement  |  31

EXECUTIVE OFFICERS

combined Gemstar-TV Guide International entity. From 1996 to 1999, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary, and oversaw the administrative operations, of publicly-traded United Video Satellite Group, Inc. From 1990 to 1996, Mr. Ammann held the position of Vice President of Administration and General Counsel of Flint Industries, Inc., a privately-owned conglomerate based in Tulsa, Oklahoma. Upon graduating from law school, Mr. Ammann was an attorney at the law firm Gable & Gotwals, from 1980 to 1990, and was a partner for his last five years with that firm.

Mr. Beauchamp has been our Executive Vice President and General Manager, Signal Integrity Products Group since February 2014. Prior to his promotion, Mr. Beauchamp served as our Senior Vice President and General Manager of the Gennum Products Group from March 2012, following Semtech’s acquisition of Gennum Corporation. Mr. Beauchamp’s group provides high-performance analog solutions to the data communications and video markets. Prior to his role at Semtech, Mr. Beauchamp was Senior Vice President and General Manager, Mixed Signal and Optical Products, for Gennum Corporation, which he joined in 2000. Between 1990 and 2000, Mr. Beauchamp held several management positions at COM DEV International.

Mr. Gray joined the Company as Vice President and General Manager of the IoT Connected Services Group in January 2023, following Semtech’s acquisition of Sierra Wireless. Mr. Gray is responsible for all managed connectivity and Cloud services for the IoT market. Most recently at Sierra Wireless, he served as Vice President for Connectivity Solutions from July 2020 to January 2023. Mr. Gray held several roles at Sierra Wireless since December of 2000 including product and marketing roles in embedded modules, software, Cloud, and connectivity solutions, and led areas of strategy and market development including M&A. Ross has extensive global experience leading international teams and customers, including several years based in Europe.

Ms. McGee is Senior Vice President, Chief Marketing Officer and Chief ESG Officer for the Company. She joined the Company in 2022 from Intel Corporation (“Intel”), where she began her career as a college intern in 1988, rising to Vice President of Marketing in 2013. Ms. McGee served in many executive roles over her 30 years at Intel, including Corporate Vice President of Marketing, Chief of Staff to Intel’s Chairman of the Board and led several corporate wide efforts including transformation of Intel’s global brand, marketing and partner marketing strategy, supply chain shift to disaggregated manufacturing and complex technology integrations including the Olympics games, bringing 5G, AI, drones and eSports technologies to the global stage. She has held positions in finance, strategy, supply chain, communications and marketing across the PC, Data Center, Networking and IoT business segments.

Mr. Mueller joined the Company as Executive Vice President and General Manager of the IoT System Products Group in January 2023, following Semtech’s acquisition of Sierra Wireless. Mr. Mueller is responsible for the systems business for Semtech’s LoRa® and cellular products. Most recently at Sierra Wireless, he served as Vice President of Products, overseeing the Product and Services portfolio from March 2022 to January 2023. Mr. Mueller joined Sierra Wireless as Vice President, Enterprise Networking Products in October 2017 from General Electric, where he served as Vice President of Product Management in businesses focused on industrial cybersecurity and IoT, and as Vice President and General Manager of the Industrial Communications business. Prior to that, he held product management and leadership roles at ABB focused on customers in industrial infrastructure markets. He has worked and lived in Canada, the U.S. and Germany.

Mr. Powell joined the Company in September 2020 as Senior Vice President and Chief Human Resources Officer. Prior to joining Semtech, from January 2017 to September 2020, Mr. Powell served as Chief Human Resources Officer for Syniverse, a leading provider of mobile connectivity in areas of messaging, intelligent roaming, partner management, and fraud and revenue assurance. Before Syniverse, between 2015 and 2017, he served as Vice President of Human Resources at CSM Bakery Solutions, a provider of bakery

32  |  Semtech Corporation 2023 Proxy Statement

EXECUTIVE OFFICERS

ingredients, finished products and services. Additionally, Mr. Powell served as Chief Human Resources Officer at B/E Aerospace (now Collins Aerospace), and in senior human resources roles with Acergy (now SubSea 7) and Alstom.

Mr. Rayabhari is Senior Vice President and General Manager of our Advanced Protection and Sensing Products Group since December 2022. Mr. Rayabhari had been promoted to Senior Vice President and General Manager of the Protection Products Group effective March 8, 2022, having previously served as Vice President and General Manager of the Protection Products Group since October 2020. From 2015 to 2020, he served as Vice President of Marketing and Business Development for the Protection Products Group. Previously, he had been the Vice President of Marketing and Applications for Power Products since joining Semtech in 2012. Prior to joining Semtech, Mr. Rayabhari had served in senior management roles at Geo Semiconductor, Microsemi and PowerDsine. He also previously held various marketing, applications and product development roles at Fairchild Semiconductor and National Semiconductor. He brings over 25 years of semiconductor industry experience.

Mr. Rodensky is Senior Vice President, Global Sales. Mr. Rodensky assumed global sales responsibility in September 2022, having previously been promoted to Vice President, Sales – Americas and EMEA effective March 3, 2020. Before that, he was Vice President of Sales – Americas since joining the Company in 2006. Mr. Rodensky brings over 25 years of experience in executive-level semiconductor sales and marketing management to his role at Semtech. Before joining Semtech, he was Vice President of Worldwide Sales at Vitesse Semiconductor. Mr. Rodensky has held executive-level global sales roles at several public and private semiconductor companies, including Maker Communications, SolarFlare Communications, and Telephotonics, as well as senior sales management positions at Philips, Advanced Micro Devices, and Conexant Systems.

Mr. Silberstein became Executive Vice President and Chief Operating Officer in March 2023. Mr. Silberstein was previously Executive Vice President, Worldwide Operations and Information Technology since March 2019. Mr. Silberstein was Senior Vice President, Worldwide Operations and Information Technology from November 2016 to March 2019. His role was expanded in November 2016 to include the area of Information Technology. Mr. Silberstein was promoted to Senior Vice President, Worldwide Operations in February 2013. He became Vice President, Worldwide Operations in March 2011. Prior to that, Mr. Silberstein was Vice President, Operations, a position he held since he joined the Company in December 2010. Prior to joining the Company, he was employed from 2007 to 2010 at Microsemi Corporation (“Microsemi”) as Vice President Global Operations in its Analog Mixed Signal Division. Prior to Microsemi, he was Vice President Operations from 2000 to 2005 and Chief Operating Officer from 2005 to 2007 at PowerDsine, Israel, when PowerDsine was acquired by Microsemi. He has also previously served in various positions at 3Com and ECI Telecom.

Mr. Wilson became Executive Vice President and Chief Quality Officer in March 2019. Mr. Wilson had previously been our Executive Vice President, Quality and Reliability since February 2013. Prior to his promotion, Mr. Wilson was Senior Vice President, Quality and Reliability, a position he held since November 2011. Mr. Wilson was appointed Senior Vice President and Chief Technology Officer in May 2008 after serving as Senior Vice President of Power Management Products since June 2007 and serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years of experience in the semiconductor industry in a broad range of technical and management positions.

There are no family relationships between or among any of our executive officers or directors.

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COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, our three other most highly-compensated executive officers who were still serving as executives at the end of fiscal year 2023, and two former executive officers, for services rendered during fiscal year 2023. These individuals are listed below and are referred to as our “Named Executive Officers,” or “NEOs,” in this Proxy Statement. Our NEOs still serving as executive officers at the end of fiscal year 2023 are:

Name	Title

Mohan R. Maheswaran	President and Chief Executive Officer (“CEO”)

Emeka N. Chukwu	Executive Vice President and Chief Financial Officer (“CFO”)

Charles Ammann	Executive Vice President, Chief Legal Officer and Secretary

Gary M. Beauchamp	Executive Vice President and General Manager, Signal Integrity Products Group

Asaf Silberstein	Executive Vice President and Chief Operating Officer

Mr. Silberstein was appointed Executive Vice President and Chief Operating Officer on March 9, 2023. Mr. Silberstein served as the Company’s Executive Vice President, Worldwide Operations and Information Technology throughout fiscal year 2023.

Our NEOs also include two former executive officers, Chris Chang, who served as our Senior Vice President, Corporate Marketing and Sales, Asia Pacific until his separation from employment with the Company on September 8, 2022, and Alistair Fulton, who served as our Senior Vice President and General Manager, Wireless and Sensing Products Group until his separation from employment with the Company on September 8, 2022.

FISCAL YEAR 2023 BUSINESS HIGHLIGHTS

Fiscal year 2023 was a year of many accomplishments and many challenges for Semtech. We achieved record net revenue of $756.5 million for the year and completed the largest acquisition in our history—the acquisition of Sierra Wireless, a leading Internet of Things (IoT) solution provider—for $1.3 billion on January 12, 2023. During fiscal year 2023, we continued to develop and deliver highly differentiated and innovative technology platforms that enable a smarter, more connected and sustainable planet.

We are focused on three high growth end markets: Infrastructure, High-End Consumer, and Industrial. Following the acquisition of Sierra Wireless, we have a more diversified geographic footprint with a broader array of product offerings. In fiscal year 2023, like much of the technology market, we experienced a very strong first half of the year followed by a weakening second half, predominantly due to a decline in the China consumer and infrastructure markets and a generally weaker global consumer market. Despite these global macroeconomic challenges, we posted record net sales for the year, record non-GAAP gross margin of 65%, and record non-GAAP EPS of $2.80.1

[1]

As used in this Proxy Statement, “non-GAAP operating income” means our operating income, adjusted to exclude from the applicable financial measure, as reported for purposes of our financial statements, items such as share-based compensation, restructuring, integration, transaction and other acquisition-related expenses, intangible amortization and impairments, and other items which would not otherwise have been incurred by the Company in the normal course of the Company’s business operations or are not reflective of the Company’s core results over time. As used in this Proxy Statement, “non-GAAP EPS” means non-GAAP diluted earnings per share, and “non-GAAP gross margins” means our gross margin determined in accordance with GAAP but without taking share-based compensation into account. The Compensation Committee believes that the items excluded for purposes of these non-GAAP measures do not reflect the primary operating performance of the Company. The Company reports the exclusions reflected in the calculation of non-GAAP amounts each quarter when it publicly reports its earnings. See Exhibit A for a reconciliation of each of non-GAAP operating income, non-GAAP diluted earnings per share and non-GAAP gross margin to the most directly comparable GAAP measures.

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Our loT System Products Group achieved record revenues in fiscal year 2023, up 47% driven by record LoRa-enabled revenue. Additionally, we achieved record end point sales for LoRa technology as global adoption of LoRa continues to grow. At the end of fiscal year 2023 there were over 300 million connected LoRa end points. We believe the strategic acquisition of Sierra Wireless will position us for growth in the rapidly growing IoT connectivity market and accelerate the adoption of our highly innovative and diversified LoRa technology. With the complexity of end-to-end IoT connectivity slowing adoption, this acquisition will allow us to expand network coverage to all IoT use cases, bring LoRa and cellular together to utilize the best of both and facilitate innovation in the ecosystem. We are excited about the opportunities ahead and believe we are well positioned to be a key player in the IoT market. We were recognized as 2022 Global IoT Hardware Company of the Year by Frost & Sullivan for Market Leadership in IoT.

Our broad portfolio of low power and low latency optical connectivity solutions targeted at the hyperscale data center, wireless base station and passive optical networking (“PON”) markets led to another year of record revenues for our Signal Integrity Products Group. Near the end of fiscal year 2023, a major North American hyperscale data center provider selected us for a new, high volume, multi-year program.

Finally, the drive to reduce electronic waste and extend the life of high-end electronics has continued to expand the market for our Advanced Protection and Sensing Products Group in the high-end consumer end market as well as in the Industrial, Technology and Automotive (ITA) segments, which had record revenue growth (up 9% for fiscal year 2023). Our Advanced Protection and Sensing Products Group is also diversifying into new markets and we continue to develop highly innovative and high-quality protection and sensing solutions. We believe we are well positioned to take advantage of secular trends over the next several years to continue our growth in this area.

Early in fiscal year 2023, we reviewed our portfolio and decided to divest our High-Reliability Discrete Diodes and Assemblies business. We sold this business during the year for approximately $26 million, net of cash disposed, in an all-cash transaction. Due to softening demand in the second half of the year, we pivoted quickly to a greater focus on preserving our operating income. We reduced our organic headcount (excluding Sierra Wireless) and identified additional cost savings opportunities.

We believe we are well positioned to take advantage of several secular trends over the next several years including the ongoing need for increased bandwidth, the need to reduce the power consumed by electronic systems and the need to reduce electronic waste by reducing electronic system failures. We expect these secular trends to drive future growth in our target markets. Our investment priorities are:

•	Our global human capital investments to hire, retain and advance the best and most talented engineers, managers and executives in our industry;

•	Our primary growth engines that will drive revenue growth and margin expansion over the next three years;

•	Our integration of Sierra Wireless, delivering on the targeted $50 million of cost synergies;

•	Developing new innovative and disruptive technology platforms that will drive growth in future years;

•	Our supply chain, to ensure continued flexibility in supporting the demand for our products;

•	Our channel, brand and other strategic and tactical initiatives that strengthen and share the company’s vision; and

•	Support of our balance sheet, financial model and capital structure.

In fiscal year 2023 we advanced our Environmental, Social and Governance strategy by defining goals and focus areas which will result in our first ESG report in April of 2023 demonstrating our commitment to U.N. Sustainability Goals with a focus on the social benefits of our product portfolio. In fiscal year 2023 we

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COMPENSATION DISCUSSION AND ANALYSIS

continued the work of the Semtech Women’s Leadership Council to elevate and empower women, and advise us in our efforts to identify, attract and retain top female talent for key engineering, technical and leadership positions. In fiscal year 2023 we advanced the number of women in our leadership team and continue to focus on expanding our overall diversity.

As we enter fiscal year 2024, we continue to face the challenges we encountered in the second half of fiscal year 2023. These challenges resulted in decreased demand, particularly in China, and an increase of inventory in the supply chain. We believe, however, that our investments and the actions we have taken position us well to support our long-term growth. Our Board of Directors and our management team believe that our strategy to expand gross margins, reduce debt, and drive revenue growth and non-GAAP operating income remains sound and will provide the Company with significant growth opportunities in key market segments that will drive long-term shareholder value.

FISCAL YEAR 2023 CHIEF EXECUTIVE OFFICER COMPENSATION

In March 2019, our Compensation Committee approved a unique equity compensation program for our Chief Executive Officer in recognition of his exceptional contributions to our success as well as the critical role he plays in executing our strategic plan. As described in more detail in the “Fiscal Year 2020 CEO Equity Incentive Awards” section below, the program consists of a mix of time-vesting restricted stock units (“RSUs”) as well as shares that are eligible to vest based upon stock price appreciation (“Absolute Stock Price PSUs”) and our total shareholder return (“TSR”) relative to the SPDR S&P Semiconductor ETF index (“Relative TSR PSUs”). These awards were granted in March 2019 and represent Mr. Maheswaran’s long-term incentive opportunity for fiscal years 2020-2023. Accordingly, Mr. Maheswaran was not granted any new equity awards in fiscal year 2023.

Mr. Maheswaran was eligible to earn an annual bonus under the CEO Bonus Plan for fiscal year 2023, which was determined based on three factors:

•	45% weighted to our non-GAAP operating income achievement relative to plan

•	35% weighted to our net revenue growth achievement relative to plan

•	20% weighted to an evaluation of Mr. Maheswaran’s individual performance

The Compensation Committee has maintained a mix of absolute and relative financial performance and individual performance measurements in the CEO Bonus Plan and in Mr. Maheswaran’s equity awards to ensure that Mr. Maheswaran’s performance is evaluated broadly in the context of both short- and long-term objectives that drive shareholder value.

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COMPENSATION DISCUSSION AND ANALYSIS

FISCAL YEAR 2023 NAMED EXECUTIVE OFFICER (OTHER THAN CEO) COMPENSATION

The structure of compensation awarded to our Named Executive Officers, other than our CEO, in fiscal year 2023 was consistent with the approach in fiscal year 2022. In addition to base salary, there were three components of the short- and long-term incentive opportunity awarded to our other Named Executive Officers.

Compensation Component	Summary of Key Terms

Annual Bonus Plan

•  50% of the bonus was based on our achievement of non-GAAP operating income relative to plan

•  50% of the bonus was determined based on an evaluation of each executive’s individual performance and contributions to strategic objectives that are critical for supporting long-term shareholder value creation

Relative TSR PSUs

•  Between 0% and 200% of the target number of units is eligible to vest based on our relative TSR performance during equally weighted 1-, 2-, and 3-year performance periods

•  Our TSR performance is measured as a percentile rank against a comparison group of companies included in the S&P Semiconductor Select Industry Index

•  Our TSR must rank at least 75th percentile for the maximum number of shares to vest

Time Vesting RSUs	• Shares vest annually over a three-year vesting period measured from the date of grant of the awards

For fiscal year 2023, our NEOs (other than our CEO) earned annual cash incentive payouts between 73.5% and 100% of their target incentive for the year (in the case of our CEO, 25.6% of his target incentive for the year) based on Company performance and their individual performance, as discussed below.

In addition, there were three tranches of Relative TSR PSUs which had been granted in fiscal years 2021, 2022, and 2023 for which the performance period ended on January 29, 2023 (the last day of our fiscal year 2023). No portion of these awards vested for the performance periods ending in 2023, and these portions of the awards were forfeited in their entirety.

Grant Year	Performance Period	Percent of Target RSUs Earned

Fiscal Year 2021	• Fiscal years 2021 – 2023 (3 years)	0%

Fiscal Year 2022	• Fiscal years 2022 – 2023 (2 years)	0%

Fiscal Year 2023	• Fiscal year 2023 (1 year)	0%

Our Chief Executive Officer did not hold any of the Relative TSR PSU awards noted above. As discussed in more detail below, Mr. Maheswaran held Relative TSR PSUs that were awarded in March 2019 and covered four different vesting periods (the one-, two-, three- and four-year periods beginning with fiscal year 2020). All of the Relative TSR PSUs subject to this award were forfeited without payment. Mr. Maheswaran also holds Absolute Stock Price PSUs granted in March 2019. No portion of the Absolute Stock Price PSUs vested in fiscal year 2023 and the portion of the award that remains outstanding will only vest if, during any period of 30 consecutive trading days that ends not later than March 5, 2024 and while Mr. Maheswaran is still employed by the Company, the average per-share closing price of the Company’s common stock equals or exceeds $95.00.

Our Compensation Committee believes the outcomes of our incentive programs are consistent with a strong pay-for-performance culture, recognizing the target to below target earnings on our short-term incentive program and the award forfeitures under our long-term incentive program.

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COMPENSATION DISCUSSION AND ANALYSIS

2022 NONBINDING ADVISORY VOTE RESULTS; STOCKHOLDER ENGAGEMENT

The Company’s stockholders are provided with an opportunity to cast an annual non-binding advisory vote on the Company’s executive compensation program through a say-on-pay proposal. At the Company’s Annual Meeting of Stockholders held in June 2022, approximately 83% of the votes cast approved the executive compensation for our NEOs as described in our Proxy Statement for that Annual Meeting.

After consideration of the positive result of the say-on-pay vote at the Company’s Annual Meeting of Stockholders held in June 2022 and feedback received from stockholders, the Compensation Committee determined that the Company’s executive compensation policies would be similar for fiscal year 2023 to those in effect for fiscal year 2022, and that certain changes to further align pay with performance would be made for fiscal year 2024. As described in more detail below, we modified our fiscal year 2024 Executive Bonus Plan and CEO Bonus Plan in order to emphasize pay-for-performance using objective performance measures and to provide consistency within the management team. Also as described in more detail below, our fiscal year 2024 equity award mix for certain executives included Relative TSR PSUs as well as Performance-Based Units under which vesting is based on our net revenue and non-GAAP operating income over a three year performance.

As part of its annual process, the Compensation Committee will continue to reach out to and engage with the Company’s stockholders to seek their feedback or to review their voting guidelines and to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

FISCAL YEAR 2024 EXECUTIVE OFFICER COMPENSATION

During fiscal year 2023, our Compensation Committee, with support from our management team and Compensia, the Compensation Committee’s independent compensation consultant, initiated a process of evaluating our approach to executive compensation to ensure ongoing alignment with our company objectives, desired pay-for-performance culture, and competitive market practice. This review included input from our investors (provided during ongoing investor outreach efforts) as well as market data and input from Compensia. Following this review, our Compensation Committee approved the following key incentive plan design features applicable to our Named Executive Officers for fiscal year 2024:

Fiscal Year 2024 Bonus Plan: 70% of the annual bonus opportunity for our executive officers will be tied to corporate financial metrics, 20% of the bonus opportunity will be based upon strategic and operating goals and objectives for the year, and 10% will be based on individual performance. These changes represent a shift from a 50/50 weighting on corporate financial metrics and individual performance for our NEOs other than our CEO for fiscal year 2023 (corporate and individual performance were weighted 80% and 20%, respectively, for our CEO for fiscal year 2023). The Compensation Committee believes these changes, including an increased emphasis on concrete, measurable goals, will support a strong-pay-performance culture and emphasize goals that are critical for building long-term shareholder value.

Fiscal Year 2024 Long-Term Incentives: The annual equity awards for fiscal year 2024 were granted in a mix of approximately 55% time-vesting RSUs, 22.5% relative TSR PSUs, and 22.5% financial PSU (based on the award values approved by the Compensation Committee; the award values were converted into a number of RSUs, or target number of PSUs, based on the closing price of a share of Company common stock on the awards’ grant date). This weighting reflects a transition from an approximate equal weighting of time-vesting RSUs and Relative TSR PSUs for the long-term incentives granted to our NEOs in fiscal year 2023 (other than our CEO who did not receive an equity award in fiscal year 2023). Performance measurement for the relative TSR PSUs granted in fiscal year 2024 is similar to the approach in fiscal year 2023, including 1-, 2- and 3-year performance periods. The benchmark for relative TSR comparisons will be the Russell 3000, which represents a change from the S&P Semiconductor Select Industry Index for

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COMPENSATION DISCUSSION AND ANALYSIS

Relative TSR PSUs granted in fiscal year 2023. This change is aligned with our company profile following the acquisition of Sierra Wireless and is consistent with the performance measurement methodology of relative TSR plans among many comparable companies. Financial PSUs are equally weighted between revenue growth and non-GAAP operating income growth goals, both measured over 3-year performance periods. The Compensation Committee views this balance of relative and absolute performance measurement, both over multi-year performance periods, as an effective approach for reinforcing key business objectives and aligning the long-term interests of our executives with those of our shareholders.

OUR GUIDING COMPENSATION PRINCIPLES

Core Philosophy

Our Compensation Committee believes that Company growth, financial performance, and increasing stockholder value depend to a significant degree on our ability to structure a compensation program that enables us to: (1) align the interests of our executives with the interests of our stockholders; (2) hold our executives accountable for performance, with appropriate performance-based rewards earned in return for superior performance and the risk of reduced or no payment or vesting for those awards if performance falls short of targeted levels; and (3) attract, retain, and motivate qualified and high-performing executives.

Core Components of Compensation and Compensation Levels

To achieve our executive compensation objectives, we have three primary components to our executive compensation program: (1) base salary; (2) annual cash incentive opportunities; and (3) long-term equity incentive awards. In setting specific base salary, target annual cash incentive and equity award levels for each NEO, the Compensation Committee considers our core executive compensation philosophy and considers and assesses, among other factors it may consider relevant, the following:

•	The compensation levels at our Peer Group of companies (described below) for comparable positions;

•

Various subjective factors relating to the individual recipient – the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, and compensation level relative to other Company executives; and

•

For equity awards, the executive’s historical total compensation, including prior equity grants, tenure with the Company, the number and value of unvested shares and the timing of vesting of those awards, the expense to the Company for equity grants under applicable accounting standards, equity expense measured as a percentage of non-GAAP operating income, and the potential dilutive effect such grants may have on existing stockholders.

The Compensation Committee gives no single factor any specific weight. Each executive’s compensation level, as well as the appropriate mix of equity award types and other compensation elements, ultimately reflects the Compensation Committee’s business judgment in consideration of these factors and stockholder interests.

The Compensation Committee assesses executive compensation developments at companies in our Peer Group, and in the market generally, and has the right to change our executive compensation philosophy, components, levels, and structure from time to time as it may determine are in the best interests of the Company and our stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table presents the key elements of our executive compensation programs:

Key Elements of Compensation
Element	Purpose	Characteristics

Annual salary	To attract and retain qualified executives.	Provide a stable source of income and be competitive with the applicable market.

Short-term annual cash incentives	To attract and retain qualified executives; to motivate and reward achievement of annual business and individual goals and objectives designed to increase stockholder value.	This element involves annual performance-based cash awards. The amount earned (if any) varies based on actual results achieved relative to pre-determined annual target goals and individual performance.

Long-term equity incentives	To align interests of executives with stockholders; to reward performance over time based on stock price and other specified performance criteria; and to provide an additional retention incentive through multi-year vesting schedules.	Performance-based awards make up a significant component — the amount realized (i.e., the value ultimately received by the recipient) depends on the achievement of performance goals and/or is directly tied to our stock price; awards subject to time-based vesting requirements provide retention value.

Other compensation and benefits	To provide competitive and customary benefits (e.g., health insurance, life insurance, 401(k) retirement, and deferred compensation plans).	Company sponsored/subsidized benefit plans as provided to the general employee population, as well as Company matching contributions to selected employee contributory plans.

Distribution of Compensation

The Compensation Committee distributes compensation among each of the core elements on the basis of the element’s usefulness to meet one or more of our compensation objectives. The Compensation Committee believes that for our executive officers, a significant proportion of total compensation should consist of (1) variable, performance-based components, such as annual cash incentives, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and (2) equity compensation, which is structured to reinforce and encourage management’s commitment to enhancing profitability and stockholder value over the long-term, with a greater emphasis placed on long-term performance and linking executives’ interests to our stockholders’ interests through equity compensation

For fiscal year 2023, total compensation (based on the compensation amounts reported in the Summary Compensation Table except as noted below) for the Company’s NEOs was distributed as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Since the fiscal year 2020 equity awards for Mr. Maheswaran were intended as his only long-term incentive opportunity for fiscal years 2020-2023, and Mr. Maheswaran was not granted any new equity awards in fiscal year 2023, one-quarter of the grant date fair value of the fiscal year 2020 equity awards for Maheswaran has been included in presenting the allocation of his fiscal year 2023 compensation in the chart above.

Pay-for-Performance Philosophy

Our compensation program is designed to drive behavior that supports sustained stockholder returns and effective pay-for-performance outcomes over time. To achieve this objective, the executive compensation program approved by our Compensation Committee: (1) emphasizes, as noted above, both performance-based compensation (through annual cash incentives and performance-based stock awards) and equity compensation (through time-based and performance-based stock awards); (2) balances short-term performance incentives provided by the annual cash incentive plan with long-term performance incentives provided by equity awards; (3) balances the use of absolute performance metrics versus relative performance metrics evaluated against selected peers; and (4) balances the use of formula-based performance criteria versus criteria involving the exercise of judgment by the Compensation Committee.

The Compensation Committee believes that executive compensation should be based primarily on objectively determinable factors both for the Company on its own, as well as in comparison to peer companies. Performance goals include non-GAAP operating income, net revenue growth, and TSR, both on an absolute basis and relative to selected peer companies. The Compensation Committee also believes that executive compensation should have a component based additionally, although not primarily, on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive’s ability to attract, retain and develop key talent, and how each executive’s efforts contribute to enhancing the Company’s relationship and status with the investor community. The use of both objective and subjective factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the relevant circumstances, it believes total compensation can be structured to better serve our stockholders’ interests.

Our executive compensation philosophy has historically reflected a combination of rigorous performance goals and short- and long-term incentive opportunities that are at least equal to the median for comparable positions in our Peer Group. As an example of the rigor of our executive compensation goals, and as explained in more detail below, the bonus plan applicable to our NEOs pays 80% of the financial component of the bonus plan when achieving 100% of the non-GAAP operating income goal of the plan. Our NEOs would receive 100% payout for this portion of their target annual cash incentive only upon achievement of 105% of the non-GAAP operating income goal under the plan.

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COMPENSATION DISCUSSION AND ANALYSIS

BEST PRACTICES

We also believe that stockholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓  No Minimum Payouts. We do not have minimum payment levels under our Executive Bonus Plan, our CEO Bonus Plan or for our performance-based equity awards.

✓  Long-Term Equity Incentives. All of our equity incentive awards have multi-year vesting and/or performance requirements, with a significant portion of the target value of equity (or 85% of the target value of equity in the case of the last equity awards granted to our CEO) granted to our named executive officers having both time- and performance-vesting requirements.

✓  No Material Perks. We do not provide significant perquisites.

✓  No Tax Gross-Ups. We do not pay taxes on our executives’ behalf through “gross-up” payments (including excise tax gross-up payments in connection with a change in control transaction).

✓  Executive Change in Control Retention Plan Has No Single-Trigger Benefits. Our Executive Change in Control Retention Plan has a double-trigger provision (benefits require both a change in control and termination of employment) rather than a single-trigger provision (under which benefits would be triggered automatically by any change in control).

✓  No Re-Pricing of Stock Options. We prohibit re-pricing of “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without stockholder approval.

✓  Executives Subject to Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines, under which the executives are expected to acquire and maintain a specified level of equity ownership in the Company. The CEO’s targeted level of ownership is five times his annual base salary, while our other NEOs’ targeted level of ownership is two times their annual base salary.

✓  Equity Award Holding Period Requirements. Our stock ownership guidelines include equity award holding period requirements. If an executive officer’s level of ownership of Company common stock does not satisfy the targeted level under our stock ownership guidelines, the executive officer is expected to hold at least 50% of the net vested shares acquired upon the exercise, payment or vesting of any Company equity award granted to the executive officer after August 17, 2016.

✓  Clawback Policy. The Company maintains a “clawback” policy that allows our Board of Directors or the Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive plans to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

✓  Anti-Hedging Policy. Our Stock Trading Guidelines prohibit our officers and directors from engaging in hedging transactions in relation to the Company’s stock or equity awards (including unvested equity awards) and from using the Company’s stock as collateral for any margin account or other form of credit arrangement.

✓  Anti-Pledging Policy. Our Stock Trading Guidelines prohibit our officers and directors from pledging any Company stock that they own.

✓  Stockholder Engagement. We seek annual stockholder feedback on our executive compensation program.

✓  Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Management, Consultants and Others in Determining Compensation

All decisions regarding compensation of our executive officers are made by the Compensation Committee. The Compensation Committee provides regular updates to the Board regarding its decisions.

Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for himself). Our CEO further participates in the executive compensation decision-making process as follows:

•	Presents overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;

•	Provides evaluations for other executive officers (including our NEOs, other than himself); and

•	Reviews peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions (other than regarding himself).

Our CFO evaluates the financial implications of the Company’s compensation programs. Other executive officers (including other NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of the NEOs.

Role of Committee Advisors

The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. Additionally, the Compensation Committee evaluates our compensation policies and practices in comparison to the published standards and guidelines of third-party proxy advisory services used by many institutional investors. During fiscal year 2023, the Compensation Committee engaged the services of Compensia as an independent executive compensation advisor.

During fiscal year 2023, Compensia provided support on the following matters:

•	the review and analysis of the compensation for our executive officers, including our CEO and the other NEOs;

•	the research, development, and review of our compensation and CEO Bonus peer groups;

•	the determination of payouts under our performance-based equity awards and CEO bonus plan; and

•	advised the Compensation Committee on trends in compensation plans, compensation governance, and relevant regulatory matters.

During fiscal year 2024, Compensia has also provided advice with respect to Mr. Maheswaran’s Transition and Retirement Agreement, described below.

Compensia did not provide any additional services or products to the Company during fiscal year 2023 beyond the services relating to its support of the Compensation Committee. The Compensation Committee reviewed the services provided by Compensia and considered the factors prescribed by the SEC and The Nasdaq Stock Market to assess the independence of compensation advisors. Based on its review, the Compensation Committee determined that no conflicts of interest exist between the Company and Compensia and believes that Compensia is independent.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Peer Companies

The Compensation Committee considers various factors and criteria when determining annual salary, target annual cash incentive levels and target annual long-term incentive award values for executives, including compensation practices at selected peer companies and industry survey data provided by our compensation consultant. The applicable group of peer companies is selected annually for use as the comparative pool by the Compensation Committee during the course of the fiscal year. The peer company information assists the Compensation Committee and the Company in identifying and understanding how our competitors and industry-comparable companies compensate their executives in applicable compensation elements, and in determining how the Company’s compensation packages compare to industry and market-competitive amounts. In addition to aiding us with compensation related actions and decisions, this peer company evaluation is also informative in relation to providing compensation information that supports potential recruitment and retention of executives by the Company. Because the peer companies do not universally report data for positions comparable to each of our NEOs, the Compensation Committee also reviewed market data from the Radford Global Technology survey. The Compensation Committee refers to the survey data generally and does not focus on any particular company within the survey (other than the peer companies noted below).

In selecting our fiscal year 2023 peer group companies, the Compensation Committee focused on publicly-traded companies based in the U.S. that are similar to us in terms of industry, general size and business characteristics, and, like us, focus their business on analog and mixed-signal semiconductors and integrated circuits. Because of consolidation in the industry, there are fewer publicly-traded companies in the semiconductor industry based in the U.S. To increase the number of companies that could potentially be considered as peer companies, the Compensation Committee also considered publicly-traded companies based in the U.S. that are similar to us in terms of the other factors noted above, but are in an expanded industry profile that included manufacturers of equipment used to make semiconductors. Additionally, the Compensation Committee generally sought to limit the group of peer companies to those that have annual revenue between 33% and 300% of the Company’s annual revenue and market capitalization between 25% and 400% of the Company’s market capitalization at the time of the peer selection. The Compensation Committee selected the following companies as the peer group of companies for purposes of its fiscal year 2023 executive compensation determinations (collectively, the “Peer Group”):

Ambarella, Inc.	Monolithic Power Systems, Inc.
Azenta, Inc. (f/k/a Brooks Automation)	Power Integrations, Inc.
Cirrus Logic, Inc.	Silicon Laboratories Inc.
Diodes Incorporated	SunPower Corporation
FormFactor, Inc.	Synaptics, Incorporated
Lattice Semiconductor Corporation	Universal Display Corporation
MACOM Technology Solutions Holdings, Inc.	Wolfspeed, Inc. (f/k/a Cree, Inc.)
MaxLinear, Inc.

Based on the Committee’s review of the industry and the revenue and market capitalization criteria noted above, the Compensation Committee included Azenta, Inc., FormFactor, Inc., SunPower Corporation, and Universal Display in the Peer Group for fiscal year 2023. In addition, Inphi Corporation and Maxim Integrated Products, Inc. were removed from the Peer Group for fiscal year 2023 because they were acquired and ceased to be publicly-traded. Maxim Integrated Products, Inc. was removed from the Peer Group for fiscal year 2023 because its revenues and market capitalization were considered by the Committee to be no longer similar to Semtech.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPONENTS OF OUR FISCAL YEAR 2023 EXECUTIVE COMPENSATION PROGRAM

Annual Salary

Annual salaries are intended to provide a base level of compensation to executive officers for serving as the senior management of the Company and are paid to our executives in recognition of the skills, experience and day-to-day contributions the executive makes to the Company. Salaries for our NEOs are generally reviewed by the Compensation Committee on an annual basis. Each review does not necessarily result in an adjustment. However, as deemed appropriate at any time to help ensure ongoing market competitiveness in annual salary as an element of total compensation, the Compensation Committee may elect to provide for adjustments in annual salary. In setting base salary levels for our NEOs, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and prior changes to the executive’s compensation. For newly-hired executives, the Compensation Committee also considers the executive’s compensation history and the compensation required to attract the executive to the Company. There is no specific weighting applied to any of these factors in setting annual salaries and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment.

In March 2022, the Compensation Committee approved salary increases for two of our NEOs as detailed below:

Named Executive Officer	FY22 Annual Salary	FY23 Annual Salary

Mr. Maheswaran	$680,000	$750,000

Mr. Chukwu	$430,000	$430,000

Mr. Ammann	$405,000	$405,000

Mr. Beauchamp (1)	$420,000	$420,000

Mr. Silberstein	$410,000	$410,000

Mr. Chang	$375,000	$375,000

Mr. Fulton	$385,000	$405,000

(1)

For purposes of this table, Mr. Beauchamp’s annual base pay is converted from Canadian dollars (CAD) to U.S. dollars (USD) using a conversion rate of 1 CAD = 0.78243 USD which was the CAD to USD conversion rate as of January 30, 2022, the conversion rate used by the Compensation Committee when it set fiscal year 2023 base salaries for our executive officers in March 2022.

The Compensation Committee determined to approve salary increases for each of our NEOs primarily to provide them with competitive salary levels taking into consideration the compensation data for similar positions at the Peer Group companies.

On March 9, 2023, Mr. Silberstein’s rate of base salary was increased to $455,000 annually in connection with his appointment as the Company’s Executive Vice President and Chief Operating Officer.

Executive Bonus Plan

Annual cash incentive awards are designed to motivate executive officers to achieve certain strategic, operational, and financial goals which can be evaluated on an annual basis. Annual cash incentive goal setting is done as part of the annual fiscal year business planning activity of the Company. Company business goals are established at the beginning of each fiscal year by an interactive process between the Board and management. The end result of this annual business planning process is the Company’s fiscal year Annual Business Plan (“ABP”).

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COMPENSATION DISCUSSION AND ANALYSIS

As part of the process used by the Compensation Committee in reviewing the fiscal year ABP, the Compensation Committee reviews the goals of each NEO with respect to their business unit or corporate function. The Compensation Committee also reviews the fiscal year ABP in light of available business intelligence, forecasts, and projections with the objective that, in the judgment of the Compensation Committee, superior performance would be required to achieve the key financial objectives established for the program. For the CEO, the Board weighs three factors: (1) non-GAAP Operating Income Performance, (2) net revenue growth (year-over-year), and (3) the evaluation of the CEO’s individual performance by the Board of Directors. The Compensation Committee believes that this approach results in having consistent financial performance targets apply for annual cash incentive purposes from the senior executive level to the middle management and functional professional employees serving the Company.

Each executive has a target annual cash incentive potential that is set as a percentage of annual base salary. That target annual cash incentive is set by the Compensation Committee for each executive officer position after considering the factors noted above under “Core Components of Compensation and Compensation Levels” and the target annual cash incentive levels of comparable positions among our Peer Group. There is no specific weighting applied to any of these factors in setting the target annual cash incentive levels and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment.

As noted above, the Compensation Committee sets what it believes to be aggressive annual business plan goals for the cash incentive plan. The approach of the Compensation Committee is to set business plan goals such that, in its judgment, achievement of those goals will result in the Company generally outperforming its peer group of companies. Because the Compensation Committee believes the goals established for the annual bonus plan are rigorous and will be achieved only if the Company performs at a high level, the Compensation Committee sets the target opportunity for the annual cash incentive plan above the median for comparable positions in our Peer Group to provide appropriate incentives for strong performance. Consistent with this approach, annual cash incentives for our NEOs generally paid out below targeted levels for fiscal year 2020, below targeted levels for fiscal year 2021, at or slightly below targeted levels for fiscal year 2022, and at or below targeted levels for fiscal year 2023. Also, as explained in more detail below, even if the Company achieved 100% of the target level of the key financial goal, the program only pays 80% for that portion of the target annual cash incentive. An NEO would receive 100% payout for the key financial goal portion of their target annual cash incentive upon achievement of 105% of plan.

Executive Bonus Plan (excluding CEO)

Our NEOs (other than our CEO) participate in an annual cash incentive program (referred to herein as the “Executive Bonus Plan”). The Executive Bonus Plan provides each executive with an opportunity to earn an annual cash incentive based on the Company’s performance in relation to certain pre-established annual financial goals as well as the executive’s individual performance.

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COMPENSATION DISCUSSION AND ANALYSIS

For fiscal year 2023, the target annual cash incentive potential (expressed as a percentage of base salary) for each of our NEOs (other than our CEO) was as follows:

Named Executive Officer	Target Annual Cash Incentive as Percentage of Base Salary

Mr. Chukwu	80%

Mr. Ammann	80%

Mr. Beauchamp	80%

Mr. Silberstein	80%

Mr. Chang	75%

Mr. Fulton	80%

These target incentives for fiscal year 2023 were the same as the fiscal year 2022 level for each NEO, except that the Compensation Committee, taking into consideration the compensation data for similar positions at the Peer Group companies, the Company’s executive compensation philosophy, and internal pay equity considerations, raised Mr. Fulton’s target incentive from 75% to 80% of his base salary.

Under the Executive Bonus Plan, each executive’s target annual cash incentive for fiscal year 2023 was scored in two parts. Fifty percent (50%) of the target annual cash incentive potential was based on the Company’s attainment of a key financial goal for the fiscal year (the “Company Performance Portion”) as set by the Compensation Committee. The remaining fifty percent (50%) of the executive’s target annual cash incentive potential was based on the executive’s individual performance for the fiscal year (the “Individual Performance Portion”). The Compensation Committee believed that allocating 50% of the annual target incentive for the NEOs (other than the CEO) to the individual performance component provides it with the flexibility to incentivize and reward achievements that promote the long-term growth and success of the Company, and that the allocation between Company and individual performance creates an appropriate balance between achieving short-term (one year) financial objectives and longer term infrastructure and product expansion goals.

The Compensation Committee retains broad discretion to adjust (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment.

Company Performance Portion of Fiscal Year 2023 Executive Bonus Plan (excluding CEO)

As described above, the financial goals are established by the Compensation Committee for the applicable fiscal year. For fiscal year 2023, the key financial performance goal established by the Compensation Committee was non-GAAP operating income. The Compensation Committee believes non-GAAP operating income is currently the best measure of the Company’s core operating performance, as it reflects the essential results of ongoing base business functions and results without the impact (positive or negative) of extraordinary and non-operational matters. The Compensation Committee further believes that non-GAAP operating income, as the metric used for the fiscal year financial performance goal, focuses performance on the parallel objectives of increasing revenue and controlling operating expenses.

The target set for fiscal year 2023 non-GAAP operating income was $272,259,000 which was approximately 34% higher than our non-GAAP operating income achieved for fiscal year 2022 as taken into account in determining fiscal year 2022 bonuses for the NEOs. In the judgment of the Compensation Committee in light of available business intelligence, forecasts and projections at the time it established this goal, superior performance would be required to achieve the goal. The Compensation Committee also established a scoring matrix to determine the percentage of the Company Performance Portion payable based on actual

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COMPENSATION DISCUSSION AND ANALYSIS

fiscal year 2023 non-GAAP operating income performance against the fiscal year 2023 goal of $272,259,000 as follows:

Non-GAAP Operating Income as a Percentage of the Target	Percentage of Company Performance Portion Payable

Below 80% of the target	0%

80% of the target	50%

85% of the target	60%

95% of the target	70%

100% of the target	80%

105% of the target	100%

110% of the target	110%

115% of the target	120%

120% of the target	125%

125% of the target	130%

130% of the target	135%

135% of the target	140%

140% of the target	145%

145% of the target or above	150%

For fiscal year 2023, the non-GAAP operating income achieved was $210,655,000, resulting in no payout for the Company Performance Portion of the Executive Bonus Plan.2

Individual Performance Portion of Fiscal Year 2023 Executive Bonus Plan (excluding CEO)

For each executive’s Individual Performance Portion of the Executive Bonus Plan, the Compensation Committee receives and considers the CEO’s subjective managerial assessment of the executive. The CEO evaluates several key executive performance criteria in his overall evaluation of individual executive performance with no specific weight being applied to any one factor. Matters evaluated include:

(1)	performance of the business or functional unit or department the executive is responsible for managing,

(2)	the executive’s contributions to achievement of the Company’s financial and operational goals and strategic objectives,

(3)	the ability of the executive to lead and develop key subordinates, and

(4)	related individualized and function-specific managerial observations and impressions of executive job performance.

Based on the individual performance assessment, an executive may receive from 0% to 200% of the target for the Individual Performance Portion as recommended by the CEO (for NEOs other than himself) and approved by the Compensation Committee.

The Individual Performance Portion for each NEO reflects the Compensation Committee’s assessment of the performance of the department or business unit the executive is responsible for, the executive’s individual performance as assessed by the CEO, and the executive’s contributions to the Company’s overall operating performance.

[2]	See Exhibit A for a reconciliation of non-GAAP operating income to the most directly comparable GAAP measure.

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COMPENSATION DISCUSSION AND ANALYSIS

In assessing the Individual Performance Portion for the NEOs for fiscal year 2023, the Board and the Compensation Committee noted the significant contributions required of the entire executive team to close the Company’s acquisition of Sierra Wireless as well as the contributions of the entire executive team to the Company’s record net sales for the year, record non-GAAP gross margin of 65%, and non-GAAP EPS of $2.80 (up 7% over fiscal year 2022) in the face of global macroeconomic challenges.3 The following additional NEO achievements in fiscal year 2023 were highlighted in the Individual Performance Portion determinations:

NAMED EXECUTIVE OFFICER	KEY ACCOMPLISHMENTS
Mr. Chukwu

•   Continued to upgrade the Finance organization as well as its processes and systems, enabling us to complete the acquisition of Sierra Wireless

•   Significant contributions to the Sierra Wireless diligence process and integration, and raising the funds necessary to support our acquisition of Sierra Wireless at a time when there were many uncertainties in the global economy

•   Drove the divestiture of our High-Reliability Discreet Diodes business

•   Significant contributions to capital management and tax strategy

•   His leadership of the Company’s financial performance helped the Company achieve record financial results

Mr. Ammann

•   Significant contributions in negotiating all aspects of the Sierra Wireless acquisition

•   Negotiated our new credit facility and convertible debt offering

•   Heavily involved, along with Human Resources, in human capital management and the integration of Sierra Wireless employees

•   Continued to build and mentor a strong legal team, responsible for every Company legal matter

•   Drove the legal process associated with the divestiture of our High-Reliability Discreet Diodes business

Mr. Beauchamp

•   Through Mr. Beauchamp’s leadership, the Company’s Signal Integrity Products Group delivered record revenue in fiscal year 2023 and made significant progress on certain critical customer programs

•   Continued to drive multiple key development programs including our CMOS Tri-Edge platform, our FiberEdge platform, our New Copper Edge platform, our New DSP platform, our 25GPON platform, our 5G Wireless platform, and our LiDar program for Mobileye

Mr. Silberstein

•   Significant contributions in the first half of the year to overcome numerous supply chain challenges to meet demand, and significant contributions in the second half of the year managing the supply chain to adjust to changing demand

•   Significant contributions to Sierra Wireless integration plans and, following closing of the acquisition, implementation of those plans

•   His organization executed at a very high level, and continued to improve its processes and systems

[3]	See Exhibit A for a reconciliation of each reconciliation of each of non-GAAP EPS and non-GAAP gross margin to the most directly comparable GAAP measures.

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COMPENSATION DISCUSSION AND ANALYSIS

After consideration of the factors and accomplishments described above, the Committee approved the following incentive amounts for the NEOs under the Individual Performance Portion: Mr. Chukwu – $252,840 (147% of the target for the Individual Performance Portion); Mr. Ammann – $249,480 (154% of the target for the Individual Performance Portion); Mr. Beauchamp – $322,425 (200% of the target for the Individual Performance Portion); and Mr. Silberstein – $328,000 (200% of the target for the Individual Performance Portion).

Total Fiscal Year 2023 Executive Bonus Plan Payments (excluding CEO)

The combination of the Company Performance Portion and the Individual Performance Portion for each NEO resulted in the following annual cash incentive payments to the NEOs for fiscal year 2023 under the Executive Bonus Plan. Messrs. Chang and Fulton were not considered for, and did not earn, payments under the Executive Bonus Plan for fiscal year 2023 because they separated from employment during the fiscal year.

NAMED EXECUTIVE OFFICER	TARGET BONUS	ACHIEVED BONUS

Mr. Chukwu	$344,000	$252,840

Mr. Ammann	$324,000	$249,480

Mr. Beauchamp (1)	$322,425	$322,425

Mr. Silberstein	$328,000	$328,000

(1)

Mr. Beauchamp’s target bonus amount is converted from Canadian dollars (CAD) to U.S. dollars (USD) using a conversion rate of 1 CAD = 0.75122 USD which was the CAD to USD conversion rate as of January 29, 2023.

CEO Bonus Plan

The Company maintains an annual cash incentive plan for our CEO (the “CEO Bonus Plan”). The CEO Bonus Plan was established in recognition of the unique role of the CEO and the desire to provide him an incentive to achieve additional goals that are not measured in the Executive Bonus Plan. Under the CEO Bonus Plan, the CEO has a target annual cash incentive potential expressed as a percentage of base salary, which the CEO is eligible to receive based on the achievement of certain financial goals and on the Board’s assessment of the CEO’s overall performance. The CEO Bonus Plan provides that, depending on performance, the CEO’s annual cash incentive payout in any year may range from 0% to 200% of the CEO’s target annual cash incentive potential. For fiscal year 2023, the target annual cash incentive for Mr. Maheswaran was 125% of his annual base salary (or $937,500).

The CEO Bonus Plan contained three weighted factors for fiscal year 2023: (1) non-GAAP Operating Income Performance; (2) net revenue growth (year-over-year); and (3) the evaluation of the CEO’s individual performance by the Board. These factors and their weighting are described below.

•

Non-GAAP Operating Income Performance – 45% of the CEO’s annual cash incentive was based on the Company’s attainment of non-GAAP operating income of $272,000,000, which was approximately 34% higher than our non-GAAP operating income achieved for fiscal year 2022 as taken into account in determining the fiscal year 2022 bonus for the CEO. This portion of the CEO Bonus Plan used the same non-GAAP operating income target as under the Company Performance Portion of the Executive Bonus Plan as discussed above. Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment.

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Non-GAAP Operating Income as a Percentage of the Target	Percentage of Attainment

Below 73% of the target	0%

73% of the target	50%

85% of the target	60%

95% of the target	70%

100% of the target	80%

105% of the target	100%

110% of the target	110%

115% of the target	120%

120% of the target	125%

125% of the target	130%

130% of the target	135%

135% of the target	140%

140% of the target	145%

145% of the target	150%

150% of the target or better	200%

•

Net Revenue Growth – 35% of the CEO’s annual cash incentive was based on net revenue growth goals. Attainment of this portion of the CEO Bonus Plan is calculated using the following formula (with the provision that the resulting percentage cannot be greater than 200% or less than 0%):

Attainment Percentage	=	100% multiplied by	(Fiscal year 2023 net revenue minus fiscal year 2022 net revenue) (Net revenue from the 2023 Annual Business Plan minus fiscal year 2022 net revenue)

•	Board of Directors CEO Performance Evaluation – 20% of the CEO’s annual cash incentive is based on the assessment by the Board (excluding the CEO) of the CEO’s overall performance and leadership.

Evaluation of the CEO’s individual performance by the Board involves, by its nature, subjective judgments made in good faith and takes into consideration such things as strategy development and execution, stockholder relations, and value creation along with other factors.

As noted above for the Executive Bonus Plan, the Compensation Committee retains broad discretion (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment to the CEO.

Fiscal Year 2023 CEO Bonus Plan Targets and Results

Our actual performance against the goals established for fiscal year 2023 under the CEO Bonus Plan are discussed below.

Non GAAP Operating Income Performance – The non-GAAP operating income goal for the CEO Bonus Plan is the same as that set forth for the Executive Bonus Plan described above under “Executive Bonus Plan – Company Performance Portion of Fiscal Year 2023 Executive Bonus Plan (excluding CEO).” For fiscal year 2023, the non-GAAP operating income goal was set at $272,259,000 as a part of the ABP process. This goal was approximately 34% higher than our non-GAAP operating income achieved for fiscal year 2022 and taken into account under our fiscal year 2022 CEO Bonus Plan. At the time the fiscal year 2023 non-GAAP operating income goal was set, the Compensation Committee’s

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COMPENSATION DISCUSSION AND ANALYSIS

judgment was that this goal would be difficult to achieve. For fiscal year 2023, the non-GAAP operating income achieved was $210,655,000, resulting in 77.37% achievement of the goal and approximately a 54% payout for this portion of the CEO Bonus Plan.4

Net Revenue Growth (Year-over-Year) – The net revenue goal established by the Board in the Company’s fiscal year 2023 ABP was $841,177,000, which reflected revenue growth of approximately 14% above actual fiscal year 2022 net revenue. The Compensation Committee believed that, in the general economic environment at the time the net revenue growth goal was being established, with the global business forecasts available to us, achieving that specified level of net revenue would be challenging. The net revenue taken into account under the CEO Bonus Plan for fiscal year 2023 was $741,532,000, resulting in a less than a 1% payout for this portion of the CEO Bonus Plan.

Board of Directors CEO Individual Performance Evaluation – In addition to considering financial results, the Board also evaluated the CEO’s individual performance for fiscal year 2023. Following this review, the Compensation Committee determined that the payout of the individual performance component of the CEO Bonus Plan would be approximately 92% of the target opportunity. This payout reflected the Committee’s assessment of key non-financial accomplishments during the year, including successful completion of our acquisition of Sierra Wireless and continued progress toward long-term strategic objectives despite a global downturn in the second half of fiscal year 2023.

Based on the scoring of the individual component of the CEO Bonus Plan described above, Mr. Maheswaran’s annual bonus for fiscal year 2023 would be equal to $400,000, or 42.7% of target for the year. However, the Compensation Committee, taking into consideration input from our Board and the fact that the CEO Bonus Plan achieved a bonus accrual at a lower threshold performance level than under the Executive Bonus Plan, determined to exercise negative discretion and reduced the total CEO bonus to $240,000, or 25.6% of target. This decision reflected the Compensation Committee’s assessment of the different performance thresholds under the CEO and Executive Bonus Plans and the challenges presented by the global slowdown in semiconductor demand, particularly in China, and the impact this would have on the Company’s business operations going into fiscal year 2024.

Equity Incentive Awards

The Compensation Committee believes that equity incentive awards serve to align the interests of executives with those of the Company’s stockholders, complement annual cash incentives by motivating executives to create and sustain value in the Company, and encourage our executives to avoid taking excessive risks that might have a significant short term or prolonged negative impact on our stock price.

The following discussion of equity awards generally applies to the equity awards granted in fiscal year 2023 to our Named Executive Officers other than our CEO. Our CEO did not receive any new equity awards in fiscal year 2023.

The equity award vehicles used in fiscal year 2023 for the Named Executive Officers who received new awards were:

•	time-based restricted stock unit awards that vest in three equal annual installments (“Time-Based Units”); and

•	restricted stock units that vest based on our TSR percentile rank against a comparison group of companies over 1-, 2- and 3-year performance periods (“Performance-Based Units”).

In granting equity awards, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and the value of such awards in comparison to

[4]	See Exhibit A for a reconciliation of non-GAAP operating income to the most directly comparable GAAP measure.

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awards to comparable executives within our Peer Group. There is no specific weighting applied to any of these factors and the process ultimately relies on the Compensation Committee’s judgment. After consideration of these factors, the Compensation Committee determined that our Named Executive Officers who received new awards in fiscal year 2023 would receive Time-Based RSUs and Performance-Based RSUs with the grant date fair value of the awards approximately balanced between the two types of awards.

Our equity incentive awards are subject to multi-year vesting. The Time-Based Units and Performance-Based Units awarded to our Named Executive Officers in fiscal year 2023 vest over three years. This multi-year element serves as a significant “holding period” in terms of requiring the executive to retain the underlying equity interest until some future date following the grant date of the award. The Compensation Committee believes that the inclusion of this vesting period component further aligns the long-term interests of the executive with the long-term interests of the Company’s stockholders and functions as a retention incentive for the executive.

Restricted Stock Unit Awards

Our restricted stock unit awards represent a contingent right to receive one share of our common stock or, in the Compensation Committee’s discretion, the payment of cash for each unit in an amount equal to the fair market value of our common stock. The Compensation Committee believes that grants of restricted stock units are particularly useful to motivate executives to avoid undue risk and to align their interests with those of our stockholders, since our grants of restricted stock unit awards have intrinsic economic value which correlates directly to our stock price. Thus, the value of a restricted stock unit award can go up or down depending on the changes to our stock price over time. While restricted stock unit awards will always have some intrinsic value as long as our stock remains marketable, we believe our executives are motivated to seek to increase the intrinsic value through Company performance that is reflected in favorable and sustainable increases in our stock price. We also believe that actions or business decisions carrying risks that might reduce our stock price are discouraged by the correlation between the intrinsic value of these awards and the growth of our stock price. In addition, the Time-Based Units serve as a retention incentive over the multi-year vesting period. Time-Based Units granted to our NEOs in fiscal year 2023 vest annually over three years from the date of grant, subject to the executive’s continued employment with the Company.

Performance-Based Restricted Stock Units

The Performance-Based Units granted to the NEOs in fiscal year 2023 are eligible to vest based on the Company’s TSR relative to a comparison group of companies included in the S&P Semiconductor Select Industry Index (the “Index”). The Compensation Committee believed that relative TSR would be an effective measure for evaluating our performance over a sustained time horizon while adjusting for broader market conditions in a volatile industry sector. The availability of an index comprised of a group of comparable semiconductor companies provides a strong benchmark for comparison of our relative TSR performance, and the use of relative TSR as a performance metric supplements the financial metrics we use to evaluate performance under our bonus plan. The Index was selected for purposes of this relative measure because of its focus on the semiconductor industry.

A target number of Performance-Based Units is covered by each award, with one-third of the target number of units allocated to each of the three performance periods covered by the award (with the first period consisting of our 2023 fiscal year, the second period consisting of our 2023 and 2024 fiscal years, and the third period consisting of our 2023, 2024 and 2025 fiscal years). Between 0% and 200% of the target number of units allocated to each of those periods is eligible to vest based on our relative TSR performance through the end of that period determined as follows:

TSR Percentile Rank	Award Multiplier

75th or greater	200%

50th	100%

25th	50%

Less than 25th	0%

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COMPENSATION DISCUSSION AND ANALYSIS

The TSR Percentile Rank for a performance period is the percentile ranking of our TSR for that performance period as compared to the TSRs achieved by the companies comprising the Comparison Group for that performance period. The “Comparison Group” means each of the companies included in the Index as of the first day of the performance period that remains a publicly traded company through the last day of the performance period, with any company included in the Index as of the first day of the performance period that does not remain a publicly traded company through the last day of the performance period as a result of such company’s bankruptcy, insolvency or liquidation included but its TSR for that performance period is deemed to be -100%. For these purposes, TSR for both the Company and the Comparison Group companies is calculated based on the average closing prices over the 30-trading-day period preceding the performance period and the 30-trading day period ending with the last day of the performance period and assuming in each case that all dividends issued over the performance period are reinvested as of the payment date. The Award Multiplier for a performance period determined based on the TSR Percentile Rank for that performance period is applied to the target number of shares allocated to the applicable performance period. If the TSR Percentile Rank falls between two levels in the table above, the Award Multiplier will be determined using straight line interpolation between those levels. In addition, if the Company’s TSR for a particular performance period is negative, the Award Multiplier for that performance period is capped at 100%.

Fiscal Year 2023 Annual Equity Incentive Awards

For fiscal year 2023, the Compensation Committee granted our NEOs (with the exception of the CEO, who did not receive new equity awards in fiscal year 2023) annual Time-Based Units and Performance-Based Units covering the number of shares of our common stock set forth in the following table (with PSUs shown at the target number of units). As noted above, the Compensation Committee believed that this mix of awards was consistent with our performance-based philosophy as a substantial portion of each NEO’s total annual equity awards was performance-based.

Executive	Time-Based Units	Performance-Based Units (Target)

Mr. Chukwu	17,572	14,377

Mr. Ammann	13,578	12,780

Mr. Beauchamp	15,974	14,377

Mr. Silberstein	15,974	13,578

Mr. Chang	11,981	11,182

Mr. Fulton	15,974	13,578

Vesting of Fiscal Year 2023, 2022 and 2021 Performance-Based Awards

As noted above, the first performance period for the fiscal year 2023 Performance-Based Units awarded to our NEOs consisted of our 2023 fiscal year, the second performance period for the fiscal year 2022 Performance-Based Units awarded to our NEOs consisted of our 2022 and 2023 fiscal years, and the third performance period for the fiscal year 2021 Performance-Based Units awarded to our NEOs consisted of our 2021, 2022 and 2023 fiscal years.

Our Performance-Based Units granted in fiscal year 2022 are similar to our Performance-Based Units granted in fiscal year 2023.

Our Performance-Based Units granted in fiscal year 2021 are also similar to our Performance-Based Units granted in fiscal year 2023, except that performance-based vesting for the Performance-Based Units granted in fiscal year 2021 is measured using the chart below based on the Company’s TSR for the applicable performance period relative to the TSR of the SPDR S&P Semiconductor ETF for that performance period. A target number of Performance-Based Units is covered by each award, with one-third

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of the target number of units allocated to each of the three performance periods covered by the award. Between 0% and 200% of the target number of units allocated to each of those periods is eligible to vest based on our relative TSR performance through the end of that period determined as follows:

Relative TSR Percentage	Award Multiplier

+50% or greater	200%

+25%	150%

0%	100%

-30%	25%

Less than -30%	0%

The Relative TSR Percentage for a performance period is equal to our TSR for that period minus the TSR of the SPDR S&P Semiconductor ETF for that performance period. The Award Multiplier is applied to the target number of shares allocated to the applicable performance period. If the Relative TSR Percentage falls between two levels in the table above, the Award Multiplier will be determined using straight line interpolation between those levels. In addition, if the Company’s TSR for a particular performance period is negative, the Award Multiplier for that performance period is capped at 100%.

All of the Performance-Based Units allocated to performance periods ending in fiscal year 2023 were forfeited in their entirety. Our TSR Percentile Rank (or Relative TSR Percentage as to the Performance-Based Units granted in fiscal year 2021) and Award Multiplier for the applicable performance periods are shown in the table below.

Year of Grant	Measurement Period	% of Target Award Tied to Period	Semtech TSR	Index TSR	Relative TSR Percentage / TSR Rank (as applicable)	Award Multiplier (% of Target Units Vesting)

Fiscal Year 2021	3 years Ending FYE23	33 1/3%	-42.65%	67.76%	-110.40%	0.00%

Fiscal Year 2022	2 years Ending FYE23	33 1/3%	-59.86%	—	34 out of 34	0.00%

Fiscal Year 2023	1 year Ending FYE23	33 1/3%	-63.22%	—	38 out of 39	0.00%

The remaining one-third of the target number of Performance-Based Units granted in fiscal year 2022 remain outstanding and eligible to vest based on our relative TSR performance during the three-year performance period consisting of our fiscal years 2022-2024.

The remaining two-thirds of the target number of Performance-Based Units granted in fiscal year 2023 remain outstanding and eligible to vest based on our relative TSR performance during two- and three-year performance periods consisting of our fiscal years 2023-2024 and our fiscal years 2023-2025, respectively.

Fiscal Year 2020 CEO Equity Incentive Awards and Absolute Stock Price PSUs

In March 2019, our Compensation Committee approved a unique equity compensation program for our Chief Executive Officer in recognition of his exceptional contributions to our success as well as the critical role he plays in executing our strategic plan. As described in more detail below, the program was heavily weighted to performance-based equity. The Compensation Committee intended that the award represented Mr. Maheswaran’s entire long-term equity incentive award opportunity for fiscal years 2020-2023 and, in fact, Mr. Maheswaran was not granted any other equity awards in fiscal years 2020-2023.

The March 2019 award granted to Mr. Maheswaran consisted of the following three distinct components:

•	RSUs that vested annually over a four-year vesting period measured from the date of grant of the awards.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Performance-Based Units that followed the design of the Performance-Based Units awarded to our NEOs in fiscal year 2020, except that the vesting period of the award was extended from three years to four years (“Relative TSR PSUs”). These Performance-Based Units were eligible to vest based on the Company’s TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), applying the same vesting schedule and methodology as applied to the Performance-Based Units granted to our NEOs in fiscal year 2020, except that the award consisted of four performance periods (with one-quarter of the target number of units covered by the award allocated to each of the four periods, and with the first period consisting of our 2020 fiscal year, the second period consisting of our 2020 and 2021 fiscal years, the third period consisting of our 2020, 2021 and 2022 fiscal years, and the fourth period consisting of our 2020, 2021, 2022, and 2023 fiscal years). Between 0% and 200% of the target number of units allocated to each of those periods was eligible to vest based on our relative TSR performance through the end of that period.

•

The other type of Performance-Based Unit awarded to Mr. Maheswaran in fiscal year 2020 was subject to the attainment of pre-established absolute stock price levels (“Absolute Stock Price PSUs”). Specifically, this award was eligible to vest during the period commencing March 5, 2019 and ending March 5, 2024 (the “Performance Period”) as follows: 30% of the restricted stock units covered by the award would vest if, during any period of 30 consecutive trading days that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $71.00; and the award will vest in full if, during any period of 30 consecutive trading days that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $95.00. If a change in control of the Company occurs during the Performance Period: 30% of the award would vest if the $71.00 vesting level under the awards was not previously attained and the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value equal to or greater than $71.00; the awards will vest in full if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value equal to or greater than $95.00; and there will be proportionate vesting (between 30% and 100% of the unvested portion of the award) if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value between $71.00 and $95.00.

All four tranches of the Relative TSR PSUs awarded to Mr. Maheswaran in March 2019 (corresponding to the fiscal year 2020 measurement period, the fiscal years 2020 and 2021 measurement period, the fiscal years 2020, 2021 and 2022 measurement period, and the fiscal years 2020, 2021, 2022 and 2023 measurement period) have been forfeited because the threshold level of relative TSR performance required in order for any portion of these tranches to vest was not achieved.

The Absolute Stock Price PSUs corresponding to the $71.00 vesting level (30% of the total Absolute Stock Price PSUs awarded) vested on January 8, 2021 based on the average closing prices of the Company’s common stock for the period of 30 consecutive trading days ending on that date ($71.0013). The Absolute Stock Price PSUs corresponding to the $95.00 vesting level have not vested and remain outstanding.

We awarded Absolute Stock Price PSUs to certain of our executive officers (other than Mr. Maheswaran) in fiscal year 2022. These awards are similar to the Absolute Stock Price PSUs awarded to Mr. Maheswaran in fiscal year 2020, as discussed above, except that the Absolute Stock Price PSUs awarded to our other executive officers in fiscal year 2022 do not have vesting goals tied to achievement of a $71.00 stock value. The Absolute Stock Price PSUs awarded in fiscal year 2022 are entirely performance-based and vest if, during any period of 30 consecutive trading days that commences and ends during a performance period ending March 5, 2024, the average per-share closing price of the Company’s common stock equals or exceeds $95.00. If a change in control of the Company occurs during the performance period, the Absolute Stock Price PSUs will vest in full if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value equal to or greater than $95.00, and there will be

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COMPENSATION DISCUSSION AND ANALYSIS

proportionate vesting (between 0% and 100%) if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value between $71.00 and $95.00. No portion of these Absolute Stock Price PSUs has vested.

Fiscal Year 2024 Equity Awards

As mentioned above, our equity awards for our NEOs in fiscal year 2024 consist of three types of awards: Time-Based Units, Relative TSR PSUs, and Performance-Based Units that include vesting requirements based on financial measures.

The terms of the Time-Based Units awarded to our NEOs in fiscal year 2024 are similar to those awarded to our NEOs in fiscal year 2023, with vesting generally scheduled to occur annually over three years from the date of grant.

The Performance-Based Units granted to our NEOs in fiscal year 2024 include Performance-Based Units that are similar to the Performance-Based Units granted to our NEOs in fiscal year 2023, under which vesting is based on our TSR relative to a comparison group of companies over 1-, 2- and 3-year performance periods each starting with the year of grant, except that the comparison group of companies used for purposes of the fiscal year 2024 awards is based on the companies included in the Russell 3000 index (“Fiscal 2024 Relative TSR PSUs”).

The Performance-Based Units granted to our NEOs in fiscal year 2024 also include Performance-Based Units under which vesting is based on our net revenue and non-GAAP operating income over a three year performance period (“Fiscal 2024 Financial Measure PSUs”). One-third of the “target” number of Fiscal 2024 Financial Measure PSUs subject to each award is allocated to each of fiscal years 2024, 2025 and 2026. Of the Performance-Based Units allocated to each fiscal year, the vesting of half is based on our net revenue performance for that fiscal year and vesting of the other half is based on our non-GAAP operating income for that fiscal year. Between 0% and 200% of the Performance-Based Units allocated to a particular financial measure for a fiscal year may become eligible to vest based on actual performance.

In March 2023, the Compensation Committee granted our NEOs (other than, as discussed below, Mr. Maheswaran, and other than Messrs. Chang and Fulton who were not employed with us at the time of grant) the following number of Time-Based Units, Fiscal 2024 Relative TSR PSUs (shown at the targeted level of vesting), and Fiscal 2024 Financial Measure PSUs (shown at the targeted level of vesting) for fiscal year 2024:

Executive	Time-Based Units	Fiscal 2024 Relative TSR PSUs (Target)	Fiscal 2024 Financial Measure PSUs (Target)

Mr. Maheswaran	–	–	–

Mr. Chukwu	32,770	13,406	13,406

Mr. Ammann	27,308	11,171	11,171

Mr. Beauchamp	27,308	11,171	11,171

Mr. Silberstein	36,411	14,895	14,895

Mr. Maheswaran did not receive regular annual equity awards in March 2023 in light of his retirement announcement, but received a Time-Based RSU award scheduled to vest over a transition period, all as discussed in more detail below.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation

Perquisites and Benefits

During fiscal year 2023, we did not provide any significant perquisites to our NEOs. The Company provides our NEOs with certain benefits on the same terms made available to our other employees generally, including participation in our 401(k) retirement plan, health care plans, life insurance plans, and other welfare benefit programs. The Company also reimburses each NEO for the cost of an annual physical exam. The Compensation Committee believes that this benefit helps protect the health of the executive team at a relatively small cost to the Company.

In addition to the standard benefits offered to all of our employees generally, our U.S.-based executives and other employees who are specifically approved by the Compensation Committee are eligible to participate in our Executive Nonqualified Excess Plan, as amended and restated (our “Deferred Compensation Plan”), which allows our executives to elect to defer annual salary and/or annual cash incentive income. The Deferred Compensation Plan is unfunded and unsecured; however, the Company maintains life insurance policies on the lives of certain current and former participants in the plan, the benefit and accrued value of which is intended to cover a majority of the plan’s accrued liability. For fiscal year 2023, the Company matched, on a dollar-for-dollar basis, up to the first 10% of employee base salary contributions for our CEO, our Chief Financial Officer and our Chief Legal Officer, up to the first 8% for participants at the Vice President level, and up to the first 5% for all other participants. The Compensation Committee believes that providing the NEOs with this deferred compensation opportunity is a cost-effective way to permit the executives to receive the tax benefits associated with delaying income tax on the compensation deferred, even though the related deduction for the Company is also deferred. For more information on our Deferred Compensation Plan, please see “Nonqualified Deferred Compensation Plan-Fiscal Year 2023” in this Proxy Statement.

Severance; CEO Offer Letter

The Compensation Committee evaluates the level of severance benefits, if any, to be provided to an NEO on a case-by-case basis. Mr. Maheswaran was our only NEO covered by an agreement with the Company that provided for severance benefits outside the context of a change in control transaction.

In November 2019, the Company entered into an amended and restated offer letter with Mr. Maheswaran (the “Offer Letter”). The Compensation Committee determined that continuing to provide Mr. Maheswaran with certain severance and other protections under the Offer Letter was appropriate in light of his position within the Company, his overall compensation package and the post-employment restrictions he would be subject to after he no longer works for the Company. The Offer Letter has now been replaced by Mr. Maheswaran’s Transition and Retirement Agreement, described below.

The Offer Letter provided for a five-year term commencing November 20, 2019, which would automatically be extended for additional one-year periods thereafter unless either party gave written notice at least 90 days in advance that the term will not be extended. Under the Offer Letter, Mr. Maheswaran would continue to serve as the Company’s President and Chief Executive Officer, would be nominated for re-election to the Board in connection with any expiration of his term in office as a member of the Board (unless such nomination is prohibited by law or an applicable listing standard), would receive an annual base salary of not less than $620,000 (subject to annual review by the Compensation Committee, but the Compensation Committee could not decrease such annual base salary rate), would receive Company equity awards in the discretion of the Compensation Committee, and would participate in the Company’s Chief Executive Officer Bonus Plan with an annual target bonus of not less than 125% of his base salary. Mr. Maheswaran was also entitled to participate in the Company’s benefit plans made generally available to the Company’s salaried employees and to participate in the Deferred Compensation Plan, with the Company matching the first 10% of his contributions to that plan.

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COMPENSATION DISCUSSION AND ANALYSIS

Pursuant to the terms of the Offer Letter, in the event Mr. Maheswaran’s employment with us terminated for reasons other than death, disability or “cause,” or if he terminated his employment for “good reason” within 90 days of an event giving rise to good reason, he would be entitled to 12 months of his annual salary, up to 12 months continued welfare benefits (medical, dental, life and long-term disability insurance), and, except as otherwise provided in the applicable award agreement, 12 months accelerated vesting of any outstanding and unvested equity awards that are subject only to time-based vesting requirements as of the severance date. The terms “cause” and “good reason” are defined in the Offer Letter. These severance benefits would be contingent on Mr. Maheswaran’s execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment, and Mr. Maheswaran’s agreement and compliance with a one-year post-termination non-competition covenant (which restricts Mr. Maheswaran from being employed by one of the members of the Company’s Peer Group if such company cannot reasonably satisfy the Company that it will preclude and prevent disclosure of the Company’s confidential information).

Mr. Maheswaran’s Retirement

On March 16, 2023, Mr. Maheswaran announced that he intends to retire as the Company’s President and Chief Executive Officer. In connection with his retirement, the Company entered into a Transition and Retirement Agreement with Mr. Maheswaran on March 14, 2023 (the “Transition and Retirement Agreement”). Pursuant to the Transition and Retirement Agreement, Mr. Maheswaran has agreed to provide transition support to the Company for a period of 18 months. Mr. Maheswaran will continue to serve as the Company’s Chief Executive Officer until the earlier of September 14, 2024 or a date determined by the Board. At such time, Mr. Maheswaran’s retirement as an officer and employee of the Company will be effective and he will also retire as a member of the Board. Following his retirement and through September 14, 2024, Mr. Maheswaran will continue to provide transition support to the Company as a consultant. Mr. Maheswaran will continue to be paid his base salary (at the current rate of $750,000 annually) through his retirement date and, pursuant to the Transition and Retirement Agreement, Mr. Maheswaran will be eligible to receive a target annual bonus for fiscal year 2024 ($937,500), pro-rated for the portion of fiscal year 2024 that he serves as the Company’s Chief Executive Officer. No cash compensation is payable for the period of time Mr. Maheswaran provides consulting services under the Transition and Retirement Agreement. The Transition and Retirement Agreement also includes a general release of any claims by Mr. Maheswaran.

In connection with the Transition and Retirement Agreement, the Company granted Mr. Maheswaran a restricted stock unit award with respect to 232,635 shares of the Company’s common stock. The restricted stock units are scheduled to vest in six substantially equal installments (on a quarterly basis) over the 18-month transition period, with vesting subject to Mr. Maheswaran’s continued service, and his compliance with his other obligations under the Transition and Retirement Agreement, through the applicable vesting date. The outstanding and unvested restricted stock units subject to the award will accelerate and become fully vested upon Mr. Maheswaran’s death, a change in control of the Company, or if the Company terminates Mr. Maheswaran’s services during the 18-month transition period in certain circumstances not provided for in the Transition and Retirement Agreement.

The Transition and Retirement Agreement provides that Mr. Maheswaran will not be entitled to severance benefits under his Offer letter or under any Company severance plan or policy.

Change in Control Benefits

Equity Plan Change in Control Benefits

Under the terms of our stockholder approved equity incentive plans, if there is a change in control of the Company and the successor entity does not assume the obligation for the stock options or other equity-based awards, or the awards do not otherwise remain outstanding after the transaction, then the unvested stock options and other equity based awards (other than Performance-Based Units, described below)

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COMPENSATION DISCUSSION AND ANALYSIS

generally will become fully vested as a result of the transaction. If the successor entity does assume the obligation for stock options or other equity-based awards in the change in control transaction, then in the event of a loss of employment within 12 months following a “change in control,” due to termination of employment by the Company without “cause” or a “constructive termination” of the participant (as those terms are defined in the applicable plan), certain then unvested stock options and other equity based awards, but not including Performance-Based Units granted under the Company’s 2008 Long-Term Equity Incentive Plan (the “2008 Plan”), its 2013 Long-Term Equity Incentive Plan (the “2013 Plan”) and its 2017 Long-Term Equity Incentive Plan (the “2017 Plan”), will become fully vested.

As to our Performance-Based Units awarded in fiscal years 2020 through 2023, in the event of a change in control in which the Company’s stock ceases to be publicly-traded, the number of units subject to any portion of the award as to which the performance period did not end before the closing of the change in control will become “fixed” based on the Company’s TSR relative to the TSR of the Index (or the Comparison Group, as applicable) for a shortened performance period ending with the change in control. In such circumstances, a prorated portion (based on the portion of the performance period elapsed before the transaction) of the number of units that become fixed on the change in control will accelerate and be paid upon the closing of the transaction. The balance of the units will remain subject to the time-based vesting condition applicable to the awards through the end of the original applicable performance periods (unless the awards were to be terminated in connection with the transaction and not assumed by an acquiring company, in which case these units would also vest on the closing of the transaction). If the executive’s employment terminates in circumstances on or after a change in control that entitle the executive to severance benefits under the Semtech Corporation Executive Change in Control Retention Plan described below or the executive’s offer letter, the time-based vesting conditions applicable to the award would no longer apply and the remaining units subject to the award (after giving effect to the performance measurement on the change in control) would accelerate and become payable on the separation.

The Absolute Stock Price PSUs will terminate in the event of a change in control in which the Company’s stock ceases to be publicly-traded to the extent the awards do not vest, as described above, based on the per-share consideration that the Company’s stockholders become entitled to receive in the transaction.

Deferred Compensation Plan

Our Deferred Compensation Plan provides for vesting of account balances attributable to Company matching contributions on involuntary termination of employment within 18 months of a change in control.

Executive Change in Control Retention Plan

The Compensation Committee believes that providing severance protections to our executive officers should a change in control occur is in the best interests of the Company and our stockholders in order to provide additional retention incentives to the selected executive officers and to encourage them to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain. Accordingly, we maintain the Semtech Corporation Executive Change in Control Retention Plan (the “CIC Plan”). Mr. Maheswaran’s Offer Letter includes severance protections, discussed above. Accordingly, he does not participate in the CIC Plan. Mr. Beauchamp has an individual letter agreement and also does not participate in the CIC Plan.

The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a “change in control” (as defined in the CIC Plan). If the CIC Plan participant’s employment is terminated by the Company other than for “cause” (as defined in the CIC Plan) or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive certain severance benefits. For these purposes, a “change in control window” is defined as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in

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COMPENSATION DISCUSSION AND ANALYSIS

control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A more detailed description and discussion of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”

The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction. The CIC Plan does not include a tax “gross-up” provision. Instead, if any payment or benefit received by a participant in the CIC Plan in connection with a change in control of the Company would have been subject to any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

A more detailed description of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”

CEO Change in Control Arrangements

As noted above, Mr. Maheswaran does not participate in the CIC Plan. Severance protections for Mr. Maheswaran were provided in his Offer Letter. Mr. Maheswaran’s Offer Letter provided that he would be entitled to certain enhanced severance benefits if, within a “change in control window” (which is defined the same as described for the CIC Plan above), his employment with us was terminated for reasons other than death, disability or “cause,” or if he had terminated his employment for “good reason” within 90 days of an event giving rise to good reason. In the event the employment of Mr. Maheswaran was terminated under such circumstances, he would have been entitled to cash severance benefits equal to two times his annual salary, two times his target annual cash incentive, a prorated annual cash incentive for the fiscal year of the termination, up to 24 months continued welfare benefits (medical, dental, life and long-term disability insurance), accelerated vesting of his unvested Deferred Compensation Plan balance, and except as otherwise provided in the applicable award agreement, full accelerated vesting of any outstanding and unvested equity awards that are subject only to time-based vesting requirements as of the severance date. As noted above, Mr. Maheswaran’s Transition and Retirement Agreement provides that he will not be entitled to any severance under his Offer Letter or under any Company severance plan or policy.

These severance benefits are contingent on Mr. Maheswaran’s execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment. In addition, Mr. Maheswaran’s Offer Letter provides that, except as provided in the applicable award agreement, upon a change in control of the Company, all outstanding and unvested performance vesting equity awards shall be deemed to meet the target level of performance for any open performance period, and will remain subject to any time-based vesting requirements (subject to accelerated vesting upon certain terminations of employment as provided above).

We believe it is appropriate to provide these protections for Mr. Maheswaran for the same reasons we provide benefits under the CIC Plan to the other NEOs as described above. As described above, Mr. Maheswaran’s Offer Letter also provides severance protections should his employment be terminated in certain circumstances outside of a change in control window.

Mr. Maheswaran is not entitled to a tax gross-up for any Excise Tax. Instead, Mr. Maheswaran’s payments and benefits payable in connection with a change in control will either be reduced, but not below zero, as necessary to avoid Mr. Maheswaran incurring any such Excise Tax or be paid in full, with Mr. Maheswaran paying any Excise Tax due, whichever places Mr. Maheswaran in the better after-tax position.

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COMPENSATION DISCUSSION AND ANALYSIS

For more information on our severance and change in control arrangements with the NEOs, including a more detailed description of Mr. Maheswaran’s Offer Letter, please see “Potential Payments on Termination or Change in Control” below in this Proxy Statement.

Separation Agreements with Messrs. Chang and Fulton

We terminated Mr. Chang’s employment, and Mr. Fulton’s employment, effective as of September 8, 2022. In connection with their respective terminations from employment, we negotiated and entered into a Separation and General Release Agreement with each of Messrs. Chang and Fulton (the “Change Separation Agreement” and the “Fulton Separation Agreement”, respectively). The Separation and General Release Agreements are described in the “Potential Payments on Termination or Change in Control” section below.

Other Compensation Policies

Stock Ownership Guidelines and Equity Award Holding Period Requirements

To further our objective of aligning the interests of management with those of our stockholders, the Company maintains stock ownership guidelines for our executive officers. Under these guidelines, each of our executive officers is to maintain a level of equity ownership of the Company (which may include shares of the Company’s stock owned by the executive, by the executive’s spouse or minor children residing with the executive, or in a trust for estate or tax planning purposes that is revocable by the executive or the executive’s spouse, restricted stock, and restricted stock units) that has a value equal to two times (five times in the case of the CEO) the annual base salary of such executive officer. Our stock ownership guidelines also include equity award holding period requirements such that if an executive officer’s level of ownership of Company common stock does not satisfy the targeted level under our stock ownership guidelines, the executive officer is expected to hold at least 50% of the net vested shares acquired upon the exercise, payment or vesting of any Company equity award granted to the executive officer after August 17, 2016. For this purpose, the “net vested shares” generally means the number of shares acquired pursuant to the award less the number of any shares sold or withheld to pay the exercise price of the award (in the case of stock options) or any applicable tax withholding obligations in connection with the exercise, payment or vesting of the award. The applicable ownership level is expected to be achieved within five years of the effective date of the guidelines for officers serving as of the adoption of the guidelines. As of the end of fiscal year 2023, each of our NEOs who was then still a Company executive officer met their required level of equity ownership of the Company under our stock ownership guidelines.

Description of Employment Arrangements

All of our NEOs are employed on an at-will basis and none of our NEOs are employed under the terms of an employment agreement for a fixed term. We do, however, issue written offer letters from time to time to prospective executives that set forth their initial terms of compensation and other material terms including, in the case of Mr. Maheswaran, post-termination severance obligations, in the case of Mr. Beauchamp, acceleration of certain equity awards upon a change in control of the Company, and we provide certain severance protections under the CIC Plan, as described above under “Other Compensation – Severance.”

Section 162(m) Considerations

Federal income tax law (specifically, Section 162(m) of the U.S. Internal Revenue Code) generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Company’s Compensation Committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

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COMPENSATION DISCUSSION AND ANALYSIS

As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Clawback Policy

The Company maintains a “clawback” policy that allows our Board of Directors or the Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive plans to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal year 2023. Respectfully submitted by THE COMPENSATION COMMITTEE

Bruce C. Edwards, Chair         Martin S.J. Burvill         Saar Gillai         Ye Jane Li

This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above comprised the Compensation Committee during fiscal year 2023. No member of our Compensation Committee during fiscal year 2023 was an executive officer or employee of the Company, and no member of the Compensation Committee had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers now serve, or served during fiscal year 2023, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal year 2023 or currently.

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EXECUTIVE COMPENSATION

The following table presents information regarding compensation of our NEOs for service during fiscal years 2021-2023.

SUMMARY COMPENSATION TABLE – FISCAL YEARS 2021-2023

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Mohan R. Maheswaran (4)	2023	741,654	–	–	–	240,000	82,565	1,064,219
President and Chief Executive Officer	2022	676,423	–	–	–	915,272	75,483	1,667,178
	2021	647,000	–	–	–	799,378	73,575	1,519,953
Emeka N. Chukwu	2023	430,000	–	2,070,702	–	252,840	50,520	2,804,062
Executive Vice President and Chief Financial Officer	2022	427,616	–	2,284,527	–	337,980	50,531	3,100,654
	2021	410,000	–	1,487,363	–	269,124	50,088	2,216,575
Charles B. Ammann (5)	2023	405,000	–	1,712,846	–	249,480	50,413	2,417,739
Executive Vice President, Chief Legal Officer and Secretary
Gary M. Beauchamp (6)	2023	403,095	–	1,970,668	–	322,425	30,996	2,727,184
Executive Vice President and General Manager, Signal Integrity Products Group	2022	417,550	–	1,877,010	–	334,195	25,699	2,654,454
	2021	397,203	–	1,205,972	–	304,489	33,474	1,941,138
Asaf Silberstein	2023	410,000	–	1,916,714	–	328,000	43,344	2,698,058
Executive Vice President and Chief Operating Officer	2022	408,808	–	1,705,408	–	327,180	42,141	2,483,537
	2021	400,001	–	1,125,584	–	265,760	41,263	1,832,608
Chris Chang (5)(7)	2023	237,981	–	1,504,990	–	–	696,025	2,438,996
Senior Vice President, Corporate Marketing and Sales, Asia Pacific
Alistair W. Fulton (7)	2023	254,635	–	1,916,714	–	–	792,754	2,964,103
Senior VP and General Manager, Wireless and Sensing Products Group	2022	380,827	–	1,877,010	–	288,028	39,944	2,585,809

(1)

The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values noted below, are computed in accordance with FASB ASC Topic 718 for the stock and option awards granted to the NEOs in the corresponding fiscal year based on the assumptions set forth in Note 10 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2023 and on the assumptions in similar footnotes to the financial statements included in the Company’s Annual Reports on Form 10-K filed in prior years.

For the Performance-Based Units granted during fiscal years 2021 through 2023, the grant-date values of the awards reported in the Summary Compensation Table above were calculated using a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the grant date of the awards. For more information on the assumptions made in the Monte Carlo simulation pricing model, refer to the Share-Based Compensation note to the financial statements included in the Company’s Annual Report on Form 10-K for the year in which the awards were granted. If we achieve the highest level of performance under the Performance-Based Units granted in each of those fiscal years (other than the Absolute Stock Price PSUs granted to Mr. Maheswaran in fiscal year 2020 and the Absolute Stock Price PSUs granted to other NEOs in fiscal year 2022), the Performance-Based Units would vest and be paid at 200% of the target level. The Absolute Stock Price PSUs granted to Mr. Maheswaran in fiscal year 2020 and to other NEOs in fiscal year 2022 cannot vest as to more than 100% of the target number of shares subject to the award. The following tables present, as to each of the Performance-Based Units granted to our NEOs in fiscal years 2023, 2022, and 2021 (other than the Absolute Stock Price PSUs): (a) the grant date fair value of the award calculated using the Monte Carlo simulation pricing model (the value included in the stock award column of the table above as compensation for the NEOs in that year) and (b) the “Maximum Value” of the award as of the grant date calculated by multiplying the number of shares subject to the award that would vest if the highest level of performance was achieved by the closing price of a share of common stock of the Company on the date of grant of the award.

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EXECUTIVE COMPENSATION

Fiscal Year 2023 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on Monte Carlo Simulation)	Maximum Value
Name	($)	($)
Mr. Maheswaran	–	–
Mr. Chukwu	970,695	1,800,000
Mr. Ammann	862,863	1,600,056
Mr. Beauchamp	970,695	1,800,000
Mr. Silberstein	916,741	1,699,966
Mr. Chang	754,980	1,399,986
Mr. Fulton	916,741	1,699,966

Fiscal Year 2022 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on Monte Carlo Simulation)	Maximum Value
Name	($)	($)
Mr. Maheswaran	–	–
Mr. Chukwu	1,023,882	2,047,764
Mr. Beauchamp	808,316	1,616,632
Mr. Silberstein	754,451	1,508,902
Mr. Fulton	808,316	1,616,632

Fiscal Year 2021 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on Monte Carlo Simulation)	Maximum Value
Name	($)	($)
Mr. Maheswaran	–	–
Mr. Chukwu	671,290	1,342,580
Mr. Beauchamp	544,292	1,088,584
Mr. Silberstein	508,010	1,016,020
Mr. Fulton	580,570	1,161,140

The first, second and third tranches of the Performance-Based Units granted in fiscal year 2021 (each consisting of one-third of the target number of units subject to the award and relating to performance during fiscal year 2021, the two-year period of fiscal years 2021 and 2022, and three-year period of fiscal years 2021, 2022 and 2023) were determined to vest at a rate of 40.90%, 0% and 0%, respectively. The first and second tranches of the Performance-Based Units granted in fiscal year 2022 (each consisting of one-third of the target number of units subject to the award and relating to performance during fiscal year 2022 and the two-year period of fiscal years 2022 and 2023) were determined to vest at a rate of 58.82% and 0%, respectively (excluding the Absolute Stock Price PSUs granted to our NEOs, other than Mr. Maheswaran, in fiscal year 2022). No portion of the Absolute Stock Price PSUs granted to our NEOs, other than Mr. Maheswaran, in fiscal year 2022 has vested. The first tranche of the Performance-Based Units granted in fiscal year 2023 (consisting of one-third of the target number of units subject to the award and relating to performance during fiscal year 2023) was determined to vest at a rate of 0%.

(2)

Amounts set forth in the “Non-Equity Incentive Plan Compensation” column for fiscal year 2023 reflect the amounts paid to our CEO under our CEO Bonus Plan and amounts paid to our other NEOs under the terms of our Executive Bonus Plan. The amounts shown for each fiscal year represent amounts earned for performance in the applicable fiscal year. Actual payment is made in the following fiscal year.

(3)

Amounts presented in the “All Other Compensation” column for fiscal year 2023 include Company contributions to our 401(k) plan and our Deferred Compensation Plan for our NEOs, and to a group retirement saving program for Mr. Beauchamp, as indicated in the table below. Amounts presented in the “All Other Compensation” column for Mr. Beauchamp for fiscal year 2023 also include an auto benefit of $12,235 and a medical plan benefit of $3,877. Amounts presented in the “All Other Compensation” column for Mr. Chang for fiscal year 2023 also include cash severance of $656,250, and $14,517 for reimbursement of Mr. Chang’s premiums to continue healthcare benefits under COBRA for twelve (12) months following his separation date, provided pursuant to the Chang Separation Agreement. Amounts presented in the “All Other Compensation” column for Mr. Fulton for fiscal year 2023 also include cash severance of $729,000, and $35,381 for reimbursement of Mr. Fulton’s premiums to continue healthcare benefits under COBRA for twelve (12) months following his separation date, provided pursuant to the Fulton Separation Agreement.

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Employer Contributions to Compensation Plans
Name	401(k) Plan ($)	Deferred Compensation Plan ($)	Group Retirement Saving Program (Canada) ($)
Mr. Maheswaran	8,400	74,165	–
Mr. Chukwu	7,520	43,000	–
Mr. Ammann	9,913	40,500	–
Mr. Beauchamp	–	–	14,884
Mr. Silberstein	9,913	33,431	–
Mr. Chang	4,887	20,371	–
Mr. Fulton	9,335	19,038	–

(4)

As discussed in the Compensation Discussion and Analysis above, the fiscal year 2020 stock award for Mr. Maheswaran was intended to represent Mr. Maheswaran’s entire long-term equity incentive award opportunity for fiscal years 2020-2023, and the Compensation Committee did not award Mr. Maheswaran any other equity award during fiscal years 2020-2023. Approximately 85% of the total fiscal year 2020 stock award for Mr. Maheswaran (based on the grant date value of the target number of shares subject to the awards) was subject to absolute and multi-year relative stock price-based vesting requirements.

(5)	Compensation is shown for Messrs. Ammann and Chang only for fiscal year 2023 as they were not named executive officers for fiscal years 2022 and 2021.

(6)

As Mr. Beauchamp is headquartered in Canada and is paid in Canadian Dollars, the amounts reflected under “Base Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” are U.S. Dollar equivalents at the applicable exchange rate between the Canadian Dollar and the U.S. Dollar, which was 0.75122 U.S. Dollars to one Canadian Dollar as of January 29, 2023, for fiscal year 2023, 0.78243 U.S. Dollars to one Canadian Dollar as of January 30, 2022, for fiscal year 2022, and 0.78249 U.S. Dollars to one Canadian Dollar as of January 31, 2021, for fiscal year 2021.

(7)	Mr. Fulton’s employment with the Company, and Mr. Chang’s employment with the Company, ended on September 8, 2022.

Grants of Plan-Based Awards in Fiscal Year 2023

The following table presents information regarding the equity and non-equity incentive awards granted to the NEOs during fiscal year 2023. The material terms of each award are described below under “Description of Fiscal Year 2023 Plan-Based Awards.”

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EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS – FISCAL YEAR 2023 (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Maheswaran
Annual Incentive	N/A	257,813	937,500	1,875,000	–	–	–	–	–	–	–
RSU	N/A	–	–	–	–	–	–	–	–	–	–
PSU	N/A	–	–	–	–	–	–	–	–	–	–
Mr. Chukwu
Annual Incentive	N/A	86,000	344,000	602,000	–	–	–	–	–	–	–
RSU	3/8/2022	–	–	–	–	–	–	17,572	–	–	1,100,007
PSU	3/8/2022	–	–	–	–	14,377	28,754	–	–	–	970,695
Mr. Ammann
Annual Incentive	N/A	81,000	324,000	567,000	–	–	–	–	–	–	–
RSU	3/8/2022	–	–	–	–	–	–	13,578	–	–	849,983
PSU	3/8/2022	–	–	–	–	12,780	25,560	–	–	–	862,863
Mr. Beauchamp
Annual Incentive	N/A	78,923	315,693	552,462	–	–	–	–	–	–	–
RSU	3/8/2022	–	–	–	–	–	–	15,974	–	–	999,972
PSU	3/8/2022	–	–	–	–	14,377	28,754	–	–	–	970,695
Mr. Silberstein
Annual Incentive	N/A	82,000	328,000	574,000	–	–	–	–	–	–	–
RSU	3/8/2022	–	–	–	–	–	–	15,974	–	–	999,972
PSU	3/8/2022	–	–	–	–	13,578	27,156	–	–	–	916,741
Mr. Chang
Annual Incentive	N/A	72,188	288,750	505,313	–	–	–	–	–	–	–
RSU	3/8/2022	–	–	–	–	–	–	11,981	–	–	750,011
PSU	3/8/2022	–	–	–	–	11,182	22,364	–	–	–	754,971
Mr. Fulton
Annual Incentive	N/A	72,188	288,750	505,313	–	–	–	–	–	–	–
RSU	3/8/2022	–	–	–	–	–	–	15,974	–	–	999,972
PSU	3/8/2022	–	–	–	–	13,578	27,156	–	–	–	916,741

Legend
RSU	Time-Based Units	PSU	Performance-Based Units (other than APSUs)

(1)	All equity awards were made pursuant to the 2017 Plan.

(2)

The Non-Equity Incentive Plan Award granted to Mr. Maheswaran was granted pursuant to the terms of our CEO bonus plan. All Non-Equity Incentive Plan awards made to our other NEOs were granted pursuant to the terms of our Executive Bonus Plan. All Non-Equity Incentive Plan Awards were paid to our executives in fiscal year 2024 for their performance in fiscal year 2023. There is no guaranteed minimum bonus under the applicable plan. For each NEO, the “Threshold” represents the amount which would be paid assuming no amount is attributed to their individual performance and each factor attributed to Company performance is paid at the lowest level at which any payout may be made; the “Target” represents the executive’s base salary multiplied by the target award percentage established for the executive; and the “Maximum” represents the maximum amount payable pursuant to the applicable plan assuming the maximum amount is attributed to the executive’s individual performance and each factor attributed to Company performance is paid at the maximum level. As Mr. Beauchamp is headquartered in Canada, the amounts reflected are for the U.S. Dollar equivalents at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 29, 2023, which was 0.75122 U.S. Dollars to one Canadian Dollar.

(3)	These columns represent awards of Performance-Based Units. There is no guaranteed minimum payout for these awards.

(4)	The awards reflected in this column represent Time-Based Units.

(5)

The valuation of equity awards is computed in accordance with FASB ASC Topic 718 and based on assumptions set forth in Note 11 to the financial statements filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2023. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions. The Performance-Based Units included in this table that vest are settled 100% in shares. Also see footnote (1) to the Summary Compensation Table above.

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Description of Fiscal Year 2023 Plan-Based Awards

Non-Equity Incentive Plan Awards

As described above in the Compensation Discussion and Analysis, we maintain two non-equity incentive plans applicable to our NEOs: our CEO Bonus Plan for Mr. Maheswaran and our Executive Bonus Plan for our other NEOs. These plans generally provide a cash payout only in the event certain pre-established Company and business unit performance objectives are met. Under the plans, each NEO has a targeted bonus potential expressed as a percentage of the NEO’s base salary. In fiscal year 2023, payouts to Mr. Maheswaran were based on our non-GAAP operating income, net revenue growth, EPS growth compared to certain peer companies, and our Board’s assessment of his individual performance. For our other NEOs, payouts were based on our non-GAAP operating income and assessments of business unit and individual performance by our CEO and the Compensation Committee. The applicable performance criteria and targets in place for fiscal year 2023 under our CEO Bonus Plan and the criteria for assessing performance under our Executive Bonus Plan, and the payouts under these plans for our NEOs for fiscal year 2023, are discussed in detail above in the Compensation Discussion and Analysis. Awards under these plans are generally only paid to executives who are employed by the Company on the date awards are paid, which generally occurs in the first quarter following the end of the applicable fiscal year.

Equity Incentive Plan Awards

In fiscal year 2023, we granted two types of equity incentive awards to our NEOs (other than our CEO, who did not receive new equity awards in fiscal year 2023): Time-Based Units (“RSUs”) and Performance-Based Units (“PSUs”). The material terms of the RSUs and PSUs are described in the Compensation Discussion and Analysis under the heading “Summary of our Current Executive Compensation Programs – Equity Incentive Awards.”

All equity awards granted in fiscal year 2023 were granted under, and subject to, the terms and conditions of the 2017 Plan and the award agreements applicable to such awards. The RSUs awarded to our NEOs in fiscal year 2023 vest over three years from the date of their grant. The PSUs awarded to our NEOs in fiscal year 2023 generally vest over three years from the date of grant based on our percentile ranking against a comparison group of companies based on the companies included in the S&P Semiconductor Select Industry Index at the start of the applicable performance period, when we are ranked against those companies based on TSR performance for the applicable performance period. TSR will be measured for three measurement periods – the Company’s fiscal year 2023, fiscal years 2023 and 2024, and fiscal years 2023, 2024 and 2025. Vested RSUs and PSUs are payable in an equal number of shares of our common stock.

None of the equity incentive awards granted to our NEOs in fiscal year 2023 entitles the recipient to dividend rights, except that awards of RSUs and PSUs include a right to be credited with dividend equivalents, should we pay a dividend on our common stock, that are subject to the same vesting and payment terms as the underlying units to which they relate. As described more fully under the heading “Potential Payments On Termination or Change in Control” below, under certain circumstances the vesting of some or all of our equity awards to our NEOs may be accelerated on the executive’s termination from the Company or on a change in control of the Company.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2023

The following table presents information regarding the outstanding equity awards held by each NEO as of January 29, 2023:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2023 (split-adjusted)

	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
MR. MAHESWARAN
3/5/2019 – APSU (3)	–	–	–	–		–	–	224,000	7,425,600
3/5/2019 – RSU (5)	–	–	–	–		17,500	580,125	–
TOTAL						17,500	580,125	224,000	7,425,600
MR. CHUKWU
3/8/2022 – PSU (4)	–	–	–	–		–	–	9,585	317,743
3/8/2022 – RSU (5)	–	–	–	–		17,572	582,512	–	–
3/9/2021 – APSU (6)	–	–	–	–		–	–	7,042	233,442
3/9/2021 – PSU (4)	–	–	–	–		–	–	4,460	147,849
3/9/2021 – RSU (5)	–	–	–	–		8,920	295,698	–	–
3/3/2020 – RSU (5)	–	–	–	–		6,852	227,144	–	–
TOTAL						33,344	1,105,354	21,087	699,034
MR. AMMANN
3/8/2022 – PSU (4)	–	–	–	–		–	–	8,520	282,438
3/8/2022 – RSU (5)	–	–	–	–		13,578	450,111	–	–
3/9/2021 – APSU (6)	–	–	–	–		–	–	4,225	140,059
3/9/2021 – PSU (4)	–	–	–	–		–	–	2,348	77,836
3/9/2021 – RSU (5)	–	–	–	–		4,695	155,639	–	–
3/3/2020 – RSU (5)	–	–	–	–		4,445	147,352	–	–
TOTAL						22,718	753,102	15,093	500,333
MR. BEAUCHAMP
3/8/2022 – PSU (4)	–	–	–	–		–	–	9,585	317,743
3/8/2022 – RSU (5)	–	–	–	–		15,974	529,538	–	–
3/9/2021 – APSU (6)	–	–	–	–		–	–	7,042	233,442
3/9/2021 – PSU (4)	–	–	–	–		–	–	3,521	116,721
3/9/2021 – RSU (5)	–	–	–	–		7,042	233.442	–	–
3/3/2020 – RSU (5)	–	–	–	–		5,556	184,181	–	–
TOTAL						28,572	947,162	20,148	667,906
MR. SILBERSTEIN
3/8/2022 – PSU (4)	–	–	–	–		–	–	9,052	300,074
3/8/2022 – RSU (5)	–	–	–	–		15,974	529,538	–	–
3/9/2021 – APSU (6)	–	–	–	–		–	–	5,634	186,767
3/9/2021 – PSU (4)	–	–	–	–		–	–	3,287	108,964
3/9/2021 – RSU (5)	–	–	–	–		6,573	217,895	–	–
3/3/2020 – RSU (5)	–	–	–	–		5,186	171,916	–	–
TOTAL						27,733	919,349	17,973	595,805
MR. CHANG
	–	–	–	–		–	–	–	–
TOTAL						–	–	–	–
MR. FULTON
	–	–	–	–		–	–	–	–
TOTAL						–	–	–	–

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EXECUTIVE COMPENSATION

Legend
NQSO	Stock Options	PSU	Performance-Based Units (other than APSUs)
RSU	Time-Based Units	APSU	Absolute Stock Price Performance-Based Units

(1)

The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Number of Shares or Units of Stock That Have Not Vested” column by $33.15 (the closing price of the Company’s common stock on January 27, 2023, the last trading day of fiscal year 2023).

(2)

The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested” column by $33.15 (the closing price of the Company’s common stock on January 27, 2023, the last trading day of fiscal year 2023).

(3)

Represents the APSUs that remained outstanding and are eligible to vest if, during any consecutive 30-day trading period that commences and ends during the period commencing March 5, 2019 and ending March 5, 2024, the average per-share closing price of the Company’s common stock equals or exceeds $95.00.

(4)

The PSUs granted in fiscal year 2022 vest based on our percentile ranking against a comparison group of companies based on the companies included in the S&P Semiconductor Select Industry Index at the start of the applicable performance period, when we are ranked against those companies based on TSR performance for the applicable performance period. TSR will be measured for each of the three measurement periods applicable to the award: the Company’s fiscal year 2022, fiscal years 2022 and 2023, and fiscal years 2022, 2023 and 2024. The first measurement period resulted in the vesting of 58.82% of the target number of units in the first vesting tranche, one-third of the target number of units originally granted pursuant to the award as of the last day of fiscal year 2022. The second measurement period resulted in the vesting of 0.00% of the target number of units in the second vesting tranche, one-third of the target number of units originally granted pursuant to the award, as of the last day of fiscal year 2023. The amount reported in the table above represents the target number of PSUs that are eligible to vest for the third measurement period under the awards (consisting of fiscal years 2022, 2023, and 2024, respectively; covering one-third of the target number of units originally granted pursuant to the award).

The PSUs granted in fiscal year 2023 vest based on our TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), which tracks the S&P Semiconductor Select Industry Index. TSR will be measured for each of the three measurement periods applicable to the award: the Company’s fiscal year 2023, fiscal years 2023 and 2024, and fiscal years 2023, 2024 and 2025. The first measurement period resulted in the vesting of 0.00% of the target number of units in the first vesting tranche, one-third of the target number of units originally granted pursuant to the award as of the last day of fiscal year 2023. The amount reported in the table above represents the target number of PSUs that are eligible to vest for the second and third measurement periods under the awards (consisting of fiscal years 2023 and 2024, and fiscal years 2023, 2024, and 2025, respectively; each covering one-third of the target number of units originally granted pursuant to the award).

(5)	The Time-Based Units have a time-based vesting schedule and vest in approximately equal annual installments over three or four years as set forth in the following table:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date
3/8/2022	3/8/2023	3/8/2024	3/8/2025	–
3/9/2021	3/9/2022	3/9/2023	3/9/2024	–
3/3/2020	3/3/2021	3/3/2022	3/3/2023	–
3/5/2019	3/5/2020	3/5/2021	3/5/2022	3/5/2023

(6)

Represents the APSUs that remained outstanding and are eligible to vest if, during any consecutive 30-day trading period that commences and ends during the period commencing March 9, 2021 and ending March 5, 2024, the average per-share closing price of the Company’s common stock equals or exceeds $95.00.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested in Fiscal Year 2023

The following table identifies option awards that were exercised by our NEOs during fiscal year 2023 and other stock awards that vested during fiscal year 2023 that were previously granted to our NEOs:

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2023

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Maheswaran	–	–	17,500	1,131,725
Mr. Chukwu	7,500	393,966	16,312	1,072,114
Mr. Ammann	–	–	10,125	667,079
Mr. Beauchamp	–	–	12,744	838,312
Mr. Chang	5,000	179,056	15,144	985,941
Mr. Fulton	–	–	17,031	1,111,221
Mr. Silberstein	–	–	13,138	862,847

(1)

The dollar amounts shown in the table above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in the table above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation – Fiscal Year 2023

Our NEOs may elect to receive some of their compensation on a deferred basis under the Deferred Compensation Plan. A participant may elect to defer up to 80% of his or her base salary and certain performance-based compensation. Under the Company’s current matching program under the Deferred Compensation Plan, the Company matches, on a dollar-for-dollar basis, up to the first 10% of employee base salary contributions for our CEO, our Chief Financial Officer and our Chief Legal Officer, up to the first 8% for participants at the Vice President level, and up to the first 5% for all other participants. Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions made by the Company vest 25% on December 31st of the calendar year during which the contribution is made. Thereafter, vesting continues 25% on December 31st for each of the following three calendar years. Amounts in participant accounts may generally be deferred until a specified date, death, disability, a change in control, or termination of employment. At the participant’s election, deferrals will generally be paid in a lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre-2005 deferrals) may be withdrawn subject to a penalty. Earnings on the account of each executive are credited to such executive based on the performance of investment vehicles chosen by the executive from a selection offered to all plan participants by the plan’s administrator. Executives may elect to change the investment vehicles applicable to their accounts at any time. The earnings associated with the Deferred Compensation Plan are related to plan participant elections made in relation to the available mutual fund investment choices as provided through the Deferred Compensation Plan.

Prior to fiscal year 2019, we granted certain RSU awards to our NEOs that provided for payment of any vested units subject to the award to be deferred and not made until six months after the executive’s employment with the Company terminates (referred to as “Ownership Stock Units” or “OSUs”).

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The following table presents information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during fiscal year 2023, and the total deferred amounts for the NEOs at the end of fiscal year 2023:

NONQUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2023

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Mr. Maheswaran	74,166	74,165	(627,415)	–	6,251,346
Mr. Chukwu	43,000	43,000	(383,458)	(108,621)	3,016,049
Mr. Ammann	40,500	40,500	(398,975)	–	1,704,999
Mr. Beauchamp (5)	–	–	(364,140)	–	348,075
Mr. Silberstein	59,923	33,431	(708,670)	(54,355)	2,353,178
Mr. Chang	19,039	19,038	(18,901)	–	283,926
Mr. Fulton	54,266	20,371	(3,191)	(7,034)	256,188

(1)

These amounts consist of base salary deferred under the Deferred Compensation Plan in fiscal year 2023. All of these amounts have been included in the “Base Salary” column of the “Summary Compensation Table – Fiscal Years 2021-2023” above.

(2)

All of the amounts reported as “Registrant Contributions in the Last Fiscal Year” reflect Company matching contributions that are also included in the “All Other Compensation” column of the “Summary Compensation Table – Fiscal Years 2021-2023” above.

(3)

These amounts consist of earnings credited under the Deferred Compensation Plan for fiscal year 2023 with respect to deferrals made under that plan and the appreciation in value during fiscal year 2023 (after the date of vesting of the units) of OSUs. No portion of these earnings on deferred compensation is considered to be at above-market rates under SEC rules; thus no such earnings are included as compensation in the “Summary Compensation Table – Fiscal Years 2021-2023” above.

(4)

These amounts consist of the NEO’s fiscal year-end balance under the Deferred Compensation Plan as well as the fiscal year-end value of the executive’s vested OSUs (the payment of which is delayed until six months after the executive’s employment with the Company terminates). Deferred Compensation Plan balances include unvested amounts attributable to the Company’s contributions and earnings thereon. All amounts within the “Aggregate Balance at Last Fiscal Year End” column for each NEO were included in Summary Compensation Tables for previous years, to the extent the executive was named in such tables and the amounts were so required to be reported in such tables and with the value of OSUs included in the year of grant of those units based on the grant date fair value of the award.

The Deferred Compensation Plan balance for each of the NEOs at the end of fiscal year 2023 was as follows: Mr. Maheswaran, $5,631,441; Mr. Chukwu, $2,644,769; Mr. Ammann, $1,405,820; Mr. Beauchamp, $0; Mr. Silberstein, $1,799,573; Mr. Chang, $283,926; and Mr. Fulton, $256,188. The value of vested OSUs held by each of the NEOs at the end of fiscal year 2023 was as follows: Mr. Maheswaran, $619,905; Mr. Chukwu, $371,280; Mr. Ammann, $299,179; Mr. Beauchamp, $348,075; Mr. Silberstein, $553,605; Mr. Chang, $0; and Mr. Fulton, $0. These values are based on a value of column by $33.15 (the closing price of the Company’s common stock on January 27, 2023, the last trading day of fiscal year 2023).

(5)	Mr. Beauchamp does not participate in the Deferred Compensation Plan because he is a Canadian resident.

Potential Payments On Termination or Change in Control

Executive Change in Control Retention Arrangements

We maintain the CIC Plan. The CIC Plan is designed to provide incentives for eligible executive officers to exert maximum efforts for the Company’s success, and to retain those persons, even in the face of a potential “change in control” of the Company (as defined in the CIC Plan). The Compensation Committee administers the CIC Plan. Eligible persons under the CIC Plan are limited to certain executives of the Company who are designated by the Compensation Committee as eligible to participate in the CIC Plan. Mr. Maheswaran’s Offer Letter includes certain severance protections, discussed below. Accordingly, he does not participate in the CIC Plan. Mr. Beauchamp has an individual letter agreement and also does not participate in the CIC Plan.

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Under the CIC Plan, a “change in control” is generally defined to include any of the following: (1) an acquisition by any individual, entity or group of more than 30% of the outstanding shares of the Company’s common stock or the outstanding voting securities of the Company (provided that if such an acquisition was specifically approved in advance by the Board, the reference to “30%” in this clause (1) shall instead be “50%”); (2) certain majority changes in the Board; (3) certain reorganizations, mergers, dispositions, or consolidations of the Company, or certain sales of substantially all of the Company’s assets; and (4) a dissolution or liquidation of the Company.

The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a change in control. If the CIC Plan participant’s employment is terminated by the Company other than for “cause” or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive specified severance benefits. The severance benefits that would be provided in these circumstances to each of our Named Executive Officers who is a CIC Plan participant are as follows:

(1)

a cash severance benefit equal to (A) one times the sum of the participant’s annual base salary rate (at the highest annual rate during the six-month period prior to the change in control) plus the participant’s target bonus amount (equal to the greater of the target bonus for the fiscal year in which the participant’s employment with the Company terminates or the immediately preceding fiscal year), and (B) a pro-rata target bonus (based on the portion of the year the participant was employed by the Company) for the fiscal year in which the participant’s employment with the Company terminates;

(2)	payment or reimbursement of the participant’s premiums to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months;

(3)	pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and

(4)

unless otherwise provided for in the applicable award agreement or the participant’s CIC Plan participation agreement, accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a change in control (as described below)).

The CIC Plan generally defines a “change in control window” as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A CIC Plan participant’s right to receive the severance benefits under the CIC Plan described above is contingent on the participant providing a general release of claims in favor of the Company and the participant complying with a one-year post-termination non-competition covenant.

The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction. The CIC Plan does not include a tax “gross-up” provision. Instead, if any payments or benefits to be received by a participant in the CIC Plan in connection with a change in control of the Company would be subject to any Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

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Under the CIC Plan, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement or a participant’s CIC Plan participation agreement, as to any then outstanding and unvested Company equity awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards as described above).

Unless extended by the Board or the Compensation Committee, the CIC Plan will automatically terminate on August 24, 2024, provided that (i) if a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control is entered into before August 24, 2024, the term of the CIC Plan will not terminate earlier than the first anniversary of the date the definitive agreement is entered into or (ii) if a change in control occurs during the term of the CIC Plan then in effect, the term of the CIC Plan will not terminate earlier than the second anniversary of such change in control. The Company (acting through the Board or the Compensation Committee) may amend or terminate the CIC Plan at any time, but no amendment or termination that occurs within a change in control window will apply to a participant until the later of (a) the expiration of such change in control window or (b) three months after the Compensation Committee provides the participant with written notice of such amendment or termination, unless the participant consents to the amendment or termination or the amendment or termination does not adversely affect the participant.

Mr. Maheswaran’s Offer Letter

As noted above, Mr. Maheswaran does not participate in the CIC Plan. Instead, Mr. Maheswaran was entitled to certain severance benefits in connection with a termination of his employment under the circumstances described below pursuant to the terms of his Offer Letter. In the event Mr. Maheswaran’s employment with the Company was terminated for reasons other than his death, disability or “cause” (as defined in the Offer Letter), or if he terminated his employment for “good reason” (as defined in the Offer Letter) within 90 days of an event giving rise to good reason, Mr. Maheswaran would be entitled to receive the following severance benefits:

(1)	a cash severance benefit equal to 12 months of his annual salary;

(2)	12 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage; and

(3)

unless otherwise provided in the applicable award agreement, 12 months accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions as of the severance date (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions as of the severance date).

In the event Mr. Maheswaran’s employment by the Company was terminated under the circumstances described above and such termination of employment occurred during a “change in control window” (as defined in the Offer Letter), Mr. Maheswaran would be entitled to receive the following severance benefits:

(1)

a cash severance benefit equal to (A) two times the sum of his annual base salary rate plus his target bonus (each as in effect on the date of his termination of employment), and (B) a pro-rata target bonus (based on the portion of the year Mr. Maheswaran was employed by the Company) for the fiscal year in which his employment with the Company terminates;

(2)	24 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage;

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(3)	pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and

(4)

unless otherwise provided for in the applicable award agreement or the Offer Letter, accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a “change in control” (as described below)).

For purposes of the Offer Letter, the terms “change in control” and “change in control window” have the same meanings as provided under the CIC Plan.

Mr. Maheswaran’s right to receive the severance benefits described above would be contingent on him providing a general release of claims in favor of the Company and, in the case of an involuntary termination outside a change in control window, complying with a one-year post-termination non-competition covenant (which restricts Mr. Maheswaran from being employed by one of the members of the Company’s Peer Group if such company cannot reasonably satisfy the Company that it will preclude and prevent disclosure of the Company’s confidential information).

Mr. Maheswaran is not entitled to a tax gross-up for any Excise Tax. Instead, if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would be subject to the Excise Tax, such payments and benefits would be either reduced (but not below zero) as necessary to prevent Mr. Maheswaran from incurring any such Excise Tax or paid in full (with Mr. Maheswaran paying any Excise Tax due), whichever placed Mr. Maheswaran in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

The Offer Letter provided that, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement, as to any then outstanding and unvested Company equity awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards under the severance provisions of the Offer Letter as described above).

However, Mr. Maheswaran’s Transition and Retirement Agreement provides that Mr. Maheswaran will not be entitled to any severance benefits under his Offer Letter or under any Company severance plan or policy.

Mr. Beauchamp’s Letter Agreement

As noted above, Mr. Beauchamp does not participate in the CIC Plan. He has entered into a letter agreement with the Company, as amended May 26, 2021, that provides if a “change in control” of the Company occurs prior to September 1, 2024, any outstanding and unvested equity award will fully vest (with performance-based awards deemed to vest as to the “target” number of shares or units for any open performance periods, except as otherwise provided in the applicable award agreement). Mr. Beauchamp is not entitled to any severance benefits, except as provided by applicable law.

For purposes of Mr. Beauchamp’s letter agreement, the term “change of control” has the same meaning as provided under the CIC Plan.

Mr. Fulton’s Separation and General Release Agreement

On September 28, 2022, we entered into a Separation and General Release Agreement with Mr. Fulton (the “Fulton Separation Agreement”). The Fulton Separation Agreement provided that we would provide

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severance to Mr. Fulton consisting of $729,000, payable in two installments (half when Mr. Fulton’s right to revoke the Fulton Separation Agreement expired and half following March 8, 2023), and reimbursement of Mr. Fulton’s premiums to continue healthcare benefits under COBRA for up to twelve (12) months following his separation date. The Fulton Separation Agreement included a general release of any claims by Mr. Fulton.

Mr. Chang’s Separation and General Release Agreement

On September 26, 2022, we entered into a Separation and General Release Agreement with Mr. Chang (the “Chang Separation Agreement”). The Chang Separation Agreement provided that we would provide severance to Mr. Chang consisting of $656,250, payable in two installments (half when Mr. Chang’s right to revoke the Chang Separation Agreement expired and half following March 8, 2023), and reimbursement of Mr. Chang’s premiums to continue healthcare benefits under COBRA for up to twelve (12) months following his separation date. The Chang Separation Agreement included a general release of any claims by Mr. Chang.

Equity Awards

Awards (including stock options, restricted stock and Time-Based Units, but not Performance-Based Units) under the 2017 Long-Term Equity Incentive Plan (the “2017 Plan”) generally vest on an accelerated basis if, within 12 months following a “change in control,” the holder’s employment is terminated by the Company without cause or a “constructive termination” of the executive occurs (as those terms are defined in the award agreements). If a termination of employment is as a result of death or “disability” (as defined in the award agreement), Performance-Based Units will continue to be eligible to vest following the termination of employment; provided, however, that any Performance-Based Units that would vest at the end of the performance period based on attainment of the performance criteria will be prorated based on the number of whole months of participation in the performance period before the death or disability. Performance-Based Units and other awards are also subject to accelerated vesting pursuant to the terms of the CIC Plan, Mr. Maheswaran’s Offer Letter or Mr. Beauchamp’s letter agreement, as applicable. On the occurrence of certain mergers, reorganizations, consolidations and other corporate events with respect to the Company, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of outstanding awards, then each then-outstanding award granted under the 2017 Plan will vest and be exercisable or payable and if not exercised (to the extent such award contains an exercise feature) will terminate.

The Performance-Based Units are subject to a performance measurement and do not automatically convert to the “target” number of shares in connection with a change in control (even if the awards are to be terminated in connection with the change in control), notwithstanding the provisions of the CIC Plan, Mr. Maheswaran’s Offer Letter and Mr. Beauchamp’s letter agreement. For a discussion of the treatment of the PSU Awards in connection with a change in control, see “Change in Control Benefits – Equity Plan Change in Control Benefits” in the Compensation Discussion and Analysis section above. For a discussion of the treatment of the Absolute Stock Price PSUs granted in fiscal years 2020 and 2022, see “Equity Incentive Awards – Fiscal Year 2020 CEO Equity Incentive Awards and Absolute Stock Price PSUs” in the Compensation Discussion and Analysis section above.

No unvested awards remain outstanding under the 2008 Long-Term Equity Incentive Plan (the “2008 Plan”) or under the 2013 Long-Term Equity Incentive Plan (the “2013 Plan”).

The Deferred Compensation Plan

Participants in the Deferred Compensation Plan, including our NEOs, may elect on initial enrollment to have their vested account balances distributed on a change in control. Participants become 100% vested in

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Company contributions on the following events: attainment of “normal retirement age” (as defined in the Deferred Compensation Plan), death, “disability” (as defined in the Deferred Compensation Plan), or involuntary termination of employment within 18 months of a “change in control” (as defined in the Deferred Compensation Plan).

Death Benefit

The Company owns life insurance policies on the lives of certain of its executives, including Messrs. Maheswaran and Chukwu. In connection with these arrangements, the Company has agreed that if Messrs. Maheswaran or Chukwu dies while employed by the Company, the Company will pay to the executive’s beneficiary or estate a death benefit of $250,000.

Mr. Maheswaran

The table below sets forth potential benefits that Mr. Maheswaran would have been entitled to receive from the Company on a termination of his employment under the circumstances described above or on a change in control event, assuming the event had occurred on January 29, 2023. Since this presentation assumes that the termination of employment occurred at the end of fiscal year 2023, it does not take into account Mr. Maheswaran’s Transition and Retirement Agreement (which provides that he will not be entitled to severance under his Offer Letter or under any Company severance plan or policy).

BENEFITS PAYABLE TO MR. MAHESWARAN ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 29, 2023

	Benefits per Offer Letter
Reason for Termination	Base Salary ($)	Non-Equity Incentives ($)	Welfare Benefits ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits (2) ($)	Total (3) ($)
Voluntary Resignation	–	–	–	–	–	–
Resignation For Good Reason or Termination Without Cause (1)	750,000	–	30,689	580,125	–	1,360,814
Termination For Cause	–	–	–	–	–	–
Death	–	–	–	–	250,000	250,000
Change In Control (1)	–	–	–	580,125	–	580,125
Certain Terminations In Connection With a Change In Control (1)	1,500,000	2,812,500	61,378	–	–	4,373,878

(1)

The Change in Control presentations assume that all equity awards will accelerate and be terminated in connection with a change in control of the Company. However, under the terms of the various plans and award agreements, awards generally will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

For purposes of this presentation, assuming the equity awards held by Mr. Maheswaran were to accelerate on a change in control that occurred on the last day of fiscal year 2023, the value of those awards has been determined as follows: The closing price of the Company’s common stock on January 27, 2023, the last trading day of its fiscal year 2023, was $33.15. The value of the unvested shares underlying the restricted stock unit awards held by Mr. Maheswaran at the end of the fiscal year has been included based on that closing price. We estimated that none of the Absolute Stock Price PSUs held by Mr. Maheswaran at the end of the fiscal year would vest based on the performance metrics associated with the award and the closing price for a share of the Company’s common stock on January 27, 2023. Accordingly, no value has been included for this award in the table above.

If Mr. Maheswaran’s equity awards had been assumed and continued following a change in control, and then his employment had terminated in circumstances entitling him to severance benefits at the end of fiscal year 2023 in connection with a change in control pursuant to his Offer Letter, his equity awards would not have vested on the change in control but would have vested in connection with such termination of his employment. The value of the equity awards that would have accelerated in these circumstances had such a termination of employment occurred at the end of fiscal year 2023 would have been the same value that would have accelerated had a change in control occurred at that time and the awards been terminated in connection with the change in control transaction ($580,125, calculated as described in the preceding paragraph).

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If Mr. Maheswaran’s employment had terminated in circumstances entitling him to severance benefits at the end of fiscal year 2023 but not in connection with a change in control pursuant to his Offer Letter, the value of his Time-Based Units that would have vested in these circumstances would also have been $580,125 (determined by multiplying the unvested shares underlying the awards that would have accelerated by $33.15, the closing price of the Company’s common stock on the last trading day of fiscal year 2023).

(2)	If Mr. Maheswaran died while employed by the Company, his estate would receive a death benefit of $250,000 pursuant to a life insurance policy maintained by the Company.

(3)

Pursuant to the terms of his Offer Letter, if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Maheswaran from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with Mr. Maheswaran paying any Excise Tax due), whichever places Mr. Maheswaran in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that Mr. Maheswaran would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2023.

Other Named Executive Officers

The table below sets forth potential benefits that Messrs. Chukwu, Ammann, Beauchamp, and Silberstein (the “Other Executives”) would have been entitled to receive from the Company on a termination of their employment under the circumstances described above or on a change in control event, assuming the event had occurred on January 29, 2023. Messrs. Chang and Fulton are not included in the table below because their employment terminated during fiscal year 2023 and the amounts that they received in connection with their respective separations are described above.

BENEFITS PAYABLE TO OTHER EXECUTIVES ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 29, 2023

Reason for Termination	Base Salary ($)	Bonus ($)	Welfare Benefits ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits (2) ($)	Total (3) ($)
Termination Without Cause
Mr. Chukwu	–	–	–	–	–	–
Mr. Ammann	–	–	–	–	–	–
Mr. Beauchamp (4)	121,154	–	–	–	–	121,154
Mr. Silberstein	–	–	–	–	–	–
Death or Disability
Mr. Chukwu	–	–	–	–	250,000	250,000
Mr. Ammann	–	–	–	–	–	–
Mr. Beauchamp	–	–	–	–	–	–
Mr. Silberstein	–	–	–	–	–	–
Change In Control (1)
Mr. Chukwu	–	–	–	1,105,354	–	1,105,354
Mr. Ammann	–	–	–	753,102	–	753,102
Mr. Beauchamp	–	–	–	947,162	–	947,162
Mr. Silberstein	–	–	–	919,349	–	919,349
Certain Terminations In Connection With a Change In Control (1)
Mr. Chukwu	430,000	688,000	30,689	–	–	1,148,689
Mr. Ammann	420,000	648,000	30,689	–	–	1,083,689
Mr. Beauchamp (4)	121,154	–	–	–	–	121,154
Mr. Silberstein	410,000	656,000	30,689	–	–	1,096,689

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(1)

The change in control presentations assume that all equity awards will accelerate and be terminated in connection with a change in control of the Company. However, under the terms of the various plans and award agreements, awards generally will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding (except as provided in Mr. Beauchamp’s change in control letter agreement described above).

For purposes of this presentation, assuming the equity awards held by a Named Executive Officer were to accelerate on a change in control that occurred on the last day of fiscal year 2023, the value of those awards has been determined as follows: The closing price of the Company’s common stock on January 27, 2023, the last trading day of its fiscal year 2023, was $33.15. The value of the unvested shares underlying the restricted stock unit awards held by the Named Executive Officer at the end of the fiscal year has been included based on that closing price. We estimated as of January 29, 2023 (the last day of the Company’s fiscal year 2023), based on the performance metrics associated with the awards, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations, that none of the Performance-Based Units held by the Named Executive Officers on that date would vest. Accordingly, no value for the Performance-Based Units outstanding on January 29, 2023 has been included in the table above. If the Name Executive Officer’s equity awards had been assumed and continued following a change in control, and then the executive’s employment had terminated in circumstances entitling the executive to severance benefits pursuant to the CIC Plan at the end of fiscal year 2023 (as to the executives who participate in that plan), the executive’s equity awards would not have vested on the change in control (except as to Mr. Beauchamp’s awards which would vest on the change in control pursuant to his May 2021 letter agreement described above) but would have vested in connection with such termination of his employment (as to Performance-Based Units, with performance-based vesting measured based on actual performance through the change in control). The value of the Named Executive Officer’s equity awards that would have accelerated in these circumstances had such a termination of employment occurred at the end of fiscal year 2023 would have been the same value that would have accelerated had a change in control occurred at that time and the awards been terminated in connection with the change in control transaction (calculated as described in this footnote).

(2)

For Mr. Chukwu, the amount in this column reflects the death benefit that would be paid to his estate in the event of his death while employed by the Company pursuant to a life insurance policy maintained by the Company.

(3)

Pursuant to the terms of the CIC Plan, if any payment or benefit received by a Named Executive Officer participating in that plan in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent the executive from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with the executive paying any Excise Tax due), whichever places the executive in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that the Named Executive Officers participating in the CIC Plan would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2023.

(4)

Mr. Beauchamp is employed in Canada and covered by severance protections applicable under local law. The base salary severance amount included above equals 15 weeks of Mr. Beauchamp’s weekly rate of base salary as in effect on January 29, 2023, which we estimate is the minimum statutory severance Mr. Beauchamp would have been entitled to receive in the event his employment had been terminated by the Company without cause and with at least eight weeks advance notice on January 29, 2023. This amount, as reflected in the table above, is the U.S. Dollar equivalent at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 29, 2023, which was 0.75122 U.S. Dollar to one Canadian Dollar.

80  |  Semtech Corporation 2023 Proxy Statement

EXECUTIVE COMPENSATION

CEO PAY-RATIO DISCLOSURE

Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for fiscal year 2023 was $1,064,219 and the median of the total fiscal year 2023 compensation of all of our employees (excluding our CEO) was $99,842. Accordingly, we estimate the ratio of our CEO’s total compensation for fiscal year 2023 to the median of the total fiscal year 2023 compensation of all of our employees (excluding our CEO) to be 11 to 1.

We identified the median employee by taking into account the total base wages for fiscal year 2023 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on January 29, 2023, the last day of our fiscal year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total base wages for fiscal year 2023, and we did not annualize the compensation for any employees who were not employed by us for all of fiscal year 2023. We believe total base wages for all employees is an appropriate measure because we do not distribute annual incentive awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for fiscal year 2023 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Semtech Corporation 2023 Proxy Statement  |  81

EXECUTIVE COMPENSATION

PAY
VERSUS PERFORMANCE
The following summarizes the relationship between our CEO’s,
and
our other NEOs’, total
compensation
paid and our financial performance for the fiscal years shown in the table (in this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our NEOs other than our CEO are referred to as our
“Non-PEO
NEOs”):

Fiscal Year	Summary Compensation Table Total for CEO ($)(1)(2)	Compensation Actually Paid to CEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On:		Semtech Net Income ($ Thousands) (5)	Semtech Non-GAAP Operating Income ($ Thousands) (6)
					Semtech TSR ($)(4)	Philadelphia Semiconductor Index TSR ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	1,064,219	(11,233,662)	2,675,024	1,017	63.12	153.08	61,372	210,665
2022	1,667,178	(1,985,990)	2,706,114	1,735,115	129.15	171.69	125,645	202,792
2021	1,519,953	11,763,074	1,574,886	2,455,948	135.09	135.05	59,867	139,535

(1)
Mr. Maheswaran was our CEO for each of the three fiscal years included in the table above. For fiscal year 2021, our
Non-PEO
NEOs were Messrs. Chukwu, Beauchamp, and Fulton, and Norris Powell, our Senior Vice President and Chief Human Resources Officer. For fiscal year 2022, our
Non-PEO
NEOs were Messrs. Chukwu, Beauchamp, Fulton, and Silberstein. For fiscal year 2023, our
Non-PEO
NEOs were Messrs. Chukwu, Ammann, Beauchamp, Silberstein, Fulton, and Chang.

(2)
See the Summary Compensation Table above for detail on the Summary Compensation Table total compensation for our CEO for each fiscal year covered in the table. The average compensation for the
Non-PEO
NEOs for fiscal year 2023 was calculated from the Summary Compensation Table above. The average compensation for the
Non-PEO
NEOs for each of fiscal years 2022 and 2021 was calculated from the Summary Compensation Table as disclosed in the Company’s Proxy Statement filed with the SEC in calendar year 2022 or 2021, respectively.

(3)
For purposes of this table, the compensation actually paid (also referred to as “CAP”) to each
of our NEOs (including, for purposes of this table, former named executive officers who are included in the
Non-PEO
NEO group for the applicable year) means the NEO’s total compensation as reflected in the Summary Compensation Table for the applicable fiscal year and adjusted for the following with respect to each NEO:

•	Less the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable fiscal year,

•	Plus the fiscal year-end value of Semtech option and stock awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,

•
Plus/(less) the change in value as of the end of the covered fiscal year as compared to the value at the end of the prior fiscal year for Semtech option and stock awards which were granted in prior fiscal years and were outstanding and unvested at the end of the covered fiscal year,

•	Plus the vesting date value of Semtech option and stock awards which were granted and vested during the same covered fiscal year,

•
Plus/(less) the change in value as of the vesting date as compared to the value at the end of
the prior fiscal year for Semtech option and stock awards which were granted in prior fiscal years and vested in the covered fiscal year,

•
Less, as to any Semtech option and stock awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year,

•
Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested Semtech stock awards (no dividends or dividend equivalents were paid or credited with respect to Semtech options or stock awards during the applicable fiscal years),

•
Plus, as to a Semtech option or stock award that was materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the Semtech option or stock awards held by the NEOs were materially modified during the fiscal years covered by the table).

In making each of these adjustments, the “value” of an option or stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then used to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form
10-K
each fiscal year and the footnotes to the Summary Compensation Table that appears in our annual Proxy Statement.

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2023 Proxy Statement

EXECUTIVE COMPENSATION

The Pay Versus Performance table above reflects the CAP (determined as noted above) for our CEO and, for our
Non-PEO
NEOs, the average of the CAPs determined for the
Non-PEO
NEOs for each of the fiscal years shown in the table.
The following table provides a reconciliation of the Summary Compensation Table Total to Compensation Actually Paid for our CEO.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	1,064,219	1,667,178	1,519,953
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	0	0	0
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	0	0	0
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(12,068,402)	(3,107,724)	9,589,294
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	0	0
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(229,479)	(545,444)	653,827
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	0	0	0
Compensation Actually Paid	(11,233,662)	(1,985,990)	11,763,074
The following table provides a reconciliation of the average of the Summary Compensation Table Total for the
Non-PEO
NEOs for a fiscal year to the average of the Compensation Actually Paid for the
Non-PEO
NEOs for that fiscal year.

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Summary Compensation Table Total	2,675,024	2,706,114	1,574,886
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(1,848,772)	(1,935,989)	(1,089,084)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	390,964	1,442,149	1,871,239
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(565,624)	(290,549)	220,836
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	0	149,845	132,876
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(207,517)	(336,455)	(254,805)
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(443,058)	0	$0
Compensation Actually Paid	1,017	1,735,115	2,455,948

Semtech Corporation
2023 Proxy Statement
  |  83

EXECUTIVE COMPENSATION

(4)
Semtech TSR represents cumulative total shareholder return on a fixed investment of $100 in the Company’s common stock for the period beginning on the last trading day of fiscal year 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. Philadelphia Semiconductor Index TSR represents cumulative total shareholder return on a fixed investment of $100 in the Philadelphia Semiconductor Index (“PHLX”) for the period beginning on the last trading day of fiscal year 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for our CEO and the average CAP for our
Non-PEO
NEOs for each of the last three fiscal years against the Company’s total shareholder return and the total shareholder return for the Philadelphia Semiconductor Index (each calculated as described above) over that period of time.

(5)
This column shows the Company’s
net
income for each fiscal year covered by
the
table. The following chart illustrates the CAP for our CEO and the average CAP for our
Non-PEO
NEOs for each of the last three fiscal years against the Company’s net income for each of those years.

84  |
Semtech Corporation
2023 Proxy Statement

EXECUTIVE COMPENSATION

(6)
This column shows the Company’s
non-GAAP
operating income for each fiscal year covered by the table. See Exhibit A for a reconciliation of non-GAAP
operating income for fiscal years 2022 and 2023 to the most directly comparable GAAP measures. We consider non-GAAP
operating income to be a key metric in our executive compensation program, used in determining the fiscal year 2023 annual bonuses for our NEOs. See the Compensation Discussion and Analysis section of this Proxy Statement for more information regarding the use of this performance measure in our executive compensation program. The following chart illustrates the CAP for our CEO and the average CAP for our
Non-PEO
NEOs for each of the last three fiscal years against the Company’s non-GAAP
operating income for each of those years.

Following is an unranked list of the Company’s financial
performance
measures we consider most
important
in linking the compensation actually paid to our NEOs for fiscal year 2023 with the Company’s performance.

•	Relative TSR (used to determine vesting in our Performance-Based RSUs)

•	Non-GAAP Operating Income (used in both our CEO Bonus Plan and our Executive Bonus Plan)

•	Net Revenue Growth (year-over-year) (used in our CEO Bonus Plan)
See the Compensation Discussion and Analysis section of this Proxy Statement for more information regarding the use of these performance measures in our executive compensation program.
In addition to the financial performance measures listed above, the Company views its stock price, upon which the value of all of the equity awards granted by the Company is dependent, as a key performance-based component of its executive compensation program in order to further align the interests of the Company’s senior management with the interests of the Company’s shareholders.

Semtech Corporation
2023 Proxy Statement
  |  85

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We currently maintain the following stock-based compensation plans. The plans are:

•	2017 Long-Term Equity Incentive Plan (the “2017 Plan”)

•	2013 Long-Term Equity Incentive Plan (the “2013 Plan”)

•	2008 Long-Term Equity Incentive Plan (the “2008 Plan”)

•	Long-Term Stock Incentive Plan (the “1998 Plan”)

Our 2017 Plan was approved by our stockholders on June 15, 2017 and amended on June 9, 2022. The 2013 Plan, 2008 Plan and 1998 Plan were also approved by our stockholders. However, no new awards can be granted under the 2013 Plan, under the 2008 Plan, or under the 1998 Plan.

The following table sets forth information with respect to shares of Company common stock that may be issued under our equity compensation plans as of January 29, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column)
Equity compensation plans approved by security holders	2,692,255	$30.96	6,896,911	(3)
Total	2,692,255	$30.96	6,896,911

(1)

Includes the number of shares potentially issuable in connection with Performance-Based Unit awards assuming the 100% vesting level is achieved. This number also includes 15,838 shares that are subject to options granted under the 2013 and 2017 Plans to employees outside of the United States. In light of applicable tax laws, these options have a longer term than the six-year term generally provided for options granted under the 2017 Plan, and for purposes of determining the number of shares available for award grant purposes under the 2017 Plan, are subject to the share-counting ratio for “full-value awards.”

(2)

Outstanding restricted stock awards, Time-Based Unit awards, Performance-Based Unit awards and OSUs do not have an exercise price and therefore, are not included in calculating the weighted-average exercise price of outstanding options.

(3)

All of these shares of our common stock remain available for future issuance under our 2017 Plan and may be granted as incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards, Performance-Based Unit awards, executive ownership restricted stock unit awards, stock bonuses, and other stock awards authorized under the 2017 Plan. Shares issued in respect of any “full-value award” granted under the 2017 Plan (generally, a “full-value award” is an award other than a stock option or stock appreciation right) are counted against the overall 2017 Plan share limit as 2.17 shares (as to any full-value award granted before June 9, 2022, 2.6 shares) for every one share issued in connection with such award. Any shares subject to a stock option, and 2.17 times the number of shares subject to a full-value award, granted under the 2013 Plan, the 2008 Plan, or the 1998 Plan that expires, or for any reason is cancelled or terminated, also become available for award grant purposes under the 2017 Plan.

86  |  Semtech Corporation 2023 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

– reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 29, 2023 with the Company’s management and with the Company’s independent registered public accounting firm, Deloitte & Touche LLP;

– discussed with Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

– received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed the independence of Deloitte & Touche LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 29, 2023 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Respectfully submitted by THE AUDIT COMMITTEE

James T. Lindstrom, Chair	Rodolpho Cardenuto	Paula LuPriore	Sylvia Summers

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal Number 2)

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as the Company’s principal accountant to perform independent audit services for fiscal year 2024.

Ratification of the appointment of the independent registered public accounting firm is not required by our Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte and may decide to retain them notwithstanding the vote. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any point during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

✓	The Board recommends a vote FOR the ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2024

Independent Registered Public Accounting Firm

In connection with the audit of our financial statements for the fiscal year ended January 29, 2023, we entered into an engagement letter with Deloitte which set forth the terms for Deloitte’s performance of the audit services.

During fiscal year 2023, each new audit and non-audit engagement of Deloitte was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non-audit services provided by Deloitte and has concluded that Deloitte’s performance of these services is compatible with the auditor’s independence.

The following table sets forth the aggregate fees billed, or expected to be billed, by Deloitte for the audit of our financial statements for fiscal years 2023 and 2022, and for audit and non-audit services rendered by Deloitte for those years:

	Fiscal Year 2022	Fiscal Year 2023
Audit Fees	$2,156,774	$4,440,167
Audit-Related Fees	–	–
Tax Fees:
Tax Compliance Fees	461,099	1,390,942
Other Tax Fees	98,073	251,230
All Other Fees	–	725,000
Total	$2,715,947	$6,807,340

The amounts set forth in the table above include amounts paid to Deloitte as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-U.S. jurisdictions on the amount billed by Deloitte.

88  |  Semtech Corporation 2023 Proxy Statement

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Number 2)

Audit Fees. This category includes fees for the audit of the Company’s financial statements and internal control over financial reporting, and for review of the financial statements included in the Company’s quarterly reports on Form 10-Q.

This category also includes services the auditor provided in connection with international and domestic statutory and regulatory filings and services only the Company’s independent registered public accounting firm can provide, specifically assistance with SEC filings, comment letters, and interpretation of accounting principles.

Tax Fees.

Tax Compliance Fees. This category includes fees for assistance with tax return preparation, tax compliance, and transfer pricing.

Other Tax Fees. This category includes fees for assistance with tax consulting services in connection with international entity formation and operation and consulting regarding assessment of new tax rules and regulations.

All Other Fees. This category includes fees for services not captured in the above categories.

Policy on Audit Committee Pre-Approval

of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm during fiscal years 2022 and 2023.

Semtech Corporation 2023 Proxy Statement  |  89

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

(Proposal Number 3)

As required by Section 14A of the Exchange Act we are providing our stockholders an opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC and set forth in this Proxy Statement (including the Compensation Discussion and Analysis, compensation tables and narratives accompanying those tables). This non-binding advisory vote is also referred to as a “say-on-pay” vote.

As described more fully in the Compensation Discussion and Analysis, the Company’s executive compensation program is designed to align the interests of our executives with the interests of our stockholders, hold our executives accountable for performance, and attract, retain and motivate qualified and high-performing executives. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of annual incentives and long-term incentives. The compensation of our Named Executive Officers identified in our 2022 Proxy Statement received the support of approximately 83% of the votes cast on our say-on-pay proposal at our June 2022 annual meeting. We maintained our executive compensation philosophy, focused on performance-based compensation with rigorous goals, in fiscal year 2023.

For these reasons, we recommend that stockholders vote in favor of the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions for our Named Executive Officers.

✓	The Board recommends a vote FOR the advisory resolution to approve executive compensation

90  |  Semtech Corporation 2023 Proxy Statement

ADVISORY (NON-BINDING) VOTE REGARDING THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proposal Number 4)

As described in Proposal Number 3 above, our stockholders are being provided an opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC and set forth in this Proxy Statement (including the Compensation Discussion and Analysis, compensation tables and narratives accompanying those tables). This non-binding advisory vote is also referred to as a “say-on-pay” vote.

In 2017, our stockholders had the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for our annual meetings of stockholders or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting (referred to as a “say-on-frequency” vote). At our 2017 annual meeting, a majority of our stockholders voted to hold a say-on-pay vote every year, and the Board determined that the say-on-pay vote would be held annually.

We are required to hold a new say-on-frequency vote at least every six years pursuant to Section 14A of the Exchange Act. Accordingly, this Proposal Number 4 affords our stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual meetings of stockholders (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal Number 4, our stockholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting.

We believe that advisory votes on executive compensation should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

Like the say-on-pay vote, this say-on-frequency vote is advisory and will not be binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value constructive feedback from our stockholders and will take the outcome of this vote into account when determining the frequency of future say-on-pay votes.

✓	The Board recommends that stockholders vote to hold a say-on-pay vote every ONE YEAR

Semtech Corporation 2023 Proxy Statement  |  91

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

The Board is furnishing this Proxy Statement in connection with its solicitation of proxies to be voted at the 2023 Annual Meeting of Stockholders to be held at the Sonesta Select Camarillo hotel, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 8, 2023 at 11:00 a.m., Pacific Time, or at any adjournments or postponements thereof.

What am I voting on and what are the Board’s recommendations?

Number	Proposal	Board’s Recommendation
1	To elect ten directors to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. The nominees are:	For the election of each of the nominees
Mr. Martin S.J. Burvill
Mr. Rodolpho C. Cardenuto
Mr. Gregory M. Fisher
Mr. Saar Gillai
Mr. Rockell N. Hankin
Ms. Ye Jane Li
Ms. Paula LuPriore
Mr. Mohan R. Maheswaran
Ms. Sylvia Summers
Mr. Paul V. Walsh, Jr.
2	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2024.	For ratification for fiscal year 2024
3	To approve, on ad advisory basis, executive compensation.	For the approval of our executive compensation
4	To approve, on an advisory basis, the frequency of future advisory votes on executive compensation.	One Year for the frequency of future advisory votes on executive compensation

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “How will voting on any other business be conducted?” below.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a “Notice of Internet Availability of Proxy Materials” (“Notice”) instead of a printed copy of this Proxy Statement and our Annual Report, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how stockholders can receive a printed copy of our proxy materials including this Proxy Statement, our Annual Report and a proxy card or voting instruction form. In addition, the Notice provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

92  |  Semtech Corporation 2023 Proxy Statement

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Who is entitled to vote?

Stockholders as of the close of business on April 14, 2023 (the “Record Date”) are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders are not entitled to cumulative voting rights in the election of directors.

What does it mean if I get more than one Notice or set of proxy materials?

It means that you hold shares registered in more than one account. You must submit your proxy or voting instructions for each account for which you have received a Notice or set of proxy materials to ensure that all of your shares are voted.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote by attending the Annual Meeting. See above under “Attending the 2023 Annual Meeting of Stockholders” for information regarding attending the Annual Meeting in person.

Record holders: Stockholders may vote using the Internet, by telephone, in person at the Annual Meeting, or mail as instructed on the proxy card if you requested and received printed copies of the proxy materials. If you will be voting by mail, indicate your voting instructions on the enclosed proxy card, sign and date it, and return it in the prepaid envelope provided with this Proxy Statement. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

If you hold Semtech shares in “street name”: If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal Number 1, “FOR” Proposal Number 2, “FOR” Proposal Number 3 and “ONE YEAR” for the advisory vote on the frequency of future advisory votes on executive compensation (Proposal Number 4).

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The ratification of the appointment of the independent registered public accounting firm (Proposal Number 2) is considered routine under applicable rules of the New York Stock Exchange, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal Number 2 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal Number 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

Semtech Corporation 2023 Proxy Statement  |  93

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy card or submitting another proxy using the Internet or by telephone (your latest Internet or telephone voting instructions will be followed). You may also revoke your proxy by voting in person at the Annual Meeting although the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on June 7, 2023.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

What constitutes a quorum?

As of the Record Date, 63,957,748 shares of the Company’s common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for approval of each item?

Proposal Number 1. Under the Company’s Bylaws, director nominees will be elected by a plurality of the votes cast in person or by proxy. Thus, for Proposal Number 1, the ten nominees who receive the most votes cast in favor of their election, even if less than a majority, will be elected as directors. Stockholders are not entitled to cumulative voting with respect to the election of directors.

However, as described below, and as set forth in the Company’s Corporate Governance Guidelines, available under the “Investors” section at the Company’s website www.semtech.com, the Company has adopted a director resignation policy for uncontested elections of the Board of Directors (elections where the only nominees are those recommended by the Board of Directors).

Under this policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by stockholders present in person or by proxy at an annual or special meeting of the stockholders and entitled to vote on the matter will tender a written offer to resign from the Board. Such offer to resign will be tendered within five business days following the certification of the stockholder vote by the inspector of elections.

The Company’s Nominating and Governance Committee will promptly consider the resignation offer and recommend to the full Board whether to accept it.

To the extent that a director’s resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the failure of the director to receive a majority of votes in favor of his or her election, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the SEC within four business days of the Board’s determination.

94  |  Semtech Corporation 2023 Proxy Statement

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

The Board believes that this process enhances accountability to stockholders and responsiveness to stockholders’ votes, while allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its stockholders.

Proposals Number 2, 3, and 4. Our Bylaws require that each of the other items to be submitted for a vote of stockholders at the Annual Meeting receive the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Notwithstanding the vote required by our Bylaws, please be advised that the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), the advisory resolution to approve executive compensation (Proposal Number 3), and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal Number 4) are advisory only and are not binding on us. Our Board will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

How are the votes counted?

For Proposal Number 1, you may vote “For” or “Withhold” with respect to each director nominee. Broker-non votes are not counted as a vote cast and therefore will have no impact on the outcome of Proposal Number 1.

For Proposals Number 2 and 3, you may vote “For,” “Against” or “Abstain.” Abstentions will be counted as a vote “Against” each of Proposals Number 2 and 3. For Proposal Number 4, stockholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting. Broker non-votes will be counted as a vote “Against” each of Proposals Number 3 and 4. We do not expect any broker non-votes on Proposal Number 2.

How will voting on any other business be conducted?

Although the Board does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

Who will count the vote?

We have appointed Computershare Trust Company, N.A. to tabulate the votes and act as inspector of election at the Annual Meeting. In the event that Computershare Trust Company, N.A. is unable to act as independent inspector of election, our Corporate Secretary will act in such role.

Who pays for the cost of this proxy solicitation?

The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means, or in person. Proxies may be solicited by directors, officers and regular, full-time employees of the Company, none of whom will receive any additional compensation for their services.

How can I obtain a copy of the Company’s Annual Report?

We will promptly provide, on written or oral request and without charge, a copy of the Company’s Annual Report, including financial statements and financial statement schedules, to any person whose proxy is solicited or any beneficial owner of our common stock. Requests should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111.

Semtech Corporation 2023 Proxy Statement  |  95

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Copies of the Company’s SEC filings are also available under the “Investors” section of the Company’s website at www.semtech.com. Any stockholder desiring additional proxy materials or a copy of the Company’s Bylaws should similarly contact the Company’s Secretary.

How many copies of the Notice, this Proxy Statement and the Annual Report will I receive if I share my mailing address with another security holder?

Unless we have been instructed otherwise, we are delivering only one Notice, and for stockholders of record who have requested and received printed copies of the proxy materials by mail, we are delivering only one Proxy Statement and Annual Report, to multiple security holders sharing the same address. This is commonly referred to as “householding.” We will, however, deliver promptly a separate copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, to a security holder at a shared address to which a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, was delivered, on written or oral request. Requests for copies of the Notice, or this Proxy Statement and the Annual Report, as applicable, or requests to cease householding in the future should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111. If you share an address with another stockholder and wish to receive a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, instead of multiple copies, you may direct this request to us at the address or telephone number listed above. Stockholders who hold shares in “street name” may contact their broker, bank, or other nominee to request information about householding.

Where can I find the voting results of the Annual Meeting?

Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting in a Current Report on Form 8-K to be filed with the SEC and which we will make available on our website at www.semtech.com under “Investors.”

Where can I find general information about the Company?

General information about us can be found on our website at www.semtech.com. The information on our website is for informational purposes only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that we file with the SEC. We make available free of charge, either by direct access on our website or a link to the SEC’s website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

96  |  Semtech Corporation 2023 Proxy Statement

OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

Semtech Corporation 2023 Proxy Statement  |  97

EXHIBIT A

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

As used in this Proxy Statement, “non-GAAP operating income” means our operating income, adjusted to exclude from the applicable financial measure, as reported for purposes of our financial statements, items such as share-based compensation, restructuring, integration, transaction and other acquisition-related expenses, intangible amortization and impairments, and other items which would not otherwise have been incurred by the Company in the normal course of the Company’s business operations or are not reflective of the Company’s core results over time. As used in this Proxy Statement, “non-GAAP EPS” means non-GAAP diluted earnings per share, and “non-GAAP gross margin” means our gross margin determined in accordance with GAAP but without taking share-based compensation into account.

Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s financial condition and results of operations. These non-GAAP financial measures are adjusted to exclude the items identified above because such items are either operating expenses that would not otherwise have been incurred by the Company in the normal course of the Company’s business operations, or are not reflective of the Company’s core results over time. These excluded items may include recurring as well as non-recurring items, and no inference should be made that all of these adjustments, charges, costs or expenses are unusual, infrequent or non-recurring. For example: certain restructuring and integration-related expenses (which consist of employee termination costs, facility closure or lease termination costs, and contract termination costs) may be considered recurring given the Company’s ongoing efforts to be more cost effective and efficient; certain acquisition and disposition-related adjustments or expenses may be deemed recurring given the Company’s regular evaluation of potential transactions and investments; and certain litigation expenses or dispute settlement charges or gains (which may include estimated losses for which the Company may have established a reserve, as well as any actual settlements, judgments, or other resolutions against, or in favor of, the Company related to litigation, arbitration, disputes or similar matters, and insurance recoveries received by the Company related to such matters) may be viewed as recurring given that the Company may from time to time be involved in, and may resolve, litigation, arbitration, disputes, and similar matters.

Notwithstanding that certain adjustments, charges, costs or expenses may be considered recurring, in order to provide meaningful comparisons, the Company believes that it is appropriate to exclude such items because they are not reflective of the Company’s core results and tend to vary based on timing, frequency and magnitude.

These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s comparable financial performance between periods. In addition, the Company’s management generally excludes the items noted above when managing and evaluating the performance of the business.

The following tables present reconciliations of non-GAAP gross margins, non-GAAP EPS and non-GAAP operating income for fiscal 2023 and 2022:

	Fiscal Year Ended
	January 29, 2023	January 30, 2022
Gross Margin–GAAP	63.3%	62.2%
Share-based compensation	0.3%	0.1%
Amortization of acquired technology	0.7%	1.0%
Share-based compensation acceleration expense	0.1%	–
Restructuring and other reserves	0.1%	–
Adjusted Gross Margin (Non-GAAP)	64.5%	63.3%

Semtech Corporation 2023 Proxy Statement  |  A-1

EXHIBIT A

	Fiscal Year Ended
(in thousands, except per share data)	January 29, 2023	January 30, 2022
GAAP net income attributable to common stockholders	$61,380	$125,664
Adjustments to GAAP net income attributable to common stockholders:
Share-based compensation	39,248	51,189
Intangible amortization	6,482	4,942
Transaction and integration related costs, net	32,170	259
Share-based compensation acceleration expense	45,749	–
Restructuring and other reserves, net	12,408	16
Litigation costs, net	112	1,382
Gain on sale of business	(18,313)	–
Change in the fair value of contingent earn-out obligations	–	(13)
Investment gains, losses, reserves and impairments	(241)	(71)
Debt commitment fee	7,255	–
Total Non-GAAP adjustments before taxes	124,870	57,704
Associated tax effect	(7,057)	(10,040)
Equity in net gains of equity method investments	(249)	(2,115)
Total of supplemental information, net of taxes	117,564	45,549
Non-GAAP net income attributable to common stockholders	$178,944	$171,213
GAAP diluted earnings per share	$0.96	$1.92
Adjustments per above	$1.84	$0.69
Non-GAAP diluted earnings per share	$2.80	$2.61

	Fiscal Year Ended
(in thousands)	January 29, 2023	January 30, 2022
Operating Income–GAAP	$92,799	$145,017
Share-based compensation	39,248	51,189
Intangible amortization	6,482	4,942
Transaction and integration related costs, net	32,170	259
Share-based compensation acceleration expense	45,749	–
Restructuring and other reserves, net	12,408	16
Litigation costs, net	112	1,382
Gain on sale of business	(18,313)	–
Change in the fair value of contingent earn-out obligations	–	(13)
Adjusted Operating Income (Non-GAAP)	$210,665	$202,792

A-2  |  Semtech Corporation 2023 Proxy Statement

000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

C123456789

000000000.000000 ext                000000000.000000 ext

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Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., (Eastern Time), on June 7, 2023.
Online Go to www.investorvote.com/SMTC or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SMTC

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3 and 1 YEAR on Proposal 4.

1.	Election of Directors:									+
		For	Withhold		For	Withhold		For	Withhold
	01 - Martin S.J. Burvill	☐	☐	02 - Rodolpho C. Cardenuto	☐	☐	03 - Gregory M. Fischer	☐	☐
	04 - Saar Gillai	☐	☐	05 - Rockell N. Hankin	☐	☐	06 - Ye Jane Li	☐	☐
	07 - Paula LuPriore	☐	☐	08 - Mohan R. Maheswaran	☐	☐	09 - Sylvia Summers	☐	☐
	10 - Paul V. Walsh, Jr.	☐	☐

			For	Against	Abstain		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year.		☐	☐	☐	3. Advisory resolution to approve executive compensation.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
4.	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

	C 1234567890 1 U P X 5 7 5 1 5 6	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03T4LB

Semtech Corporation 2023 Annual Meeting of Stockholders

June 8, 2023, 11:00 a.m. Pacific Time

Sonesta Select Camarillo hotel

4994 Verdugo Way, Camarillo, California 93012

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.investorvote.com/SMTC

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SMTC

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Semtech Corporation

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – June 8, 2023

Mohan R. Maheswaran and Emeka N. Chukwu, or each of them, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 8, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each of the director nominees in Proposal 1, FOR Proposals 2 and 3 and 1 YEAR on Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.